CNL STRATEGIC RESIDENTIAL CREDIT, INC. 8-K

EXHIBIT 10.1

GOLDMAN SACHS BANK USA, as buyer and repo agent
(“Buyer” and “Repo Agent”),

and

RCRED CRAFTSMAN ADMINISTRATOR, LLC, as seller and administrator
(“Seller” and “Administrator”)

Dated January 30, 2026

TABLE OF CONTENTS

Page

1.	Applicability	1

2.	Definitions	2

3.	Program; Initiation of Transactions	32

4.	Repurchase; Repurchase Price; Conversion to REO Property	34

5.	Price Differential	36

6.	Margin Maintenance	37

7.	Income Payments	38

8.	Conveyance; Security Interest; REO Property	41

9.	Payment and Transfer	44

10.	Conditions Precedent	45

11.	Program; Costs	50

12.	Servicing	53

13.	Representations and Warranties	55

14.	Covenants	64

15.	Events of Default	75

16.	Remedies Upon Default	78

17.	Reports	81

18.	Repurchase Transactions	84

19.	Single Agreement	84

20.	Notices and Other Communications	85

21.	Entire Agreement; Severability	86

22.	Non-assignability	86

23.	Set-off	87

 - i -

24.	Binding Effect; Governing Law; Jurisdiction	87

25.	No Waivers, Etc.	88

26.	Intent	88

27.	Power of Attorney	89

28.	Buyer and Repo Agent May Act Through Affiliates	89

29.	Indemnification; Obligations	90

30.	Counterparts	91

31.	Confidentiality	92

32.	Periodic Due Diligence Review	93

33.	Documents Mutually Drafted	94

34.	General Interpretive Principles	94

35.	Conflicts	95

36.	Disclosure Relating to Certain Federal Protections	95

37.	Recording of Communications	95

38.	Appointment as Repo Agent	95

39.	Amendments	96

40.	Acknowledgement Regarding Any Supported QFCs	96

SCHEDULES

Schedule 1-A	Representations and Warranties with Respect to Mortgage Loans
Schedule 1-B	Representations and Warranties with Respect to REO Property
Schedule 1-C	Representations and Warranties with Respect to Subsidiary Interests
Schedule 2	Projected Cash Flows

EXHIBITS

Exhibit A	Form of Power of Attorney
Exhibit B	Form of Servicer Notice
Exhibit C	Prohibited Transferees
Exhibit D	Asset Activity Report
Exhibit E	Form of Confirmation
Exhibit F	Benchmark Replacement Procedures

 - ii -

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2026, by and among Goldman Sachs Bank USA, as Buyer (in such capacity, “Buyer”) and as Repo Agent (in such capacity, “Repo Agent”), RCRED CRAFTSMAN ADMINISTRATOR, LLC, a Delaware limited liability company, as seller (in such capacity, the “Seller”), and as administrator (in such capacity, the “Administrator”).

RECITALS

A.            Subject to the terms and conditions set forth herein, the parties hereto may enter into Transactions as described herein.

B.            In connection with the Transactions and to further secure the Obligations hereunder, Seller will pledge to Buyer the related Repurchase Assets.

C.            As of the Effective Date, (a) Seller owns 100% of the ownership interests in Mortgage Subsidiary and (b) Guarantor owns 100% of the equity interests in RCRED Asset Holding, LLC (“Depositor”), which in turn directly owns 100% of the equity interests in Seller and Administrator.

D.            As additional credit enhancement in connection with the Transactions and as a condition precedent to Buyer entering into the initial Transaction hereunder, the Guarantor shall deliver an absolute and unconditional guaranty to Buyer of the payment of its respective “Guaranteed Obligations”, as such term is defined and more particularly set forth in the Guaranty.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Administrator, Buyer and Repo Agent agree as follows:

1.             Applicability

Subject to the terms and conditions set forth herein, on the initial Purchase Date, the parties hereto may enter into Transactions in which Seller agrees to transfer to Buyer the Mortgage Subsidiary Interests against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller the Mortgage Subsidiary Interests against the transfer of funds to Buyer by the Seller on the Repurchase Date. Thereafter, from time to time during the Revolving Period at the request of the Seller and subject to the terms and conditions set forth herein, Seller may request Purchase Price Increases for the Transactions based upon an increase in the Asset Values of the Mortgage Subsidiary Interests and/or REO Subsidiary Interests, as applicable, based upon (i) the acquisition of additional Underlying Mortgage Loans (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary and (ii) the acquisition of additional REO Properties (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary or REO Subsidiary, as applicable. From time to time, subject to the terms and conditions set forth in this Agreement, Seller may request a release of certain Underlying Mortgage Loans and Underlying REO Properties from the Mortgage Subsidiary or certain Underlying REO Properties from the REO Subsidiary, as applicable, in conjunction with an Optional Prepayment. Notwithstanding anything to the contrary herein, this Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller; provided, that Buyer shall have no obligation to enter into any Transaction or agree to any Purchase Price Increase requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Aggregate Purchase Price. Each transaction involving (a) the transfer by the Seller of the Mortgage Subsidiary Interests, and (b) each Purchase Price Increase based upon an increase in the Asset Values of the Mortgage Subsidiary Interests and/or REO Subsidiary Interests based upon (i) the acquisition of additional Underlying Mortgage Loans or Underlying REO Properties by the Mortgage Subsidiary and (ii) the acquisition of REO Properties by the REO Subsidiary, as applicable, shall be referred to herein as a “Transaction”; provided, however, that the transfer of Underlying Mortgage Loans and REO Properties between the Mortgage Subsidiary and the REO Subsidiary shall not be Transactions hereunder. Unless otherwise agreed in writing, each Transaction shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2.             Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accepted Servicing Practices” means, (i) the “Accepted Servicing Practices” as defined in the Rushmore Servicing Agreement, (ii) the “Accepted Servicing Practices” as defined in the SN Servicing Agreement, (iii) the “Accepted Servicing Practices” as defined in the Fay Servicing Agreement, (iv) the “Accepted Servicing Practices” as defined in the Selene Servicing Agreement, (v) the “Accepted Servicing Practices” as defined in the Shellpoint Servicing Agreement or (iv) the “Accepted Servicing Practices” (or any similar definition) as defined in any other applicable Servicing Agreement or Interim Servicing Agreement, as applicable.

“Account Bank” means (i) with respect to any Servicer if required by Repo Agent, the related bank where such account is held, (ii) with respect to the Remittance Account, the Remittance Account Bank, or (iii) any other Account Bank approved by Repo Agent in writing in its sole and absolute discretion.

“Account Control Agreement” means each account control agreement, dated as of the date hereof (or such later date as agreed by the Repo Agent), among Buyer, Repo Agent, the Seller, the Administrator and the applicable Account Bank, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Accrual Period” means, with respect to any Payment Date (other than the first Payment Date), the period commencing on and including the Payment Date preceding such Payment Date and ending on and including the day preceding such Payment Date and (ii) in the case of the first Payment Date, the period commencing on and including the Effective Date ending on and including the day preceding such first Payment Date.

“Act of Insolvency” means, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief that remains unstayed for sixty (60) days; (b) the seeking of the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, manager or similar official for such Person or any substantial part of the property of such Person; (c) the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, manager or similar official for such Person or any substantial part of its property by any Governmental Authority having the jurisdiction to do so; (d) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Administrator” means RCRED Administrator, LLC.

“Affiliate” means, with respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets subject to Transactions as of such date.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Money Laundering Laws” has the meaning specified in Section 13a.(21) hereof.

“Applicable Margin Maintenance Target” means, as of any date of determination, the product of (i) the applicable Purchase Price Percentage and (ii) the Asset Value of the related Purchased Assets as of such date of determination.

“Applicable Spread” has the meaning assigned to such term in the Pricing Side Letter.

“Applicable Tenor” means the tenor applicable to the current Benchmark.

“Appraisal” means an independent third party property valuation of the related Mortgaged Property obtained in connection with the origination of the related Mortgage Loan or with such Mortgage Loan becoming subject to a Transaction hereunder that has been signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located; such appraisal shall satisfy, and include a representation by the appraiser that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and a certification that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and such appraiser’s compensation is not affected by the related originator’s approval or disapproval of the Mortgage Loan.

“Appraised Value” means, with respect to any Mortgaged Property, the value (or the lowest value if more than one Appraisal is received) thereof as set forth in the Appraisal obtained at the time of origination of the Mortgage Loan or in connection with the related Mortgage Loan becoming subject to a Transaction hereunder.

“Approved BPO Provider” means any BPO provider approved by Repo Agent in its sole and absolute discretion.

“Asset Detail and Exception Report” has the meaning specified in the related Custodial Agreement.

“Asset File” means, with respect to each Underlying Mortgage Loan or REO Property, the documents and instruments relating to such Underlying Mortgage Loan or REO Property, as applicable, and set forth in an exhibit to the related Custodial Agreement.

“Asset Schedule” means, with respect to any Transaction as of any date, an Asset Schedule in the form prescribed by the related Custodial Agreement.

“Asset Value” means, with respect to any Underlying Mortgage Loan or Underlying REO Property that is an Eligible Asset, an amount equal to the least of (i) the initial purchase price paid by the Seller (or an Affiliate thereof) for such Underlying Mortgage Loan or Underlying REO Property and (ii) the Market Value for such Underlying Mortgage Loan or Underlying REO Property as of the initial Purchase Date or related Purchase Price Increase Date, as applicable; provided, that as of any date of determination, the aggregate Asset Value for all Underlying Mortgage Loans and Underlying REO Properties shall not exceed the sum of (x) the aggregate Total Balance of Underlying Mortgage Loans and (y) the aggregate Asset Value of all Underlying REO Properties, in each case as of such date of determination; provided, further, if at any time there occurs a Quarterly BPO Test 100% Trigger, the aggregate Asset Value of the Purchased Assets will be the lesser of (A) the aggregate amount determined pursuant to clauses (i) and (ii) above and (B) the product of (x) the aggregate BPO Value indicated by the most recent BPOs delivered by Seller to Repo Agent for the Underlying Mortgage Loans and Underlying REO Properties, as applicable, and (y) the applicable Maximum Underlying BPO LTV Percentage for such Underlying Mortgage Loans and Underlying REO Properties, as calculated by Repo Agent in its sole and absolute discretion. Seller acknowledges that any Purchased Asset that is not an Eligible Asset may have an Asset Value of zero ($0) in Repo Agent’s sole and absolute discretion. For purposes of determining the Asset Value of the Subsidiary Interests, and without duplication, the Repo Agent shall use the aggregate Asset Value of the Underlying Mortgage Loans and Underlying REO Properties owned by the Mortgage Subsidiary and the REO Subsidiary.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the assignee thereunder.

“Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

“ATR Rules” means the “ability to repay” rules specified in the federal Truth-in-Lending Act pursuant to rulemaking authority provided under the federal Dodd-Frank Act which require lenders to make a reasonable, good-faith determination that a Mortgagor has an ability to repay the loan.

“Attorney Bailee Letter” means a bailee letter substantially in the form prescribed by the related Custodial Agreement or otherwise reasonably approved in writing by Repo Agent.

“Authoritative Copy” means, with respect to an eNote, the unique, identifiable copy of such eNote that is stored in the eVault Provider’s system.

“Bank Statement Loan” means a Mortgage Loan where the income of the Mortgagor is calculated using primarily bank statements pursuant to the applicable underwriting guidelines of the related originator, as determined by the Repo Agent.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor thereto.

“Benchmark” means initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to the Benchmark Replacement Procedures, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such determination on such date and all determinations on all subsequent dates; provided further that if the Benchmark as determined would be less than the Floor for any calculation period under this Agreement, the Benchmark will be the Floor for such period.

“Benchmark Replacement Procedures” means the terms and conditions set forth in Exhibit F hereto.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in 12 U.S.C. 1841(k) and 12 CFR 225.2(a).

“BPO” means a written “exterior” broker’s price opinion as to the fair market value of a Mortgaged Property by an Approved BPO Provider, which generally includes three comparable sales and three comparable listings, which opinion shall comply with the Interagency Appraisal and Evaluation Guidelines and shall include, without limitation, the “normal marketing time” value, stated in U.S. dollar value.

“BPO Value” shall mean the stated U.S. dollar value contained in a BPO regarding the fair market value of a Mortgaged Property.

“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, a Custodian, an Account Bank, the Trustee or the applicable Servicer is authorized or obligated by law or executive order to be closed or (iii) a public or bank holiday in New York City or the State of Texas.

“Buyer” means Goldman Sachs Bank USA, and any successor or assign hereunder.

“Buyer’s Payment Account” means the following account maintained by Buyer (or such other account as Repo Agent shall specify to Seller in writing):

Bank Name:	Citibank, N.A.
City:	New York
ABA:
Account:
Name:	Goldman Sachs Bank USA
Attention:	Warehouse Lending

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Trap Event” shall be in effect for an Accrual Period if, with respect to such Accrual Period, actual cumulative realized cash flows received with respect to the Purchased Assets through such Accrual Period are less than the Required Cash Flows for such Accrual Period.

“Change of Control” means, except as contemplated herein:

(a)           any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, 100% of the limited liability company interests of Seller or Administrator;

(b)           any transaction or event as a result of which Seller ceases to own, directly, 100% of the trust interests of Mortgage Subsidiary;

(c)           any transaction or event as a result of which Mortgage Subsidiary ceases to own, directly, 100% of the limited liability company interests of REO Subsidiary;

(d)           the sale, transfer, or other disposition of all or substantially all of Seller’s, Administrator’s, Mortgage Subsidiary’s, Depositor’s, REO Subsidiary’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction or other ordinary course sale of assets to a third party or any action contemplated by the Program Agreements);

(e)           the acquisition by or transfer to any Person or “group” (within the meaning of the 1934 Act and the rules of the SEC thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the ownership interests in the Guarantor, other than an acquisition by or transfer to an Affiliate of the Guarantor;

(f)            the acquisition by or transfer to any Person or “group” (within the meaning of the 1934 Act and the rules of the SEC thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the ownership interests in Depositor, other than an acquisition by or transfer to an Affiliate of Depositor; and

(g)           if less than a majority of Craig Bhavsar, Tammy Tipton, Jeff Padden and Peter Troisi shall at any time be actively involved (directly or indirectly) in the management of, and the investment decision-making for, Seller.

“Chapter 13 Repayment Plan” means, with respect to any Mortgage Loan, the repayment plan applicable to such Mortgage Loan under Chapter 13 of the Bankruptcy Code.

“Co-op” means a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.

“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock in a Co-op Corporation allocated to a dwelling unit in a Co-op Project and collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificate.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means, with respect to any Servicer, any account established and referenced in the Collection Account Control Agreement relating thereto, into which all Income received by such Servicer shall be deposited.

“Collection Account Control Agreement” shall mean any Account Control Agreement as may be agreed by the parties thereto, executed by the parties thereto, in form and substance satisfactory to Repo Agent, as the same may be amended, supplemented, otherwise modified or replaced from time to time.

“Computershare” means Computershare Trust Company, N.A.

“Computershare Custodial Agreement” means that certain Custodial Agreement, dated as of the date set forth therein, among Buyer, Repo Agent, Seller, Administrator, Mortgage Subsidiary, REO Subsidiary and Computershare, as Custodian, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Concentration Limit (Non-QM)” has the meaning assigned to such term in the Pricing Side Letter.

“Concentration Limit (NPL)” has the meaning assigned to such term in the Pricing Side Letter.

“Confirmation” means, with respect to any Underlying Mortgage Loan or Underlying REO Property, Repo Agent’s written confirmation of its approval of a Transaction with respect to such Underlying Mortgage Loan or Underlying REO Property, substantially in the form of Exhibit E.

“Covered Entity” means any of the following:

(i)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Covered Party” has the meaning assigned to it in Section 40.

“Cross-Collateralization Agreement” means that certain Cross-Collateralization Agreement, dated as of the date hereof, by and among the Seller, the Buyer and Goldman Sachs International.

“Custodial Agreement” means the U.S. Bank Custodial Agreement, the Computershare Custodial Agreement or any other custodial agreement with any other Custodian in a form acceptable to Repo Agent in its sole discretion, as applicable.

“Custodial Asset Schedule” has the meaning assigned to such term in the related Custodial Agreement.

“Custodian” means Computershare, U.S. Bank or such other party specified by Repo Agent and agreed to by Seller, which approval shall not be unreasonably withheld, conditioned or delayed. All references to “Custodian” shall mean the applicable Custodian with respect to the related Eligible Asset, Eligible Mortgage Subsidiary Interest, Eligible REO Subsidiary Interest, Eligible Mortgage Loan, Eligible REO Property or Purchased Asset, as applicable.

“DBRS” shall mean DBRS Morningstar.

“Deed” means the deed issued in connection with a foreclosure sale of a Mortgaged Property or in connection with receiving a deed in lieu of foreclosure evidencing title to the related REO Property.

“Default” means any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Depositor” means RCRED Asset Holding, LLC.

“Diligence Results Deficiencies Schedule” shall mean, with respect to Scratch and Dent Mortgage Loans, a schedule attached to the related Transaction Request in a format reasonably acceptable to Buyer, generated by Seller in an electronic medium (including an Excel spreadsheet), which shall provide information relating to any Scratch and Dent Mortgage Loans for which there are adverse diligence findings, including those that could cause a breach of Schedule 1-A or cause the Asset Value of such Scratch and Dent Mortgage Loan to be eligible to be reduced to zero ($0) pursuant to the definition of Asset Value, in each case, as of the applicable Purchase Date.

“Document Inventory Report” has the meaning assigned to such term in the related Custodial Agreement.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means, with respect to any Underlying Mortgage Loan, the day of the month on which the Monthly Payment is due on such Underlying Mortgage Loan, exclusive of any days of grace.

“Effective Aggregate Outstanding Purchase Price” shall mean, as of any date of determination, the Aggregate Repurchase Price of all Purchased Assets then subject to Transactions on such date.

“Effective Date” means January 30, 2026.

“Eligibility Criteria (Non-QM)” means, solely with respect to any Non-QM Mortgage Loan, each of the following conditions:

(i)	if such Non-QM Mortgage Loan is a Bank Statement Loan, the related originator based its underwriting decision on twelve (12) or more months of bank statements for the related Mortgagor;

(ii)	if such Non-QM Mortgage Loan is a Bank Statement Loan and the related Mortgagor was approved on the basis of bank statements provided with respect to a business entity, the related Mortgagor owns at least twenty- five percent (25%) of the ownership interests of such business entity for which such bank statements were provided;

(iii)	such Non-QM Mortgage Loan was not originated by the related originator under a “No income” or similar type of mortgage program, and such Non-QM Mortgage Loan otherwise complies with the Ability to Repay rules under 12 C.F.R. 1026.43(c);

(iv)	such Non-QM Mortgage Loan was not originated pursuant to a CDFI- eligibility program;

(v)	such Non-QM Mortgage Loan is not secured by transitional real estate, or used for the purpose of construction and/or fixing and eventually re-selling such real estate;

(vi)	the initial unpaid principal balance of such Non-QM Mortgage Loan does not exceed $4,000,000;

(vii)	the LTV of such Non-QM Mortgage Loan as of its origination date does not exceed ninety percent (90)%;

(viii)	such Non-QM Mortgage Loan does not reflect any negative amortization terms, or terms that could cause such Mortgage Loan to have negative amortization;

(ix)	such Non-QM Mortgage Loan is not secured by manufactured housing;

(x)	if such Non-QM Mortgage Loan has an adjustable Mortgage Interest Rate, the period for which a fixed Mortgage Interest Rate would apply to such Mortgage Loan is at least five (5) years;

(xi)	the Repo Agent has received a due diligence report for such Non-QM Mortgage Loan from a Third Party Reviewer that is in form and substance reasonably acceptable to the Repo Agent;

(xii)	the FICO score for the related Mortgagor for such Non-QM Mortgage Loan is not less than 600;

(xiii)	if approved by Repo Agent in writing in its sole and absolute discretion, the related Mortgaged Property may consist of a five to twenty unit residential property;

(xiv)	if such Non-QM Mortgage Loan is newly originated, such Non-QM Mortgage Loan is contractually current and has not at any time been over thirty (30) days delinquent prior to the funding date; and

(xv)	if such Non-QM Mortgage Loan is newly originated, such Non-QM Mortgage Loan has an Appraisal that is no more than 90 days aged at the time of its origination.

“Eligible Asset” means any Eligible Mortgage Subsidiary Interest, Eligible REO Subsidiary Interest, Eligible Mortgage Loan or Eligible REO Property, as applicable.

“Eligible Mortgage Loan” means, unless waived by the Repo Agent in its sole and absolute discretion, (A) with respect to Mortgage Loans that are not Non-QM Mortgage Loans, a Mortgage Loan that complies with the representations and warranties set forth on Schedule 1-A and (B) with respect to Non-QM Mortgage Loans, (i) a Non-QM Mortgage Loan that complies with the representations and warranties set forth on Schedule 1-A and (ii) a Non-QM Mortgage Loan that satisfies each of the Eligibility Criteria (Non-QM); provided, that, with respect to any Scratch and Dent Mortgage Loan, the representations and warranties set forth on Schedule 1-A shall be subject to any exceptions disclosed to Buyer on the Diligence Results Deficiencies Schedule and such Mortgage Loan does not cause, and would not cause, the Concentration Limit (NPL) or any Concentration Limit (Non-QM) to be violated.

“Eligible Mortgage Subsidiary Interest” means a Mortgage Subsidiary Interest that complies with the representations and warranties set forth on Schedule 1-C.

“Eligible REO Property” means an REO Property that complies with the representations and warranties set forth on Schedule 1-B.

“Eligible REO Subsidiary Interest” means a REO Subsidiary Interest that complies with the representations and warranties set forth on Schedule 1-C.

“eNote” means, with respect to any eNote Mortgage Loan, the electronically created and stored Mortgage Note that is a transferable record.

“eNote Mortgage Loan” means a Mortgage Loan with respect to which there is an eNote and as to which the related Mortgage Note may be created electronically and not by traditional paper documentation with a pen and ink signature; provided, that for the avoidance of doubt any document that is required to be recorded as a traditional paper document pursuant to applicable Requirements of Law shall be a traditional paper document with pen and ink signature.

“eNote Delivery Requirements” has the meaning assigned to such term in Section 3(f) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with the Seller or the Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“eVault” has the meaning set forth in the related Custodial Agreement.

“eVault Provider” means eOriginal, Inc., or its successor in interest or assigns, or such other entity agreed upon by Seller, the related Custodian and the Administrator.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to the Seller or the Guarantor (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, or (b) the withdrawal of Seller or the Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by Seller or the Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, the Guarantor or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by Seller, the Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, the Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between Buyer or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from Buyer or such other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Underlying Mortgage Loan); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to Buyer’s or such other recipient’s failure to comply with relevant requirements set forth in Section 11(e); (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Extraordinary Account Bank Expenses” means, for any Payment Date (i) any actual out-of-pocket costs and expenses (excluding usual and customary expenses routinely incurred by the applicable Account Bank under any Collection Account Control Agreement or Remittance Account Control Agreement in the ordinary course of performing its duties and obligations under such agreement) incurred by the applicable Account Bank and (ii) any indemnification amounts payable to the applicable Account Bank pursuant to any Collection Account Control Agreement or Remittance Account Control Agreement.

“Extraordinary Account Bank Expenses Annual Cap” means, with respect to any Extraordinary Account Bank Expenses, an annual cap for each twelve-month period commencing on the Effective Date, of $100,000 per annum.

“Extraordinary Trust Expenses” means, for any Payment Date (A)(i) any actual out-of-pocket costs and expenses (excluding usual and customary expenses routinely incurred by the Trustee in the ordinary course of performing its duties and obligations under the Mortgage Subsidiary Agreement (other than filing fees and fees and expenses of counsel)) incurred by the Trustee in connection with the administration of the Mortgage Subsidiary (including but not limited to the administration and performance of the Mortgage Subsidiary Agreement and the Program Agreements) and (ii) any indemnification amounts payable to the Trustee pursuant to the Mortgage Subsidiary Agreement, and (B) (i) any actual out-of-pocket costs and expenses (excluding usual and customary expenses routinely incurred by a Custodian under the related Custodial Agreement in the ordinary course of performing its duties and obligations under such Custodial Agreement) incurred by such Custodian and (ii) any indemnification amounts payable to a Custodian, pursuant to the related Custodial Agreement, as applicable.

“Extraordinary Trust Expenses Annual Cap” means, with respect to any Extraordinary Trust Expenses with respect to a Mortgage Subsidiary and any Custodian, an annual cap, for each twelve-month period commencing on the Effective Date, in an amount equal to $100,000 per annum.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Fay” means Fay Servicing, LLC.

“Fay Servicing Agreement” means that certain Flow Special Servicing Agreement, dated as of the date set forth therein, by and between Fay and Mortgage Subsidiary as the same may be amended, modified and/or restated from time to time.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Repo Agent from three Federal funds brokers of recognized standing selected by Repo Agent in its sole and absolute discretion.

“Fidelity Insurance” means insurance coverage with respect to employee dishonesty or fraud, robbery, burglary, theft, misplacement, disappearance or destruction of property, and computer systems fraud.

“Fitch” means Fitch Inc.

“Floor” has the meaning assigned to such term in the Pricing Side Letter.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Goldman Affiliate Buyer” means Goldman Sachs Lending Partners LLC, in its capacity as “Buyer” and “Repo Agent” under any Goldman Affiliate Repo.

“Goldman Affiliate Repo” means (i) any Master Repurchase Agreement dated as of the date as set forth therein, among Goldman Sachs Lending Partners LLC as buyer and repo agent, Seller, and Administrator, and (ii) each other repurchase or similar credit facility with Buyer or an Affiliate of Buyer as the repo buyer or lender and Seller as the borrower or seller thereunder, and in each case all amendments, modifications and supplements thereto.

“Goldman Affiliate Repo Agent” means Goldman Sachs Lending Partners LLC, in its capacity as “Buyer” and “Repo Agent” under any Goldman Affiliate Repo.

“Goldman Affiliate Repo Obligations” means all “Obligations” as such term is defined in any Goldman Affiliate Repo.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Relevant Party, Buyer, Repo Agent, any Servicer or any Interim Servicer, as applicable.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means CNL Strategic Residential Credit, Inc., a Maryland corporation.

“Guarantor Financial and Management Covenants” has the meaning set forth in the Guaranty.

“Guaranty” means that certain Guaranty, dated as of the date hereof, made by the Guarantor in favor of Buyer and Repo Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the payment of its respective “Guaranteed Obligations”, as such term is defined and more particularly set forth in the Guaranty.

“Hedge Agreement” means those certain interest rate hedging agreements between Seller and Goldman Sachs International with respect to each Underlying Mortgage Loan. For the avoidance of doubt, that certain ISDA Master Agreement between the Seller and Goldman Sachs International, dated as of the date hereof (as amended, modified, or supplemented from time to time) shall constitute a Hedge Agreement.

“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Income” means, with respect to any Mortgage Subsidiary Interests, REO Subsidiary Interests, Underlying Mortgage Loan or REO Property, without duplication, all principal and income or dividends or distributions received with respect to such Mortgage Subsidiary Interests, REO Subsidiary Interests, Underlying Mortgage Loan or REO Property (net of any amounts permitted to be retained by the applicable Servicer pursuant to the related Servicing Agreement), including amounts paid to Seller with respect to any Hedge Agreement, any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, net rental income, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer.

“Indebtedness” means with respect to any Person (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property subject to an understanding or agreement, contingent or otherwise, to repurchase such property); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument; provided, however, that “Indebtedness” shall exclude in each case such Person’s non-recourse indebtedness including those owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder or under any Program Agreement.

“Interim Servicer” means, with respect to any Underlying Mortgage Loan or Underlying REO Property, any interim servicer approved by Repo Agent in its sole and absolute discretion, in each case as indicated on the Asset Schedule.

“Interim Servicer Notice” means the Interim Servicer Notice entered into as of the date hereof, the related Purchase Date or the related Purchase Price Increase Date, as applicable, by and among Buyer, the Seller and the related Interim Servicer, in form and substance satisfactory to Repo Agent, and all amendments, modifications and supplements thereto.

“Interim Servicing Agreement” means, the interim servicing agreement, dated as of the initial Purchase Date or the related Purchase Price Increase Date, as applicable, and entered into by the Seller and the related Interim Servicer, for the interim servicing of the Underlying Mortgage Loans and Underlying REO Properties, and all amendments, modifications and supplements thereto.

“Investor Mortgage Loan” means any Mortgage Loan originated for business or investment purposes in respect of which the related Mortgaged Property securing the related Mortgage is intended to be non-owner occupied and which complies with the applicable underwriting guidelines of the related originator.

“Kroll” means Kroll Bond Rating Agency, Inc.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidated Asset” means (i) an Underlying Mortgage Loan for the Mortgage Subsidiary that has been sold, refinanced or subject to a short sale, or with respect to which the Mortgaged Property has been sold or (ii) an Underlying REO Property for the REO Subsidiary that has been sold.

“Liquidation Proceeds” means, for any Underlying Mortgage Loan or REO Property that becomes a Liquidated Asset, all proceeds and other amounts received on account of the liquidation or other disposition of such Underlying Mortgage Loan or REO Property.

“Losses” has the meaning specified in Section 29.b hereof.

“LTV” means, with respect to any Non-QM Mortgage Loan, as of any date of determination, the ratio (expressed as a percentage) of (i) the original unpaid principal balance of the related Mortgage Loan as of such date of determination to (ii) Appraised Value of the Mortgaged Property securing such Mortgage Loan as of such date of determination.

“Margin Call” has the meaning specified in Section 6.a hereof.

“Margin Deficit” has the meaning specified in Section 6.a hereof.

“Margin Maintenance Amount” means, as of any date of determination with respect to Purchased Assets, the product of (A) the aggregate Asset Value for the Purchased Assets subject to Transactions as of such date and (B) the related Purchase Price Percentage of such Purchased Assets.

“Market Value” means, with respect to any Purchased Asset (or Underlying Mortgage Loan or Underlying REO Property), the fair market value of such Purchased Asset (or Underlying Mortgage Loan or Underlying REO Property), as determined by Repo Agent in its sole discretion exercised in good faith; provided, however, that in each case any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property that is not an Eligible Asset may have a Market Value of zero ($0) in Repo Agent’s sole and absolute discretion.

“Material Adverse Effect” means the occurrence of any of the following events: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Relevant Parties other than the Guarantor (taken as a whole) and of the Guarantor; (b) a material impairment of the ability of any Relevant Party to perform under any Program Agreement or to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Relevant Party, (d) a material adverse effect on the rights and remedies of Repo Agent or Buyer under any Program Agreement; (e) a material adverse effect on the perfection or priority of (1) any Lien granted to Buyer under any Program Agreement, as determined by the Repo Agent in good faith or (2) any Lien granted to Goldman Sachs International under the Cross-Collateralization Agreement as determined by Goldman Sachs International in good faith or (f) any material loss, liability, cost or expense incurred by Repo Agent or Buyer, as determined by Repo Agent in its sole discretion exercised in good faith, arising out of, resulting from or relating to any Unfunded Mortgage Loan or any Unrelated Transaction.

“Maximum Aggregate Purchase Price” means, (i) with respect to the initial Transaction, the “Maximum Aggregate Purchase Price” set forth in the related Confirmation or (ii) with respect to any subsequent Transaction, such other Maximum Aggregate Purchase Price to which the parties may agree in writing, in Repo Agent’s sole and absolute discretion, as reflected in the related Confirmation. Seller hereby acknowledges and agrees that Repo Agent is under no obligation to agree to any increase in Maximum Aggregate Purchase Price or Upsizing Amendment at any time.

“Maximum Underlying BPO LTV Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on an Underlying Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the Co-op Shares of the subject Co-op Corporation and in the tenant’s rights in the Proprietary Lease relating to such stock.

“Mortgage Interest Rate” means the rate of interest borne on an Underlying Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means any first lien closed-end loan which is a fixed or floating-rate, one-to-four-family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including, with respect to any eMortgage Loan, the related eNote.

“Mortgage Subsidiary” means RCRED Craftsman 2026 Trust, a Delaware statutory trust created pursuant to the Mortgage Subsidiary Agreement.

“Mortgage Subsidiary Agreement” means that certain Trust Agreement dated as of January 27, 2026 by and among the Administrator, the Depositor and the Trustee for the Mortgage Subsidiary, as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Subsidiary Certificate” means, collectively, the certificates evidencing 100% of the Mortgage Subsidiary Interests for the Mortgage Subsidiary.

“Mortgage Subsidiary Interests” means any and all of Seller’s interests in Mortgage Subsidiary, including, without limitation, all of its right, title and interest in and to the Mortgage Subsidiary Certificate and all of its rights to participate in the operation or management of the Mortgage Subsidiary and all its rights to properties, assets, trust interests and distributions under the Mortgage Subsidiary Agreement in respect of such trust interests. “Mortgage Subsidiary Interests” also include (i) all accounts receivable arising out of the Mortgage Subsidiary Agreement; (ii) all general intangibles arising out of the Mortgage Subsidiary Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of the Mortgage Subsidiary).

“Mortgaged Property” means the real property or other Co-op Loan collateral, as applicable, securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Relevant Party or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Ninety-day Delinquent Loan” means any mortgage loan which is ninety (90) or more days delinquent (calculated under the MBA method) in payment of any related loan payment (including, without limitation, any payment in respect of principal, interest, taxes, insurance premiums and homeowner’s association dues), without regard to any grace or cure period.

“Non-Performing Mortgage Loan” means any Underlying Mortgage Loan that becomes a Ninety-day Delinquent Loan, which shall be deemed to be a Non-Performing Mortgage Loan as of the date such Underlying Mortgage Loan became a Ninety-day Delinquent Loan.

“Non-QM Mortgage Loan” means any Underlying Mortgage Loan that is designated as a “Non-QM Mortgage Loan” on the date on which such Underlying Mortgage Loan becomes subject to a Transaction hereunder that does not meet the criteria for a Qualified Mortgage Loan.

“Obligations” means (a) any and all amounts owed by Seller to Buyer or Goldman Sachs International in connection with any and all Transactions hereunder and any and all transactions under any Hedge Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and any and all other obligations, amounts, fees or expenses which are payable hereunder or under any of the Program Agreements, including without limitation any and all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Payment Date, and other obligations and liabilities, to Buyer or Goldman Sachs International arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all reasonable and documented sums paid by Buyer or on behalf of Buyer in order to preserve any Underlying Mortgage Loan, underlying Mortgaged Property, Underlying REO Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable and documented expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Subsidiary Interests, any Underlying Mortgage Loan, underlying Mortgaged Property or Underlying REO Property, or of any exercise by Repo Agent or Goldman Sachs International of its rights under the Program Agreements, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements and court costs; (d) any and all other indemnities, obligations and liabilities of any Relevant Party to Buyer, Repo Agent, Goldman Sachs International or any of their respective Affiliates, pursuant to the Program Agreements, and (e) any and all Exit Fees and Spread Maintenance Amounts, in each case whether direct or indirect, absolute or contingent, matured or unmatured, or now existing or hereafter arising.

“OFAC” has the meaning set forth in Section 13.a(20) hereof.

“Officer’s Compliance Certificate” means the certificate attached to the Guaranty as Exhibit B-1 or Exhibit B-2, as applicable, thereto.

“Optional Prepayment” has the meaning specified in Section 4.b hereof.

“Optional Prepayment Date” has the meaning specified in Section 4.b hereof.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement, in each case, other than Excluded Taxes.

“Payment Date” means, the twenty-fifth (25th) day of each month, or, if such day is not a Business Day, the next succeeding Business Day, commencing in February 2026.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, limited partnership, exempted limited partnership, general partnership, joint stock company, trust, unincorporated association, joint venture, bank, trust company, land trust, business trust or other entity, whether or not a legal entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by any Relevant Party or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge Agreements” means, collectively, (i) that certain guaranty and pledge agreement dated as of the date hereof, by the Mortgage Subsidiary and acknowledged by Repo Agent, (ii) that certain guaranty and pledge agreement dated as of the date hereof, by the REO Subsidiary, and acknowledged by Repo Agent and (iii) that certain pledge agreement dated as of the date hereof, by Depositor, and acknowledged by Repo Agent, each in favor of the Buyer, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Pool” shall mean Pool 1 or such other pool of Mortgage Loans as set forth in the related Confirmation.

“Pool 1” means those certain Mortgage Loans that became subject to a Transaction hereunder on the Effective Date that were acquired by Mortgage Subsidiary on the Effective Date.

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Power of Attorney” means a power of attorney in the form of Exhibit A delivered by Seller.

“Price Differential” means with respect to any Underlying Mortgage Loan or REO Property, as applicable, as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Underlying Mortgage Loan or REO Property, as applicable, and (b) the Purchase Price for such REO Property or Underlying Mortgage Loan, as applicable, as of such date of determination, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date or Purchase Price Increase Date, as applicable, for such Underlying Mortgage Loan or REO Property and ending on (but excluding) the Repurchase Date or the Optional Prepayment Date with respect to such REO Property or Underlying Mortgage Loan, as applicable.

“Pricing Rate” means, with respect to any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property for any Accrual Period, the Benchmark calculated on a daily basis for such Accrual Period plus the Applicable Spread; provided, that for purposes of the first Payment Date for any Transaction, the Accrual Period for such Transaction shall be the period commencing on and including the applicable Purchase Date or Purchase Price Increase Date for such Transaction and ending on and including the day preceding such first Payment Date.

“Pricing Side Letter” means, the letter agreement dated as of the date hereof, among Buyer, Repo Agent, the Seller and the Administrator, as the same may be amended, supplemented or otherwise modified from time to time.

“Program Agreements” means, collectively, this Agreement, the Guaranty, each Hedge Agreement, the Cross-Collateralization Agreement, each Custodial Agreement, the Pricing Side Letter, each Power of Attorney, each Servicing Agreement, each Pledge Agreement, each Servicer Notice, each Interim Servicer Notice, each Account Control Agreement, the Side Letter Agreement, all Transaction Requests, all Confirmations and all Purchase Price Increase Requests executed pursuant to this Agreement.

“Prohibited Person” has the meaning set forth in Section 13.a(20) hereof.

“Prohibited Transferee” has the meaning set forth in Section 22 hereof.

“Projected Cash Flows Schedule” means the schedule of projected cash flows attached to this Agreement as Schedule 2, as may be further amended, supplemented or otherwise modified from time to time by the related Confirmation for such Transaction.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.

“Purchase Date” means the date on which a Purchased Asset is to be transferred by Seller to Buyer.

“Purchase Price” means with respect to any Purchased Asset, Underlying Mortgage Loan or REO Property, an amount equal to:

(a)           (i) on the Purchase Date with respect to the Purchased Assets, the sum of the product of (A) the Purchase Price Percentage for each of the related Underlying Mortgage Loans and Underlying REO Properties and (B) the Asset Value of each of the respective Underlying Mortgage Loans and Underlying REO Properties on such the related Purchase Date, and (ii) on any Purchase Price Increase Date with respect to any Underlying Mortgage Loan or Underlying REO Property, the product of (A) the Purchase Price Percentage for such Underlying Mortgage Loan or Underlying REO Property and (B) the Asset Value of such Underlying Mortgage Loan or Underlying REO Property on such Purchase Price Increase Date; and

(b)           on any day after the Purchase Date or applicable Purchase Price Increase Date, as applicable, except where Buyer and Seller agree otherwise, the amount determined under preceding clause (a), decreased by the amount of any cash transferred by the Seller (or at its direction) to Buyer and applied as a reduction of such Purchase Price pursuant to Sections 4, 6 and 7 hereof.

“Purchase Price Increase” means an increase in the Purchase Price for the Mortgage Subsidiary Interests or the REO Subsidiary Interests, as applicable, based upon the increase in the Asset Value as a result of (i) the acquisition of additional Underlying Mortgage Loans (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary and (ii) the acquisition of additional Underlying REO Properties (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary or the REO Subsidiary, as applicable.

“Purchase Price Increase Date” means the date on which a Purchase Price Increase is made.

“Purchase Price Increase Request” means a request via email from the Seller to Repo Agent requesting a Purchase Price Increase for the Mortgage Subsidiary Interests or the REO Subsidiary Interests, as applicable, and indicating that it is a Purchase Price Increase Request under this Agreement.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Assets” means the collective reference to the Mortgage Subsidiary Interests for the Mortgage Subsidiary, together with the beneficial interest in the related Underlying Mortgage Loans and Underlying REO Properties represented thereby, transferred by Seller to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request, as to which the related Custodian has been instructed to hold the related Asset Files (with respect to Underlying Mortgage Loans and Underlying REO Properties).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 40.

“Qualified Mortgage Loan” means a Mortgage Loan which is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

“Quarterly BPO Test 100% Trigger” has the meaning assigned to such term in Section 14(gg).

“Quarterly BPO Testing Period” has the meaning assigned to such term in Section 14(gg).

“Rating Agency” shall mean any of Fitch, Kroll, Moody’s, S&P and DBRS, or any other nationally recognized statistical rating organization.

“Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by any Relevant Party, any Servicer or any other Person or entity with respect to a Mortgage Loan or REO Property. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Subsidiary Interests and any other instruments necessary to document or service a Mortgage Loan. For REO Properties, Records shall include the Asset Files and any other instruments necessary to document or manage an REO Property.

“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended, modified or supplemented and in effect from time to time.

“Regulatory Capital Event” means a determination made by Repo Agent in good faith that, due to the introduction of or change in, or any required change in compliance imposed upon Buyer by a Governmental Authority, quasi-governmental authority, regulatory body or other external organization that is not an Affiliate of the Buyer with, (i) any eurocurrency reserve requirement or (ii) any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), (A) there shall be a material increase in the cost to Buyer in engaging in current or future Transactions or (B) Buyer is not permitted to continue to be the Buyer under this Agreement. In determining whether a Regulatory Capital Event exists, Repo Agent shall treat Seller in substantially the same manner it treats other similarly situated sellers in repurchase facilities with similar assets.

“Regulatory Capital Event Notice Date” shall have the meaning set forth in Section 11.b.

“Relevant Party” and “Relevant Parties” means, individually and collectively, each Seller Party.

“Remittance Account” shall mean one or more accounts (including any sub-accounts thereof) established at the Remittance Account Bank by and in the name of Seller for the benefit of Buyer, into which all Income shall be deposited or transferred from the Collection Accounts, and subject to the Remittance Account Control Agreement.

“Remittance Account Bank” means U.S. Bank National Association, and its successors and permitted assigns.

“Remittance Account Control Agreement” shall mean the Account Control Agreement, dated as of the Effective Date or such other date as may be agreed by the parties thereto, executed by the parties thereto, in form and substance satisfactory to Repo Agent, as the same may be amended, supplemented, otherwise modified or replaced from time to time.

“REO Property” means real property acquired by or transferred to the Mortgage Subsidiary or the REO Subsidiary, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“REO Subsidiary” means RCRED Craftsman REO, LLC, or its permitted successors and assigns.

“REO Subsidiary Agreement” means that certain Limited Liability Company Agreement, dated January 27, 2026, of the REO Subsidiary.

“REO Subsidiary Certificate” means, collectively, the certificates or membership interests evidencing 100% of the REO Subsidiary Interests for REO Subsidiary.

“REO Subsidiary Interests” means any and all of Mortgage Subsidiary’s interests in and to REO Subsidiary including, without limitation, all of its right, title and interest in and to the REO Subsidiary Certificate, and all its rights to participate in the operation or management of REO Subsidiary and all its rights to properties, assets, stock and distributions under the REO Subsidiary Agreement in respect of such stock. “REO Subsidiary Interests” also include (i) all accounts receivable arising out of the REO Subsidiary Agreement; (ii) all general intangibles arising out of the REO Subsidiary Agreement; and (iii) to the extent not otherwise included, all of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of the REO Subsidiary).

“Re-Performing Mortgage Loan” means, as of any date of determination, an Underlying Mortgage Loan (a) that was previously a Non-Performing Mortgage Loan that is less than sixty (60) days delinquent (calculated under the MBA method) and (b) with respect to which at least four (4) of the six (6) scheduled monthly payments immediately preceding such date of determination have been made and (c) that has not been modified in the prior three (3) months.

“Repo Agent” means Goldman Sachs Bank USA, or such other party assigned to such term by Buyer.

“Reporting Date” means the tenth (10th) Business Day of each month, commencing in February 2026.

“Repurchase Assets” has the meaning assigned thereto in Section 8.a hereof.

“Repurchase Date” means the earliest of (a) the Termination Date, (b) the date requested pursuant to Section 4.c, (c) the date determined by application of Section 16.a hereof and (d) the date set forth in the related Confirmation.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to the Seller and/or the price at which Buyer shall permit any Underlying Mortgage Loan or Underlying REO Property to be released from the Mortgage Subsidiary or REO Subsidiary, as applicable, which shall be equal to the sum of (a) the Purchase Price for such Underlying Mortgage Loan or REO Property, as applicable, and (b) accrued unpaid Price Differential related to such Underlying Mortgage Loan or REO Property, as applicable, and all other amounts then due and payable with respect to such Underlying Mortgage Loan or Underlying REO Property, as applicable, under the Program Agreements, in each case as of the date of such determination and without duplication.

“Required Cash Flows” means, for any Accrual Period, the projected cash flows for such Accrual Period (calculated on the basis of the weighted average of the Asset Values of the Mortgage Loans underlying the Purchased Assets) as shown in the Projected Cash Flows Schedule.

“Requirement of Law” means, with respect to any Person, any law, statute, ordinance, treaty, rule, regulation, code, directive, policy, order, or requirement or determination of an arbitrator, a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means (a) as to any Person, the chief executive officer (or equivalent) or, with respect to financial matters, the chief financial officer (or equivalent) of such Person, and (b) as to the Trustee for the Mortgage Subsidiary, as defined in the Mortgage Subsidiary Agreement.

“Revolving Period” means, the period commencing on the Effective and initially ending on the one year anniversary of the Effective Date.

“Rushmore” means Nationstar Mortgage LLC d/b/a Rushmore Servicing.

“Rushmore Servicing Agreement” means that certain Special Servicing Agreement, dated as of January 30, 2026 by and among Cooper, the Mortgage Subsidiary and the REO Subsidiary, as the same may be amended, modified and/or restated from time to time.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“Scratch and Dent Mortgage Loan” shall mean an Eligible Mortgage Loan that (a) as of the related Purchase Date, Seller disclosed certain specific issues related to such Mortgage Loan in the Diligence Results Deficiencies Schedule, (b) is listed on the Asset Schedule as a Scratch and Dent Mortgage Loan, and (c) is acceptable to Buyer in its sole discretion as of the Purchase Date therefor.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Selene” means Selene Finance LP.

“Selene Servicing Agreement” means that certain Subservicing Agreement, dated as of January 30, 2026 by and among Selene, the Mortgage Subsidiary and the REO Subsidiary, as the same may be amended, modified and/or restated from time to time.

“Seller” means RCRED Craftsman Administrator, LLC.

“Seller Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of January 30, 2026, of the Seller.

“Seller Party” and “Seller Parties” means, individually and collectively, Seller, Depositor, Mortgage Subsidiary, REO Subsidiary, and the Guarantor.

“Servicer” means, with respect to any Underlying Mortgage Loan or Underlying REO Property, (i) SN, (ii) Rushmore, (iii) Fay, (iv) Selene, (v) Shellpoint or (vi) any other servicer that may be appointed by the Seller and approved by Repo Agent in its sole and absolute discretion, in each case as indicated for such Underlying Mortgage Loan or Underlying REO Property in the Asset Schedule; provided that a servicer shall only be approved as a Servicer if the Seller has delivered for such Servicer (y) a Servicing Agreement and (z) a Servicer Notice, in each case executed by all parties thereto and in form and substance acceptable to Repo Agent in its sole and absolute discretion.

“Servicer Change of Control” means, with respect to (i) SN, any transaction or event as a result of which Security National Master Holding Company, LLC owns, directly or indirectly, less than 51% of the outstanding equity interests of SN or (ii) Rushmore or any other Servicer, any transaction or event as a result of which the Person that owned, directly or indirectly, 51% or more of the outstanding equity interests of such Servicer at the time of approval thereof by Repo Agent owns less than 51% of the outstanding equity interests of such Servicer.

“Servicer Custodial Account” means each account established by the applicable Servicer to hold certain collections, including Income, received with respect to the Underlying Mortgage Loans and Underlying REO Properties.

“Servicer Notice” means each notice among the related Servicer, Seller, Mortgage Subsidiary and REO Subsidiary substantially in the form attached as Exhibit B hereto, with such changes thereto as may be acceptable to Repo Agent.

“Servicer Termination Event” means, (x) with respect to each Servicer other than Rushmore, the occurrence of any of the following, as determined by Repo Agent in its sole and absolute discretion: (i) any failure by the related Servicer to make any required servicing advance which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer or such Servicer otherwise obtains knowledge of such failure, (ii) any failure by the related Servicer to (a) service the Underlying Mortgage Loans and Underlying REO Properties in accordance with Accepted Servicing Practices or (b) duly observe or perform any of the covenants, obligations or agreements of such Servicer as set forth in the related Servicing Agreement, which failure to perform specified in this clause (b), as determined by Repo Agent in its sole and absolute discretion, could reasonably be expected to result in a Material Adverse Effect, (iii) any failure by such Servicer to remit to the related Collection Account or the Remittance Account any amount required to be deposited therein pursuant to the terms of the related Servicing Agreement, (iv) any representation or warranty made by the related Servicer in the related Servicing Agreement shall prove to be untrue or incorrect, (v) any event of default under the applicable Servicing Agreement (however so defined); (vi) any breach by such Servicer of the related Servicer Notice; (vii) an Act of Insolvency with respect to such Servicer; (viii) either (A) such Servicer ceases to be a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or HUD suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of the Servicer as a HUD approved mortgagee pursuant to Section 203 of the National Housing Act, or (B) Fannie Mae and/or Freddie Mac suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of such Servicer as an approved servicer of Fannie Mae or Freddie Mac, respectively, for Mortgage Loans either currently being serviced or to be serviced by such Servicer, (ix) an Event of Default under the Repurchase Agreement, (x) any failure of such Servicer to perform any of its duties in any material respect under the applicable Servicing Agreement or the Servicer Notice (which for the avoidance of doubt includes such Servicer’s obligation to make protective servicing advances (a) with respect to any Purchased Asset, if such failure could be reasonably expected to have a material adverse effect on the ability of the owner of such Purchased Asset to recover all or a portion of its interest with respect thereto, which such failure remains uncured for five (5) Business Days or (b) on a regular basis with respect to the Purchased Assets serviced by such Servicer); (xi) such Servicer’s servicing or credit rating shall have been downgraded one or more rating units by any rating agency; or (xii) any Servicer Change of Control with respect to such Servicer which has not been approved by Repo Agent in its sole and absolute discretion, and (y) with respect to Rushmore, the occurrence of an “Event of Default” (as defined in the Rushmore Servicing Agreement as modified by the Servicer Notice with respect to Rushmore).

“Servicing Agreement” means (i) the Rushmore Servicing Agreement, (ii) the SN Servicing Agreement, (iii) the Fay Servicing Agreement, (iv) the Selene Servicing Agreement, (v) the Shellpoint Servicing Agreement and (iv) any other servicing agreement with a Servicer in form and substance acceptable to Buyer, in each case as modified by the related Servicer Notice, as the same may be further amended, supplemented or otherwise modified from time to time.

“Servicing Rights” means contractual, possessory or other rights of any Person to administer, service, subservice or manage the Underlying Mortgage Loans and Underlying REO Property or to possess related Records, including: (i) the right to service such Underlying Mortgage Loans or manage such Underlying REO Property; (ii) the right to receive compensation (whether direct or indirect) for such servicing or management, including the right to receive and retain the related servicing fee, management fee and all other fees with respect to such Underlying Mortgage Loan or Underlying REO Property; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Records relating thereto.

“Shellpoint” means Newrez LLC d/b/a Shellpoint Mortgage Servicing.

“Shellpoint Servicing Agreement” means that certain Servicing Agreement, dated as of January 30, 2026 by and among Shellpoint, the Mortgage Subsidiary and the REO Subsidiary, as the same may be amended, modified and/or restated from time to time.

“Side Letter Agreement” means that certain side letter agreement dated as of the date hereof, by and among Buyer, Repo Agent, Seller, the Guarantor and each Manager of Seller, as the same may be amended, modified and/or restated from time to time.

“SN” means SN Servicing Corporation.

“SN Servicing Agreement” means that certain Flow Special Servicing Agreement, dated as of January 30, 2026, by and among SN, Mortgage Subsidiary and REO Subsidiary, as the same may be amended, modified and/or restated from time to time.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website, or any successor source.

“Spread Maintenance Amount” has the meaning assigned to such term in Section 4.b.

“Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

“Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Interests” means, collectively, the Mortgage Subsidiary Interests and REO Subsidiary Interests.

“Supported QFC” has the meaning assigned to it in Section 40.

“Targeted Purchase Price” shall mean, as of any date of determination, the product of (x) the Asset Value for all Purchased Assets subject to Transactions under this Agreement as of such date, and (y) the Targeted Purchase Price Percentage. Any Purchased Asset that is no longer an Eligible Asset will have a Targeted Purchase Price of $0.

“Targeted Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Accrual Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Accrual Period as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that Term SOFR for any Transaction shall in no event be less than the Floor applicable to such Transaction.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) January 30, 2028 and (b) at the option of Repo Agent upon the occurrence of an Event of Default (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Relevant Party; provided that, the Repo Agent shall provide notice of the occurrence of the Termination Date to Seller).

“Third Party Reviewer” shall mean a third-party due diligence reasonably acceptable to Repo Agent in its sole and absolute discretion.

“Total Balance” means, with respect to any Mortgage Loan, the sum of (i) the outstanding principal balance of such Mortgage Loan plus (ii) the aggregate amount of any deferred interest and servicing expenses added to such outstanding principal balance.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request via email from Seller to Repo Agent notifying Repo Agent that Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement.

“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the related Custodial Agreement.

“Trustee” means U.S. Bank Trust National Association, acting not in its individual capacity, but solely in its capacity as trustee of Mortgage Subsidiary pursuant to the Mortgage Subsidiary Agreement.

“U.S. Bank Custodial Agreement” means that certain Custodial Agreement, dated as of January 30, 2026, among Buyer, Repo Agent, Seller, Administrator, Mortgage Subsidiary, REO Subsidiary and U.S. Bank, as Custodian, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Underlying Assets” means the Underlying Mortgage Loans and Underlying REO Properties owned by the Mortgage Subsidiary and/or the REO Subsidiary, as applicable.

“Underlying Collateral” means all assets of the Mortgage Subsidiary and REO Subsidiary, as applicable, and all collateral replacements, substitutions, distributions, products and proceeds related thereto pursuant to each Pledge Agreement.

“Underlying Mortgage Loan” means a Mortgage Loan owned by the Mortgage Subsidiary or the REO Subsidiary.

“Underlying REO Property” means an REO Property owned by the Mortgage Subsidiary or the REO Subsidiary.

“Underwriting Guidelines” means as to any Underlying Asset, the related written underwriting guidelines pursuant to which the related Underlying Asset was underwritten.

“Unfunded Mortgage Loan” means any Mortgage Loan owned by the Mortgage Subsidiary that is not subject to a Transaction hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unrelated Transaction” shall mean the origination, acquisition, ownership, holding, servicing, financing or disposition of any Unfunded Mortgage Loans by or on behalf of Mortgage Subsidiary.

“Upsizing Amendment” means, with respect to any Transaction, the acquisition of additional assets, and the resulting Purchase Price Increase, the related amendment to this Agreement reflecting, among other things, in the sole and absolute discretion of Repo Agent, an increase in the Maximum Aggregate Purchase Price and the Maximum Underlying BPO LTV Percentage relating to such Transaction. Seller hereby acknowledges and agrees that Repo Agent is under no obligation to agree to any increase in the Maximum Aggregate Purchase Price or Upsizing Amendment at any time. The terms of any such Upsizing Amendment may be set forth in the related Confirmation for such new Transaction.

3.            Program; Initiation of Transactions

a.             Subject to the terms and conditions of the Program Agreements, on the initial Purchase Date, Buyer shall, in its sole and absolute discretion, purchase (i) the Mortgage Subsidiary Interests from the Seller. In addition, from time to time after the initial Purchase Date, subject to the terms and conditions of the Program Agreements, Buyer may, in its sole and absolute discretion, enter into one or more additional Transactions or Purchase Price Increases with the Seller. This Agreement is not a commitment by Buyer to enter into Transactions or Purchase Price Increases with Seller, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into such Transactions or Purchase Price Increases with Seller. All Underlying Mortgage Loans and Underlying REO Properties shall be serviced and managed, as applicable, by the applicable Servicer (or, prior to transfer of servicing to the applicable Servicer, the related Interim Servicer) at all times. The aggregate Purchase Price (including Purchase Price Increases) of Purchased Assets subject to outstanding Transactions shall not at any time exceed the Maximum Aggregate Purchase Price.

b.             Seller may request that Buyer enter into a Transaction during the Revolving Period (including the initial Transaction), by delivering to Repo Agent, a Transaction Request or Purchase Price Increase Request, as applicable, BPO valuation and valuation date for each Underlying Mortgage Loan or Underlying REO Property, as applicable, summary results of due diligence delivered in connection with Section 10(b)(1) of this Agreement, compliance diligence information and, upon request of Repo Agent, a copy of the BPO and BPO results, in each case in the format mutually agreed to by Buyer and the Seller on or before 5:00 p.m. (New York City time) five (5) Business Days prior to the proposed Purchase Date or Purchase Price Increase Date, as applicable; provided Seller shall not be required to deliver an additional BPO at the time of such Purchase Price Increase unless otherwise required pursuant to this Agreement, and to Repo Agent and the related Custodian a copy of the related Transaction Request and related Asset Schedule, in accordance with the related Custodial Agreement. In the event the Asset Schedule provided by the Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Repo Agent shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein. Repo Agent shall review and advise the Seller in writing of Asset Value and the related Maximum Underlying BPO LTV Percentage within three (3) Business Days of receipt of a Transaction Request or Purchase Price Increase Request, as applicable. Upon Repo Agent’s and the Seller’s mutual agreement of the Asset Value and the related Maximum Underlying BPO LTV Percentage, Buyer may, in its sole and absolute discretion, enter into a Transaction or Purchase Price Increase, as applicable, with Seller within one (1) Business Day of such agreement as set forth in Section 3(d) hereto. Each Transaction Request and each Purchase Price Increase Request, together with this Agreement and the related Confirmation, shall constitute conclusive evidence of the terms agreed between Buyer and the Seller with respect to the Transaction to which the Transaction Request or Purchase Price Increase Request, as applicable, relates. Each Transaction Request and each Purchase Price Increase Request shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length. In the event of any conflict between this Agreement and a Transaction Request or Purchase Price Increase Request, the terms of the Transaction Request or Purchase Price Increase Request, as applicable, shall control with respect to the related Transaction.

c.             Upon the purchase of the Mortgage Subsidiary Interests by Buyer as set forth herein and until termination of such Transaction as set forth herein, ownership of the Mortgage Subsidiary Interests is vested in the Buyer, and record title to each Underlying Mortgage Loan and each Underlying REO Property shall be retained by the Mortgage Subsidiary and the REO Subsidiary, as applicable.

d.             Upon the satisfaction of each of the applicable conditions precedent set forth in Section 10 hereof, all of the Seller’s interest in the Mortgage Subsidiary Interests shall pass to Buyer on the Purchase Date, against the transfer of the initial Purchase Price for the Purchased Assets to the Seller. Upon transfer of the Purchased Assets to Buyer, as set forth in this Section and until termination of any related Transactions or the release of Underlying REO Properties or Underlying Mortgage Loans as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including beneficial ownership interest in each document in the related Asset File and Records, is vested in Buyer; provided that record title in the name of the Mortgage Subsidiary or the REO Subsidiary to each Mortgage and REO Property, as applicable, shall be retained by the Mortgage Subsidiary or the REO Subsidiary, as applicable, in trust, for the benefit of Buyer.

e.             On or prior to the Purchase Date for each Transaction, subject to satisfaction of the applicable conditions precedent in Section 10, Repo Agent and the Seller shall execute and deliver a written confirmation relating to such Transaction, substantially in the form of a Confirmation. Repo Agent shall transfer the Purchase Price to Seller with respect to each Mortgage Loan for which it has issued a Confirmation on the Purchase Date specified therein. Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

f.             With respect to any eNote Mortgage Loan, the Seller shall, on or before thirty (30) days following the Effective Date, which thirty-day period shall be extended an additional fifteen (15) days upon demonstration by Seller that it is diligently pursuing the transfer of the related eNote to the Custodian to the reasonable satisfaction of the Administrative Agent on behalf of Buyer or such later date as approved by the Administrative Agent, cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault in a manner to ensure that the Custodian has control of the Authoritative Copy, and (ii) the Authoritative Copy of the related eNote shall indicate Custodian on behalf of Administrative Agent as the person to which the Authoritative Copy was most recently transferred, identify the Mortgage Subsidiary as the owner of record on the eVault Provider’s system and, if applicable, identify the Administrative Agent as the secured party on the eVault Provider’s system; provided, that the parties acknowledge that in designating the Mortgage Subsidiary as the owner pursuant to clause (ii), the Mortgage Subsidiary shall act on behalf of the Administrative Agent for so long as eNote is the subject of any side letter with the Administrative Agent relating to this Agreement (collectively, the “eNote Delivery Requirements”). The sole remedy in the event that the Seller fails to comply with this Section 3(f) is that the related eNote Mortgage Loan will have an “Asset Value” of zero and failure to otherwise comply with this Section 3(f) will not result in a Default or Event of Default (unless because of a reduction in Asset Value).

4.             Repurchase; Repurchase Price; Conversion to REO Property

a.             The Seller shall (i) promptly pay to Buyer an amount equal to the related Repurchase Price for any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property that is not, or ceases to be, an Eligible Asset, and (ii) repurchase the related Purchased Assets from Buyer on the Termination Date. In addition, to the extent that the Purchase Price outstanding exceeds the Maximum Aggregate Purchase Price in effect on any Business Day, then the Seller shall, by 1:00 p.m. on the following Business Day, remit an amount to Buyer equal to such excess or repurchase Purchased Assets in an amount equal to such excess. Such obligation to make a payment or repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Underlying Mortgage Loan or Underlying REO Property (but liquidation proceeds received by Buyer shall be applied to reduce the Purchase Price for the Mortgage Subsidiary Interests and the REO Subsidiary Interests on each Payment Date except as otherwise provided herein). Seller is obligated to repurchase the Purchased Assets and take (or cause its designee to take) physical possession of the Purchased Assets, Mortgage Subsidiary Interests, REO Subsidiary Interests and any Asset Files related thereto, as applicable, from the Buyer’s or its designee’s (including the related Custodian) possession at the Seller’s expense on the related Repurchase Date.

b.             Seller may, at its option, prepay all of the Repurchase Price relating to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties at any time. If Seller prepays the Repurchase Price for the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties (each prepayment described in this Section 4.b, an “Optional Prepayment” and each such date of prepayment, an “Optional Prepayment Date”), in contemplation of (i) a broadly marketed and distributed securitization of the Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties prior to the date which occurs three (3) months after the Effective Date, or (ii) a bank refinancing or other prepayment relating to any Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties (other than any such prepayment relating to Mortgage Loan payments and REO Property dispositions), prior to the date which occurs twelve (12) months after the Effective Date, the Seller shall pay Buyer an amount equal to the product of (a) the Applicable Spread and (b) the Aggregate Repurchase Price for the Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties being repurchased, calculated daily on the basis of a 360 day year for the actual number of days during the period commencing on (and including) the date such Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties were repurchased by the Seller, and ending on (and including) the last day of the three (3) or twelve (12) month period specified in clause (i) or (ii) above, as applicable (the “Spread Maintenance Amount”). In connection with any such Optional Prepayment, (i) Seller shall give Repo Agent not less than ten (10) Business Days’ prior written notice thereof, (ii) no Default, Event of Default or any Margin Deficit exists or would arise as a result thereof, and (iii) Seller shall pay to Buyer any Exit Fee and any Spread Maintenance Amount that may be due and payable with respect thereto. Payment of any Repurchase Price shall be applied to reduce the Repurchase Price and all other Obligations (if any) then owing with respect to the Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties, as applicable, being repurchased or prepaid. In connection with any Optional Prepayment, Seller shall pay the related Repurchase Price and, in each case, provided that no Default, Event of Default or any Margin Deficit shall have occurred and be continuing immediately following such payment, take (or cause its designee to take) physical possession of the Asset Files from the Mortgage Subsidiary or its designee (including the Custodian) at Seller’s expense on the related Optional Prepayment Date.

c.             Upon termination of this Agreement, upon Buyer’s receipt of payment in full of the aggregate outstanding Repurchase Price with respect to all Purchased Assets and all other Obligations (if any) then owing, Buyer agrees to release, at Seller’s sole cost and expense, its ownership interest hereunder in the Mortgage Subsidiary Interests and the REO Subsidiary Interests (and, upon such release, the related Repurchase Assets related thereto shall be deemed to have been released to the Seller). The Mortgage Subsidiary Interests and REO Subsidiary Interests (and the Repurchase Assets related thereto, as applicable) shall be retransferred by delivery to the Seller or the designee of Seller free and clear of any lien, encumbrance or claim of Buyer, and the related Underlying Mortgage Loans and Underlying REO Properties shall no longer be subject to a Transaction hereunder. Within five (5) Business Days after payment of the Repurchase Price and all other Obligations (if any) then owing, Repo Agent shall return, transfer or direct the re-registration of each original and outstanding Mortgage Subsidiary Certificate and each original and outstanding REO Subsidiary Certificate, as requested by the Seller and at Seller’s sole cost and expense.

d.             Provided that no Default or Margin Deficit shall have occurred and be continuing, and Buyer has received the applicable Repurchase Price and all other Obligations then owing (if any) with respect to the Underlying Mortgage Loans and Underlying REO Properties being repurchased, Buyer agrees to permit the release from the Mortgage Subsidiary of the related Underlying Mortgage Loans or REO Subsidiary of the related Underlying REO Properties, as applicable, attributable to any Optional Prepayment (including, the related Repurchase Assets related thereto) at the request of the Seller. The applicable Asset Files with respect to the related Underlying Mortgage Loans, Underlying REO Properties and the Repurchase Assets related thereto, shall be delivered to the Seller or the designee of Seller at Seller’s sole cost and expense. Simultaneously with the receipt of any Repurchase Price or Optional Prepayment with respect to any Underlying Mortgage Loans or Underlying REO Properties, to the extent that no Default or Margin Deficit is continuing, Buyer shall release its interest in such Underlying Mortgage Loans or Underlying REO Properties, as applicable, and shall promptly take all action reasonably requested by the Seller, at the Seller’s sole cost and expense, to evidence such release and to effect the release of the related Asset Files to Seller (or its designee).

e.             With respect to any Liquidated Asset, the Seller agrees to (i) provide Repo Agent with a copy of a report from the applicable Servicer indicating that such Underlying Mortgage Loan or Underlying REO Property has been liquidated, (ii) cause the applicable Servicer to remit the Optional Prepayment in accordance with Section 4(b) and (iii) provide Repo Agent a notice specifying each Underlying Mortgage Loan or Underlying REO Property that has been liquidated. Provided that no Default, Event of Default or Margin Deficit shall have occurred and be continuing, Buyer will be deemed to have released the Liquidated Asset from the Mortgage Subsidiary or the REO Subsidiary, as applicable, concurrently with receipt by the Seller from Repo Agent of confirmation that the Optional Prepayment has been received by Buyer.

f.              Promptly upon an Underlying Mortgage Loan becoming an Underlying REO Property as contemplated by Section 8.b., the Seller shall (i) notify Repo Agent in writing that such Underlying Mortgage Loan has become an REO Property and the value attributed to such REO Property by Seller, (ii) deliver to Repo Agent and related Custodian an Asset Schedule with respect to such REO Property, (iii) be deemed to make the representations and warranties listed on Schedule 1-B hereto with respect to such REO Property; and (iv) without limiting the requirements set forth in the definition of Asset Value, deliver to Repo Agent a true and complete copy of a BPO of such REO Property.

g.             The acquisition of Eligible Mortgage Loans by the Mortgage Subsidiary shall result in an increase in the value of the Mortgage Subsidiary Interests (as determined in accordance with the definition of Asset Value). The acquisition of Eligible REO Property by the Mortgage Subsidiary or REO Subsidiary shall result in an increase in the value of the Mortgage Subsidiary Interests or REO Subsidiary Interests (as determined in accordance with the definition of Asset Value), as applicable. For the avoidance of doubt, to the extent that an Eligible Mortgage Loan is converted to an Eligible REO Property, a Purchase Price Increase shall be deemed to occur and shall be offset against the current outstanding Purchase Price for the related Eligible Mortgage Loan, which shall be deemed reduced.

5.             Price Differential.

a.             Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets and other Repurchase Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer the accrued and unpaid Price Differential in respect of the related Purchased Assets subject to a Transaction entered into by Seller, in arrears, on a monthly basis from the Purchase Date until, but not including, the date on which the Repurchase Price is paid in full; provided, that if the Repurchase Price for a Transaction is not paid by the Seller when due (whether at the Repurchase Date, the related Payment Date, upon acceleration or otherwise), the Transaction shall bear a Price Differential from the date due until paid in full at the Post Default Rate. On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Payment Date. One (1) Business Day prior to each Payment Date, Repo Agent shall give the Seller written or electronic notice of the amount of the Price Differential due on such Payment Date; provided that any failure to give notice shall not affect Seller’s obligation to remit the Price Differential on such Payment Date. On each Payment Date, Seller shall pay to Buyer the Price Differential for such Payment Date (along with (i) any other amounts to be paid pursuant to Section 7 hereof to Buyer’s Payment Account by wire transfer in immediately available funds and (ii) any other amounts to be paid pursuant to Sections 2 or 3 of the Pricing Side Letter to Repo Agent’s Payment Account by wire transfer in immediately available funds).

b.             All computations of Price Differential and fees payable hereunder shall be made by Repo Agent and shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year. All such computations by Repo Agent shall be conclusive and binding absent manifest error. Price Differential with respect to any Purchased Asset subject to a Transaction shall be due and payable on each Payment Date occurring in the month following the related Purchase Date and thereafter on each subsequent Payment Date. On the date that the Repurchase Price for such Purchased Asset is due, all accrued Price Differential not otherwise paid by the Seller with respect to such Purchased Asset shall be due and payable.

6.            Margin Maintenance

a.             If at any time the Aggregate Repurchase Price of Purchased Assets (including any Purchase Price Increases in respect of additional Underlying Mortgage Loans and additional Underlying REO Properties) subject to Transactions is greater than the aggregate Margin Maintenance Amount for all Purchased Assets (a “Margin Deficit”), then Repo Agent may by notice to Seller require Seller to transfer to Buyer cash in an amount equal to the Margin Deficit (such requirement, a “Margin Call”), such amount shall be applied by Buyer against the Repurchase Price of the Purchased Assets to reduce the Repurchase Price in respect thereof in such manner as shall be determined by Repo Agent in its sole and absolute discretion.

b.             Notice delivered pursuant to Section 6.a above may be given by any written or electronic means. Any notice given on a Business Day no later than 5:00 p.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the immediately following Business Day, and any notice given after 5:00 p.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second Business Day following such notice. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights under this Section 6 shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c.               If a Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) shall be applied by Buyer against the Repurchase Price of the related Purchased Assets to reduce the Repurchase Price in respect thereof pro rata based on Market Value. Notwithstanding the foregoing, Buyer retains the right, in its sole and absolute discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7.             Income Payments

a.              All Income received by the Seller, any Servicer or any Interim Servicer on account of the Purchased Assets (including Income derived from Underlying Mortgage Loans and Underlying REO Properties, and all amounts received pursuant to Section 4) during the term of this Agreement shall be the property of Buyer subject to the terms of this Agreement. Seller shall cause (i) the applicable Servicer (or the applicable Interim Servicer, as applicable) to deposit into the Remittance Account on or prior to the tenth (10th) day of each month (or if such day is not a Business Day, the next succeeding Business Day) all Income received with respect to the Underlying Mortgage Loans and Underlying REO Properties during the immediately preceding calendar month and (ii) on or prior to the related Payment Date, the Repo Agent shall or shall direct Remittance Account Bank to remit all such Income in the order and priority described in Section 7.b., or Section 7.c., as applicable, provided, however, that notwithstanding the foregoing, each Servicer (or Interim Servicer) shall be entitled to retain all ancillary income and fees to which it is entitled under the applicable Servicing Agreement (or Interim Servicing Agreement). Notwithstanding anything to the contrary set forth herein, to the extent that any Income is not deposited in the Remittance Account, upon notice by Repo Agent to the Seller, the Seller shall immediately remit, or cause to be remitted, to the Remittance Account all such Income received by the Seller, Servicer or Interim Servicer on the Purchased Assets.

b.             On each Payment Date, prior to the occurrence and continuance of an Event of Default, Repo Agent shall, or shall direct the Bank to, remit amounts on deposit in the Remittance Account received with respect to Purchased Assets as follows:

(1)            first, to the extent not previously paid, to pay, pro rata, the following amounts, including any amounts remaining unpaid from prior Payment Dates: (a) to each Servicer, solely in respect of the Purchased Assets serviced by it during the related Accrual Period, any servicing fee and unreimbursed servicing advances due and owing under the Servicing Agreement with respect to the Purchased Assets, (b) to the applicable Custodian, any fees, expenses and indemnities due and owing to such Custodian pursuant to the related Custodial Agreement, (c) to the Trustee, any fees, expenses and indemnities due and owing to Trustee pursuant to the Mortgage Subsidiary Agreement; provided, however, that any Extraordinary Trust Expenses payable to the Trustee and the related Custodian on such Payment Date pursuant to clause (b) and this clause (c) shall be limited by the Extraordinary Trust Expenses Annual Cap; (d) to the Remittance Account Bank, any Extraordinary Account Bank Expenses payable to the Remittance Account Bank on such Payment Date; provided, however, that any Extraordinary Account Bank Expenses payable to the Remittance Account Bank on such Payment Date pursuant to this clause (d) shall be limited by the Extraordinary Account Bank Expenses Annual Cap, and (e) to Repo Agent, any Exit Fee and Spread Maintenance Amount then due and owing with respect to the Purchased Assets;

(2)            second, to Buyer and Repo Agent, as applicable, to pay all costs (including increased costs), expenses, fees, indemnity amounts (including Indemnified Taxes), if any, then due and payable by Seller (or any other Relevant Party) to Buyer and/or Repo Agent pursuant to the terms of this Agreement or any other Program Agreement, pro rata, related to the Purchased Assets;

(3)            third, to Buyer in payment of accrued and unpaid Price Differential then due and owing with respect to the Purchased Assets;

(4)            fourth, to Buyer, in reduction of the Purchase Price of any Liquidated Asset that is a Purchased Asset, an amount equal to the Purchase Price of such Liquidated Asset without limiting the rights of Buyer under Section 6 of this Agreement;

(5)            fifth, to Buyer in reduction of the Purchase Price of the Purchased Assets in the manner provided in Section 6.c of this Agreement, in the amount of any unpaid Margin Deficit with respect to the Purchased Assets;

(6)            sixth, if such Payment Date occurs prior to the occurrence and continuance of an Event of Default or Cash Trap Event, (a) first, to Buyer, the amount necessary to reduce the Effective Aggregate Outstanding Purchase Price to an amount that does not exceed the Targeted Purchase Price for such Payment Date (such amount to be applied in such order and in such amounts as Repo Agent may elect in its sole and absolute discretion), (b) thereafter, an amount equal to the product of eighty percent (80%) and the remaining balance on deposit in the Remittance Account after steps first through fifth above and after the application of the preceding clause (a), (i) to Buyer to be applied to the reduction of the outstanding Repurchase Price of the Purchased Assets pro rata based on Market Value until the same have been reduced to zero, and then (ii) to Goldman Sachs International, to amounts owing in respect of outstanding obligations of the Seller to Goldman Sachs International under any Hedge Agreement; provided that if an Additional Termination Event (as defined in the Hedge Agreement) has occurred under the Hedge Agreement, the payments under this clause (b) shall be applied in the order set forth in clause seventh below;

(7)            seventh, if such Payment Date occurs during the continuance of an Event of Default or Cash Trap Event, to Buyer and to Goldman Sachs International, pro rata, based on, in the case of Buyer, the outstanding Repurchase Price of the Purchased Assets and applied to the reduction of the outstanding Repurchase Price of each of the Purchased Assets pro rata based on Market Value until the same have been reduced to zero, and in the case of Goldman Sachs International, based on and applied to amounts owing in respect of outstanding obligations of the Seller under any Hedge Agreement between Seller and Goldman Sachs International until all such amounts have been paid in full;

(8)            eighth, to Buyer and Repo Agent, as applicable, any and all other Obligations then due and owing by Seller or any other Relevant Party to Buyer and/or Repo Agent hereunder or under any other Program Agreement, regardless of whether such Obligations relate to the Purchased Assets;

(9)            ninth, to Goldman Affiliate Repo Agent, for application in accordance with the terms of the related Goldman Affiliate Repo, an amount equal to any unpaid amounts then due and payable by the Seller or any Seller Party to the related Goldman Affiliate Buyer or Goldman Affiliate Repo Agent pursuant to the cash application waterfall corresponding to this Section 7(b) of the related Goldman Affiliate Repo, to the extent the income collected thereunder is insufficient to pay all such amounts;

(10)         tenth, pro rata, to the Trustee, each Custodian and Remittance Account Bank to pay any Extraordinary Trust Expenses and any Extraordinary Account Bank Expenses, as applicable, in each case to the extent not previously paid and if approved by Seller, without regard to any Extraordinary Trust Expense Annual Cap or any Extraordinary Account Bank Expenses Annual Cap; and

(11)         eleventh, to the Seller, any remaining amounts.

c.             Notwithstanding any provision to the contrary in this Section 7, upon the occurrence and during the continuance of an Event of Default or on the Termination Date, Repo Agent shall, or shall direct the Remittance Account Bank to, remit amounts on deposit in the Remittance Account and all other Income as follows:

(1)            first, to Buyer for application (i) first, to the amounts specified under Section 7.b.1., provided, however, that Extraordinary Trust Expenses and Extraordinary Account Bank Expenses payable to Trustee, each Custodian and Remittance Account Bank, as applicable, pursuant to this clause (1) shall be limited by the Extraordinary Trust Expenses Annual Cap and the Extraordinary Account Bank Expenses Annual Cap, as applicable;

(2)            second, to Buyer in payment of accrued and unpaid Price Differential then due and owing;

(3)            third, to Buyer and Repo Agent, as applicable, to pay all costs (including increased costs), expenses, fees, indemnity amounts (including Indemnified Taxes), if any, then due and payable by Seller (or any other Relevant Party) to Buyer and/or Repo Agent pursuant to the terms of this Agreement or any other Program Agreement, pro rata;

(4)            fourth, to Buyer and Goldman Sachs International, pro rata, based on, in the case of Buyer, the outstanding Repurchase Price of the Purchased Assets and applied to the reduction of the Purchase Price of the Purchased Assets as determined by Repo Agent in its sole and absolute discretion until the Purchase Price of each of the Purchased Assets has been reduced to zero, and in the case of Goldman Sachs International, based on and applied to amounts owing in respect of outstanding obligations of the Seller under any Hedge Agreement between Seller and Goldman Sachs International, until all such amounts have been paid in full;

(5)            fifth, to Buyer and Repo Agent, as applicable, any and all other Obligations owing by Seller or other Relevant Party to Buyer and/or Repo Agent hereunder or under any other Program Agreement;

(6)            sixth, to Goldman Affiliate Repo Agent, for application in accordance with the terms of the related Goldman Affiliate Repo, an amount equal to any unpaid amounts then due and payable by the Seller or any Seller Party to the Goldman Affiliate Buyer or Goldman Affiliate Repo Agent pursuant to the cash application waterfall corresponding to this Section 7.c. of the related Goldman Affiliate Repo, to the extent the income collected thereunder is insufficient to pay all such amounts;

(7)            seventh, to Trustee, each Custodian and Remittance Account Bank, pro rata, to pay any Extraordinary Trust Expenses and any Extraordinary Account Bank Expenses, as applicable, in each case to the extent not previously paid and if approved by Seller, without regard to any Extraordinary Trust Expense Annual Cap or any Extraordinary Account Bank Expenses Annual Cap;

(8)            eighth, to the Seller any remaining amounts.

8.             Conveyance; Security Interest; REO Property

a.             Conveyance and Security Interest. On the initial Purchase Date, Seller hereby sells, assigns and conveys to Buyer all right, title and interest in the Mortgage Subsidiary Interests. On each subsequent Purchase Date and Purchase Price Increase Date, Seller hereby sells, assigns and conveys to Buyer, to the extent of Seller’s interest therein, all right, title and interest in the Mortgage Subsidiary Interests and all Purchased Assets identified on a Transaction Request and/or Trust Receipt and the related Repurchase Assets (including, with respect to any Purchase Price Increase, the related increase in the Asset Values of the Mortgage Subsidiary Interests and or REO Subsidiary Interests, as applicable, based upon (i) the acquisition of additional Underlying Mortgage Loans (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary and (ii) the acquisition of additional REO Properties (including the related Servicing Rights) on a servicing released basis, by the Mortgage Subsidiary or REO Subsidiary, as applicable). Although the parties intend that all Transactions hereunder be sales and purchases and not loans (except for accounting and tax purposes), in the event any such Transactions are deemed to be loans or a court or other forum recharacterizes the Transactions hereunder as other than sales or in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer, Repo Agent and Goldman Affiliate Buyer as security for the performance by Seller of the Obligations and, if a Goldman Affiliate Repo is in effect, the Goldman Affiliate Repo Obligations, and hereby grants, assigns and pledges to Buyer, Repo Agent and, if a Goldman Affiliate Repo is in effect, to Goldman Affiliate Buyer, and to Goldman Sachs International, a security interest in all of its right, title and interest in, to and under the Purchased Assets, the Records, the Underlying Mortgage Loans and the Underlying REO Properties and all related Servicing Rights, the Program Agreements, any Property relating to such Underlying Mortgage Loans or Underlying REO Properties, all insurance policies and insurance proceeds relating to such Underlying Mortgage Loan or Underlying REO Property or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and mortgage insurance contracts and loan guaranty agreements (if any), to the extent of the Underlying Mortgage Loans, Underlying REO Properties or the related Mortgaged Properties protected thereby, all Hedge Agreements, Income, each Collection Account and the Remittance Account, and all amounts deposited therein, accounts (including any interest in escrow accounts) and amounts deposited therein, and any other contract rights, instruments, accounts, cash, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and the related Mortgaged Properties (including, without limitation, any other accounts) or any interest in the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and the related Mortgaged Properties and any and all proceeds of the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and the related Mortgaged Properties (including the related securitization proceeds) and dividends and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt relating to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the “Repurchase Assets”). For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

b.             Acquisition of REO Property. If the Seller shall cause the REO Subsidiary or Mortgage Subsidiary, as applicable, to acquire any REO Property in connection with the foreclosure of the related Underlying Mortgage Loan, or a transfer of the real property underlying the related Mortgage Note in lieu of foreclosure or other transfer of such real property, and shall cause such real property to be taken by Deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the Deed, or such instrument as is provided by the related Governmental Authority, or to be acquired through foreclosure sale in the jurisdiction in which the REO Property is located, in the name of REO Subsidiary or Mortgage Subsidiary, as applicable; provided that the Seller or related Servicer may achieve this by initially taking such REO Property in the name of Mortgage Subsidiary or the REO Subsidiary itself or its respective nominee, as applicable, pursuant to a nominee agreement, and then transferring (and hereby covenants to transfer) such REO Property to the Mortgage Subsidiary or REO Subsidiary by Deed within the period of time generally necessary in the applicable jurisdiction for the applicable Servicer.

c.              Subsidiary Interests as Securities. The parties acknowledge and agree that each Mortgage Subsidiary Certificate and REO Subsidiary Certificate shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code; the Seller covenants and agrees that (i) each Mortgage Subsidiary Certificate and REO Subsidiary Certificate are not and will not be dealt in or traded on securities exchanges or securities markets and (ii) each Mortgage Subsidiary Certificate and REO Subsidiary Certificate are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. The Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the endorsement, transfer, delivery and pledge of each Mortgage Subsidiary Certificate and REO Subsidiary Certificate to Buyer.

d.             Additional Interests. If the Seller shall, as a result of its interest in the Subsidiary Interests, become entitled to receive or shall receive any certificate evidencing any trust interest or other equity interest, any option rights, or any equity interest in the Mortgage Subsidiary or the REO Subsidiary, as applicable, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Subsidiary Interests, or otherwise in respect thereof, the Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by the Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Subsidiary Interests re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the related Subsidiary Interests upon the liquidation or dissolution of the Mortgage Subsidiary or the REO Subsidiary, as applicable, or otherwise shall be paid as Income hereunder. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of such Subsidiary Interests shall be received by the Seller, then the Seller shall, until such money or property is paid as Income hereunder, hold such money or property in trust for the Buyer segregated from other funds of Seller, as additional security for the Obligations.

e.              Cash Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing, the Seller shall be permitted to receive all cash dividends or other cash distributions paid in respect of the related Subsidiary Interests (subject to the provisions, and in the order of priority, set forth in Section 7), and to exercise all voting and member rights with respect to the related Subsidiary Interests; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the related Subsidiary Interests or which would be inconsistent with or result in a violation of any provision of this Agreement or any other Program Agreement. Without the prior consent of the Repo Agent, Seller shall not (i) vote to enable, or take any other action to permit the Mortgage Subsidiary or the REO Subsidiary, as applicable, to issue any trust, limited liability company or corporation interests, as applicable, of any nature or to issue any other trust, limited liability company or corporation interests, as applicable, convertible into or granting the right to purchase or exchange for any trust, limited liability company or corporation interests, as applicable, of the Mortgage Subsidiary or the REO Subsidiary, as applicable, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Subsidiary Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the related Subsidiary Interests, or any interest therein, except for the Lien provided for by this Agreement or any other Program Agreement, or (iv) enter into any agreement (other than the Mortgage Subsidiary Agreement or the REO Subsidiary Agreement, this Agreement and any other Program Agreement) or undertaking restricting the right or ability of Seller to sell, assign or transfer any of the related Subsidiary Interests.

f.              Intent. The grants of security interest set forth in this Section 8 and the grant of security interest in the Underlying Collateral granted under each Pledge Agreement are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

g.                Continuous Lien. Notwithstanding anything to the contrary herein, Buyer and, if a Goldman Affiliate Repo is in effect, Goldman Affiliate Buyer, and if a Hedge Agreement and the Cross-Collateralization Agreement are in effect with respect thereto, Goldman Sachs International, shall have a continuous lien on any Liquidated Asset and the related Underlying REO Property resulting from the foreclosure of an Underlying Mortgage Loan until such time as Buyer releases (or is deemed to have released) such Lien in accordance with the terms of this Agreement. Any transfer of any Liquidated Asset and related Underlying REO Property shall, in all cases, be made subject to the Lien of Buyer and, if a Goldman Affiliate Repo is in effect, Goldman Affiliate Buyer until released as provided in this Agreement.

h.             Financing Statements. The Seller agrees to execute, deliver and/or file (and to cause the Mortgage Subsidiary and the REO Subsidiary to execute, deliver and/or file) such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s, Goldman Sachs International’s and, if a Goldman Affiliate Repo is in effect, Goldman Affiliate Buyer’s, security interest created hereby and under the other Program Agreements to the extent such interests can be perfected by filing and/or possession and/or control under the applicable UCC and excluding in any case any security interest in real estate. Furthermore, Seller hereby authorizes the Buyer, Goldman Sachs International and, if a Goldman Affiliate Repo is in effect, Goldman Affiliate Buyer to file financing statements relating to the Repurchase Assets, as the Repo Agent, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8. Seller hereby authorizes the Buyer, Goldman Affiliate Buyer and their designees and counsel to file Uniform Commercial Code financing statements in form and substance satisfactory to Repo Agent, naming Buyer and Goldman Affiliate Buyer as “Secured Parties” and Seller as “Debtor” and describing the collateral as the Repurchase Assets, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the Repurchase Assets described in this Agreement. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

9.             Payment and Transfer

Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the related Purchased Assets and all rights thereunder shall be transferred to Buyer or its designee (including the related Custodian) against the simultaneous transfer of the Purchase Price to an account designated by the Seller specified in the Transaction Request or Purchase Price Increase Request, as applicable, relating to such Transaction. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller to Buyer hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer’s Payment Account. The Seller acknowledges that it has no rights of withdrawal from the foregoing account, any Collection Account or the Remittance Account. All Purchased Assets transferred by the Seller to the Buyer shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank (or, in the case of the Mortgage Subsidiary Interests and REO Subsidiary Interests, in the name of Buyer or its nominee) and such other documentation as Buyer may reasonably request. All Underlying Mortgage Loans and Underlying REO Properties shall be held by the related Custodian as evidenced by a Trust Receipt. Any Repurchase Price received by Buyer after 5:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.          Conditions Precedent

a.              Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Repo Agent and duly executed by the Seller, the Administrator, the Mortgage Subsidiary, the REO Subsidiary, the Guarantor and each other party thereto, as applicable:

(1)            Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)            Security Interest. Evidence that all other actions necessary or, in the opinion of Repo Agent, desirable to perfect and protect Buyer’s interest in the Repurchase Assets and in the Underlying Mortgage Loans and the Subsidiary Interests (in each case to the extent such interests can be perfected by filing and/or possession and/or control under the applicable UCC and in any event excluding any interest in real estate) have been taken, including, without limitation, ensuring that any interests in the Mortgage Subsidiary and the REO Subsidiary are evidenced by certificates in registered form, and that such interests in the Mortgage Subsidiary and the REO Subsidiary, in each case, constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code). The Seller shall take all steps as may be necessary in connection with the endorsement, transfer of power, delivery and pledge of all Subsidiary Interests to Buyer, and perform UCC searches and duly authorize and file Uniform Commercial Code financing statements on Form UCC 1.

(3)            Organizational Documents. A certificate of the secretary or Responsible Officer of the Seller, the Administrator, the Guarantor and the REO Subsidiary in form and substance acceptable to Repo Agent, attaching certified copies of such party’s organizational documents (and, in the case of the Seller, the Mortgage Subsidiary’s organizational documents) and corporate resolutions or written consents approving the Program Agreements and transactions thereunder (either specifically or by general resolution or consent) and all documents evidencing other necessary corporate, limited liability company or trust, as applicable, action or governmental approvals as may be required in connection with the Program Agreements.

(4)            Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization/formation and registration of each Relevant Party, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)            Incumbency Certificate. An incumbency certificate of the secretary or Responsible Officer of the Seller, the Administrator, the Guarantor and the REO Subsidiary, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the related Program Agreements.

(6)            Opinion of Counsel. An opinion of counsel for each of Seller, Administrator, Mortgage Subsidiary, REO Subsidiary and Guarantor, as to such matters as Repo Agent may reasonably request and in form and substance acceptable to Repo Agent, including, without limitation, with respect to (i) Buyer’s lien on and perfected security interest in the Purchased Assets and Repurchase Assets; (ii) Buyer’s perfected security interest in each Collection Account and the Remittance Account; (iii) the non-contravention, enforceability (under New York law) and corporate opinions with respect to Seller, Administrator, Guarantor, Mortgage Subsidiary and REO Subsidiary; (iv) matters of Delaware law with respect to Seller, Administrator, Mortgage Subsidiary, REO Subsidiary and the Trustee, (v) the inapplicability of the Investment Company Act of 1940 to the Guarantor, and the inapplicability of the Investment Company Act of 1940 to Seller, Mortgage Subsidiary and REO Subsidiary, specifying, with respect to the Seller, the Mortgage Subsidiary and the REO Subsidiary, the reasons for such inapplicability (which reasons shall be provided by other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act) and (vi) the applicability of Bankruptcy Code “securities contract” and “master netting agreement” safe harbors to this Agreement and the Guaranty.

(7)            Insurance. Evidence that the Guarantor has added Buyer as an additional loss payee under the Guarantor’s Fidelity Insurance.

(8)            Fees. Payment of any and all fees due to Buyer and Repo Agent under this Agreement and the other Program Agreements.

(9)            Subsidiary Interests. The Seller shall deliver to the Repo Agent (A) the original Mortgage Subsidiary Certificate registered in the name of Buyer and (B) the original REO Subsidiary Certificate registered in the name of Buyer.

(10)         Interest Rate Hedging Policies. The Seller has delivered to Repo Agent, in accordance with Section 14(ll), its current policies or any updated policies with respect to Hedge Agreements related to the Program Agreements.

b.             All Transactions and Purchase Price Increases. The obligation of Buyer to enter into each Transaction (including the initial Transaction) or Purchase Price Increase, as applicable, during the Revolving Period and pursuant to this Agreement is subject to the following conditions precedent:

(1)            Due Diligence Review; Delivery of BPO’s. Without limiting the generality of Section 32 hereof, Buyer and Repo Agent shall have completed, to their satisfaction, in their sole and absolute discretion, their due diligence review of the related Purchased Assets, Underlying Assets and each Relevant Party. In addition to the foregoing, on or before 5:00 p.m. (New York City time) five (5) Business Days prior to the related proposed Purchase Date (excluding the initial Purchase Date) or the proposed Purchase Price Increase Date, the Seller shall have delivered to Repo Agent the most recent BPO or, solely with respect to Mortgage Loans that are not Non-Performing Mortgage Loans, an Appraisal dated no earlier than (a) with respect to Underlying Assets that are not Non-QM Mortgage Loans, 180 days or less prior to such Purchase Date or Purchase Price Increase Date or (B) with respect to Non-QM Mortgage Loans, 180 days or less prior to such Purchase Date or Purchase Price Increase Date, in each case, including any related documentation prepared by the Approved BPO Provider or appraiser, as applicable, and delivered to the Seller in connection with the calculation of the fair market value expressed in such BPO or Appraisal, as applicable, summary results of the due diligence the Seller performed in connection with the acquisition of Underlying Assets, including compliance diligence information, in each case in the format mutually agreed to by Repo Agent and the Seller, and Repo Agent shall have excluded such assets as it deemed appropriate in its sole and absolute discretion on account of the failure of any such assets to qualify as an Eligible Asset. The fact that Buyer or Repo Agent has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset, Underlying Mortgage Loan, Underlying REO Property or other Repurchase Asset or proposed Purchased Asset, Underlying Asset or other Repurchase Asset shall in no way affect any rights Buyer or Repo Agent may have under the Program Agreements or otherwise with respect to any representations or warranties or other rights or remedies hereunder or thereunder or otherwise, including the right to determine at any time that such Purchased Asset, Underlying Assets or other Repurchase Asset is not an Eligible Asset. In addition, upon the request of Repo Agent, the related Seller shall provide a true and correct copy of the Underwriting Guidelines under which the related Non-QM Mortgage Loan was originated.

(2)            Required Documents.

(a)             With respect to each of the Underlying Mortgage Loans and Underlying REO Properties, the Asset File has been delivered to the related Custodian in accordance with the related Custodial Agreement;

(b)            With respect to each of the Underlying Mortgage Loans and Underlying REO Properties, Seller shall have provided to Repo Agent a Servicer Notice, substantially in the form of Exhibit B hereto, addressed to, agreed to and executed by each applicable Servicer, Seller, Mortgage Subsidiary, REO Subsidiary and Administrator;

(3)            Program Agreements. Buyer or its designee shall have received on or before the day of such Transaction or Purchase Price Increase, as applicable, (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Repo Agent and (if applicable) duly executed:

(a)             A Transaction Request or Purchase Price Increase Request, as applicable, and Asset Schedule or other information required to be delivered by the Seller pursuant to Section 3(b) hereof;

(b)            The related Asset Schedule delivered by the Seller, and the Trust Receipt, Document Inventory Report and related Custodial Asset Schedule delivered by related Custodian in accordance with the related Custodial Agreement;

(c)             With respect to any Transaction other than the initial Transaction, (i) the related Confirmation specifying the related Applicable Spread, Maximum Aggregate Purchase Price, Purchase Price Percentage, Projected Cash Flows Schedule and the other terms set forth on such Confirmation duly executed and delivered by the parties thereto and (ii) the related Interim Servicer Notice, if applicable; and

(d)            Such certificates, opinions of counsel or other documents as Repo Agent may reasonably request.

(4)            Revolving Period; No Default. The Revolving Period shall be in effect and (a) no Default or Event of Default shall have occurred and be continuing and (b) no Servicer Termination Event has occurred for which a replacement servicer acceptable to Repo Agent has not been identified;

(5)            Requirements of Law. Repo Agent shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions or remit Purchase Price Increases with a Pricing Rate based on the Benchmark.

(6)            Representations and Warranties. Both immediately prior to the related Transaction or Purchase Price Increase, as applicable, and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by each Relevant Party in the Program Agreements to which it is a party shall be true, correct and complete on and as of such Purchase Date or Purchase Price Increase Date, as applicable, with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)            Maximum Aggregate Purchase Price; Margin Deficit. Immediately following the occurrence of such Transaction (i) the aggregate outstanding Purchase Price shall not exceed the Maximum Aggregate Purchase Price and (ii) there shall not be any Margin Deficit and the aggregate outstanding Purchase Price shall be less than the Margin Maintenance Amount.

(8)            Simultaneous Closings. If the Purchase Price remitted from Buyer to the Seller on the related Purchase Date or Purchase Price Increase Date will be used by the Seller to simultaneously acquire, or cause the simultaneous acquisition of, Underlying Mortgage Loans from a Person other than Buyer or an Affiliate of Buyer, such closing and the related settlement process shall be executed using an escrow agent approved by Repo Agent in its sole and absolute discretion and an escrow agreement approved by Repo Agent in its sole and absolute discretion shall be executed by Seller, Buyer, such escrow agent and the related third party seller.

(9)            Delivery of BPOs and Appraisals. With respect to each Mortgage Loan and REO Property, the Seller shall have delivered to Repo Agent a BPO or, solely with respect to that are not Non-Performing Mortgage Loans, an Appraisal dated (A) with respect to Underlying Assets that are not Non-QM Mortgage Loans, 180 days or less prior to such Purchase Date or Purchase Price Increase Date or (B) with respect to Non-QM Mortgage Loans, 180 days or less prior to such Purchase Date or Purchase Price Increase Date, in each case including any related documentation prepared by the Approved BPO Provider or appraiser, as applicable, and delivered to Seller in connection with the calculation of the fair market value expressed in such BPO or Appraisal, as applicable, and such other information as may be required by Repo Agent pursuant to Section 3(b).

(10)         Material Adverse Effect. As determined by Repo Agent and in its sole and absolute discretion exercised in good faith, (A) no Material Adverse Effect shall have occurred and be continuing, or (B) there shall not have occurred any event or circumstance that would reasonably be expected to have a Material Adverse Effect.

(11)         Material Adverse Change. There shall not have occurred, as determined by Repo Agent:

(a)             a material change in financial, banking or capital markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (b) a general suspension of trading on major stock exchanges, or (c) a disruption in or moratorium on commercial banking activities or securities settlement services; or

(b)            an event or events resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by assets similar to the Purchased Assets.

11.          Program; Costs

a.              Seller shall reimburse Buyer and Repo Agent for any of Buyer’s and Repo Agent’s reasonable and documented out-of-pocket costs, including, but not limited to, any BPO required to be delivered by Seller to Buyer or Repo Agent hereunder, due diligence review costs (subject to the limitations set forth in Section 32) and reasonable attorney’s fees incurred by Buyer and/or Repo Agent in determining the acceptability to Buyer and Repo Agent of any Underlying Mortgage Loans, Underlying REO Properties and Subsidiary Interests. Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer. Seller shall pay the reasonable and documented out-of-pocket fees and expenses of Buyer’s counsel in connection with the preparation, negotiation, execution and delivery of the Program Agreements, consummation and administration of the transactions contemplated hereby, and any subsequent amendments of this Agreement and the Program Agreements. Seller shall pay ongoing custodial fees and expenses as set forth in the related Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.

b.             Upon the occurrence of a Regulatory Capital Event, Repo Agent will provide written notice to Seller of the occurrence of such an event (the date of such notice is received by Seller, the “Regulatory Capital Event Notice Date”) and upon demand by Repo Agent, Seller agrees to pay to Buyer, from time to time, an amount equal to the Buyer’s additional costs resulting from such Regulatory Capital Event (as specified by Repo Agent).  Repo Agent shall provide written notice to Seller of any Regulatory Capital Event or related event pursuant to which additional costs are due or may become due under this Section 11.b. as soon as reasonably practicable after it becomes aware of any such event; provided that no additional costs shall be payable by Seller with respect to the period prior to the date of such notice.  Notwithstanding anything to the contrary contained herein, if Repo Agent makes a demand as contemplated in this Section 11.b., in lieu of making such payment, Seller shall have the right to terminate this Agreement in its sole discretion (upon payment in full to Buyer of all Obligations but without the payment of any Exit Fee or Spread Maintenance Amount) within ninety (90) days after such demand by Repo Agent.

c.             With respect to any Transaction, Buyer and Repo Agent may conclusively rely upon, and shall incur no liability to Seller in acting upon, any written request or other written communication that Buyer or Repo Agent reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10.a(5) hereof. In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of the request or other communication.

d.             Notwithstanding the assignment of the Asset Files with respect to each Underlying Mortgage Loan and Underlying REO Property to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the documents contained therein.

e.              (i) Any payments made by Seller or the Guarantor to Buyer or a Buyer assignee hereunder or under any Program Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If the Seller or the Guarantor shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) the Seller or the Guarantor shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11(e)) the Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Seller shall (or shall cause the Guarantor to) notify the Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller shall otherwise indemnify Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided that Buyer shall use commercially reasonable efforts to contest any such Indemnified Taxes or Other Taxes that Buyer believes are not correctly or legally asserted by the relevant Governmental Authority.

(ii) Buyer and any Buyer assignee shall deliver to the Seller and the Guarantor, at the time or times reasonably requested by the Seller or the Guarantor, such properly completed and executed documentation reasonably requested by the Seller or the Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by the Seller or the Guarantor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Guarantor as will enable the Seller or any Guarantor to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to the Seller and the Guarantor, to the extent legally entitled to do so:

(A) in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;

(B) in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of any of Seller, Guarantor or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit the Seller or the Guarantor to determine the withholding or deduction required to be made.

(C) if a payment made to a Buyer or Buyer assignee under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to the Seller or the Guarantor at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

f.              Any indemnification payable by the Seller to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 11(e)(i) hereof, shall be paid by the Seller within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to the Seller by Buyer or a Buyer assignee shall be conclusive absent manifest error. The Buyer or relevant Buyer assignee also shall timely deliver to the Seller a receipt (or other evidence reasonably satisfactory to the Seller) of the actual payment of Indemnified Taxes or Other Taxes with respect to which the indemnification request relates.

g.             Each party’s obligations under this Section 11 shall survive any permitted assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

h.             Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets and the Purchased Assets as owned by Seller and the Underlying Mortgage Loans are owned by the Mortgage Subsidiary and the Underlying REO Properties are owned by the Mortgage Subsidiary or the REO Subsidiary, as applicable, in the absence of an Event of Default. Buyer and the Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from Buyer to the Seller secured by the related Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

12.          Servicing

a.              The Seller shall contract with (i) the related Servicer to service and perform reconciliation and reporting services with respect to the related Underlying Mortgage Loans and Underlying REO Properties and (ii) the related Servicer to service and manage the related Underlying Mortgage Loans and Underlying REO Properties consistent with the degree of skill and care that industry practice customarily requires with respect to similar Underlying Mortgage Loans and REO Properties owned or managed by it and in accordance with Accepted Servicing Practices. The Seller shall cause each Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing and management responsibilities under the related Servicing Agreement, and (iii) not impair the rights of Buyer in any Underlying Mortgage Loans and Underlying REO Properties or any payment thereunder. Repo Agent may terminate the servicing of any Underlying Mortgage Loans and Underlying REO Properties with the applicable Servicer in accordance with Section 12.e hereof. No Seller Party or Servicer shall have any right to select or employ any sub-servicer or successor servicer to any person or entity that performs any cash management or borrower contact functions without the prior written approval of Repo Agent in its sole and absolute discretion, exercised in good faith.

b.             The Seller shall cause each Servicer to (i) hold or cause to be held all escrow funds collected by the Seller and any Servicer with respect to any Underlying Mortgage Loans and Underlying REO Properties in the related Servicer Custodial Account or other trust accounts and shall apply the same for the purposes for which such funds were collected and (ii) make protective servicing advances (including without limitation for property preservation, protection, restoration, repair, taxes, assessments, homeowners’ association fees, dues and assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property or REO Property, as applicable, and fire and hazard insurance coverage) with respect to Underlying Mortgage Loans and Underlying REO Properties in accordance with Accepted Servicing Practices and the applicable Servicing Agreement.

c.              The Seller shall cause each Servicer to deposit, no later than two (2) Business Days after receipt thereof, all Income received by such Servicer in respect of the Underlying Mortgage Loans and Underlying REO Properties into the related Servicer Custodial Account. The Seller shall cause each Servicer to deposit, on or prior to the tenth (10th) Business Day of each month, all collections received by such Servicer on the Underlying Mortgage Loans and Underlying REO Properties in the Remittance Account.

d.             The Seller shall provide promptly to Repo Agent a Servicer Notice (or, with respect to Rushmore by no later than the date specified in Section 14(jj)) and an Interim Servicer Notice (if applicable) addressed to and agreed to by each Servicer or Interim Servicer, as applicable, of the related Underlying Mortgage Loans and Underlying REO Properties, advising such Servicer or Interim Servicer, as applicable, of such matters as Repo Agent may reasonably request, including, without limitation, recognition by such Servicer or Interim Servicer, as applicable, of Buyer’s interest in such Underlying Mortgage Loans and Underlying REO Properties and the Servicer’s or Interim Servicer’s, as applicable, agreement that upon receipt of notice of an Event of Default from Buyer or Repo Agent, it will follow the instructions of Buyer or Repo Agent, as applicable, with respect to the Underlying Mortgage Loans and Underlying REO Properties and any related Income with respect thereto.

e.              Upon written notice following the occurrence and during the continuance of an Event of Default or Servicer Termination Event, Buyer shall have the right to terminate each Servicer’s (or in the case of a Servicer Termination Event, the applicable Servicer’s) right to service the Underlying Mortgage Loans and Underlying REO Properties without payment of any termination fee, in accordance with the terms of the related Servicer Notice. Upon receipt of such notice or upon resignation of any Servicer, Seller and the applicable Servicer shall cooperate in transferring the servicing of the Underlying Mortgage Loans and Underlying REO Properties to a successor servicer appointed by Repo Agent in its sole and absolute discretion, at no cost or expense to Buyer, it being agreed that the Seller will pay or cause to be paid any fees and expenses required to terminate the then-current Servicing Agreement and transfer servicing. Upon an Event of Default, Repo Agent shall have the right to appoint such successor in its sole and absolute discretion. Provided no Event of Default has occurred and is continuing, upon a Servicer Termination Event, the Seller shall have the right to identify and appoint a successor Servicer with respect to the related Underlying Assets provided that (A) the Seller shall identify such successor Servicer within ten (10) Business Days of the related event and such successor Servicer has been approved by Repo Agent in its sole and absolute discretion and (B) the Seller causes such appointed Servicer to accept a servicing transfer within sixty (60) days of the related event. If the Seller does not satisfy clauses (A) and (B) of the preceding sentence, Repo Agent shall have the right to appoint such successor Servicer in its sole and absolute discretion, and if Repo Agent shall appoint such successor Servicer, upon such appointment by Repo Agent, the Seller shall not be in Default or in breach of its obligations under this Section 12.e.

f.              If the Seller should discover that, for any reason whatsoever, a Servicer, an Interim Servicer or any other entity responsible to the Seller for managing or servicing any Underlying Mortgage Loan or Underlying REO Property has failed to perform in any material respect Seller’s or such other Person’s obligations under the Program Agreements, Seller shall promptly notify Repo Agent in writing.

g.             For so long as the Purchased Assets are subject to Transactions, none of the Seller, the Mortgage Subsidiary or the REO Subsidiary retains economic rights to the servicing of the Underlying Mortgage Loans and Underlying REO Properties; provided that the Seller shall and shall cause the applicable Servicer to continue to service the Underlying Mortgage Loans and Underlying REO Properties hereunder as part of its Obligations hereunder. As such, the Seller expressly acknowledges that the Underlying Mortgage Loans and Underlying REO Properties are sold to the Mortgage Subsidiary or REO Subsidiary, as applicable, for the benefit of Buyer on a “servicing released” basis.

13.          Representations and Warranties

a.              Each of the Seller and Administrator represents and warrants to Buyer and Repo Agent as of the date hereof, as of each Purchase Date or Purchase Price Increase Date, as applicable, for any Transaction, and at all times while this Agreement and any Transaction hereunder are outstanding that that:

(1)            Existence of Relevant Parties. The Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. The REO Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. CNL Strategic Residential Credit, Inc. has been duly formed and registered and is validly existing as a Maryland corporation.

(2)            Licenses. Each Relevant Party is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations. Each Seller Party has the requisite power and authority and legal right to purchase Underlying Mortgage Loans and Underlying REO Properties and to own, sell and grant a lien on all of its right, title and interest in and to the Purchased assets, Underlying Mortgage Loans and Underlying REO Properties. Each Relevant Party has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement to which it is a party.

(3)            Power. Each Relevant Party has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

(4)            Due Authorization. Each Relevant Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements to which it is a party. Each Program Agreement to which it is a party has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by each applicable Relevant Party, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each such Relevant Party in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)            Financial Statements. All financial statements of the Guarantor that have been delivered to Buyer or Repo Agent are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations as of the dates and periods set forth therein, all in accordance with GAAP applied on a consistent basis. Since the date of the most recent financial statements delivered to Repo Agent, except as otherwise disclosed in writing to Repo Agent prior to the date hereof, prior to any Purchase Date or prior to any Purchase Price Increase Date, as applicable, there has been no material adverse change in the consolidated business, operations, financial condition or properties of the Guarantor and its respective consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Guarantor aware of any state of facts which (with notice or the lapse of time) would result in any such material adverse change.

(6)            No Material Adverse Effect; No Event of Default. There are no facts known (or which should upon the exercise of diligence be known) to any Relevant Party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect that such Relevant Party has not notified Repo Agent of in writing. No Default or Event of Default has occurred and is continuing under this Agreement or any other Program Agreement.

(7)            Solvency. Each Relevant Party is solvent and will not be rendered insolvent by any Transaction or Unrelated Transaction or Purchase Price Increase and, after giving effect to such Transaction or Unrelated Transaction or Purchase Price Increase, will not be left with an unreasonably small amount of capital with which to engage in its business. No Relevant Party intends to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. No Relevant Party has entered into any Program Agreement and no Seller Party has entered into any Transaction or Unrelated Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. No petition in bankruptcy has been filed against any Relevant Party, and no Relevant Party has previously made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. The amount of consideration being received by the Seller upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. Each transfer of the Underlying Mortgage Loans and Underlying REO Properties to the Mortgage Subsidiary constitutes reasonably equivalent value and fair consideration for such Underlying Mortgage Loans and Underlying REO Properties. Each transfer of Underlying Mortgage Loans and Underlying REO Properties constitutes reasonably equivalent value and fair consideration for such Underlying Mortgage Loans and Underlying REO Properties.

(8)            No Conflicts. The execution, delivery and performance by each Relevant Party of each Program Agreement to which it is a party do not (i) require any consent or approval of the directors, shareholders, partners, trustees, members or managers of any Relevant Party, other than any consents or approvals previously obtained, (ii) conflict with or result in the breach of any term, condition or provision of (x) the formation documents, by-laws or other governing documents of such Relevant Party or (y) any contractual obligation to which such Relevant Party is now a party or the rights under which have been assigned to or assumed by such Relevant Party, or to which the properties or assets of such Relevant Party is subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the properties or assets of such Relevant Party, other than pursuant to the Program Agreements, (iii) conflict with, contravene or violate any Requirement of Law applicable to such Relevant Party, which conflict would have a Material Adverse Effect and (iv) result in any violation of any mortgage, instrument, agreement or obligation to which such Relevant Party is a party.

(9)            True and Correct Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of or relating to any Relevant Party or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer or Repo Agent in connection with the initial or any ongoing due diligence of each Relevant Party or any Affiliate or officer thereof, and the negotiation, preparation, or delivery of the Program Agreements are true and correct in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by or on behalf of any Relevant Party to be reasonable at the time made, it being recognized by Buyer and Repo Agent that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements). Since the delivery of any such financial data, except as otherwise disclosed in writing to Repo Agent, there has been no change in the financial position of any Relevant Party, the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties, or the results of operations of any Relevant Party, which change is reasonably likely to result in a Material Adverse Effect.

(10)         Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority, court or any other Person is required under applicable law in connection with the execution, delivery and performance by any Relevant Party of each Program Agreement to which it is a party.

(11)         Litigation. Other than any actions relating to individual Underlying Mortgage Loans and Underlying REO Properties in the ordinary course of business, there is no action, suit, proceeding, arbitration or investigation pending with respect to any Relevant Party with respect to which such Relevant Party has received service of process or, to the best of the Seller’s knowledge threatened against any Relevant Party before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated under any Program Agreement, (C) which is reasonably likely to materially and adversely affect the validity of the Purchased Assets, the Underlying Mortgage Loans, Underlying REO Properties, other Repurchase Assets or the performance by any Relevant Party of its obligations under, or the validity or enforceability of any Program Agreement or (D) individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect. Each Relevant Party is in compliance with all applicable Requirements of Law. No Relevant Party is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(12)         Good Title; Valid Security Interest.

(a)             Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or other Repurchase Asset, and none of the Mortgage Subsidiary and/or the REO Subsidiary has assigned, pledged, or otherwise conveyed or encumbered any Underlying Mortgage Loan, Mortgaged Property, Underlying REO Property or other Repurchase Asset, in each case other than as contemplated by the Program Agreements, and (i) immediately prior to the sale of any such Purchased Asset to Buyer, the Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of Buyer hereunder and the Liens granted in favor of Goldman Sachs International pursuant to the Cross-Collateralization Agreement, and no Person other than Buyer, and Goldman Sachs International pursuant to the Cross-Collateralization Agreement, has any Lien on any Purchased Asset and (ii) as of the Purchase Date or Purchase Price Increase Date related to any Underlying Mortgage Loan or Underlying REO Property and related Repurchase Assets, the Mortgage Subsidiary or REO Subsidiary, as applicable, was the sole owner of such Underlying Mortgage Loan or Underlying REO Property, as applicable, and related Repurchase Assets, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of Buyer under this Agreement or any other Program Agreement and the Liens granted in favor of Goldman Sachs International pursuant to the Cross Collateralization Agreements, and no Person other than Buyer, and Goldman Sachs International pursuant to the Cross Collateralization Agreements, has any Lien on any such Underlying Mortgage Loan or Underlying REO Property and related Repurchase Assets.

(b)            Upon payment of the Purchase Price and the filing of a financing statement in the Delaware Secretary of State’s office, naming the Seller, as debtor, and the Buyer, as secured party, Buyer shall have a valid, fully perfected first priority security interest in the Purchased Assets and Seller’s interest in the related Repurchase Assets (other than real estate), if any.

(c)             Upon the execution and delivery of the applicable Account Control Agreements, Buyer shall have a fully perfected first priority security interest in each Collection Account and the Remittance Account.

(d)            Upon receipt by the related Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the payee or last endorsee, either a purchase shall have been completed by Buyer of, or Buyer shall have a fully perfected first priority security interest in, such Mortgage Note, the Underlying Mortgage Loan evidenced thereby, and Seller’s interest in the related Mortgaged Property.

(e)             Upon the filing of financing statements in the Delaware Secretary of State’s office naming the Mortgage Subsidiary or the REO Subsidiary, as applicable, as debtor, and the Buyer, as secured party, Buyer shall have a valid, fully perfected first priority security interest in the Pledged Collateral under (and as defined in) each of the Pledge Agreements.

(13)         Taxes. Each Relevant Party has timely filed all tax returns that are required to be filed by them (taking into account any applicable extensions) and have paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. Each Relevant Party has satisfied all of its withholding tax obligations. To each of Relevant Party’s knowledge, no tax Liens have been filed against any of its assets and no claims are currently being asserted in writing against it with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP). The charges, accruals and reserves on the books of each Relevant Party in respect of material Taxes and other governmental charges are, in the opinion of such Relevant Party, adequate.

(14)         Investment Company. No Relevant Party is required to register as an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”), and it is not necessary to register Seller, Mortgage Subsidiary or REO Subsidiary under the ICA, for reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the ICA. Each of Seller, Mortgage Subsidiary and REO Subsidiary (i) has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (ii) is relying upon the exception from the definition of investment company under the Investment Company Act of 1940 set forth in Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended, although other exceptions or exemptions may be available.

(15)         Chief Executive Office; Jurisdiction of Organization. On the Effective Date, the Seller’s, the Administrator’s, the Depositor’s, the Guarantor’s, the Mortgage Subsidiary’s and the REO Subsidiary’s chief executive office, is, and has been, located at 450 S. Orange Avenue, Suite 1400, Orlando, Florida 32801. On the Effective Date, the Seller’s, the Administrator’s, the Depositor’s, the Mortgage Subsidiary’s and the REO Subsidiary’s jurisdiction of organization is Delaware. CNL Strategic Residential Credit, Inc.’s jurisdiction of organization is Maryland. Each Relevant Party shall provide Repo Agent with thirty (30) days advance notice of any change in such Relevant Party’s principal office or principal place of business, legal name or jurisdiction. No Seller Party has a trade name. During the preceding five years, no Seller Party has been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(16)         Location of Books and Records. The location where each of Seller, Administrator, Mortgage Subsidiary, REO Subsidiary and the Guarantor keeps its books and records, including all computer tapes and records relating to the Purchased Assets, Underlying Mortgage Loans, REO Properties and the related Repurchase Assets is its chief executive office or at the office of such party’s administrator or its registered office, as applicable.

(17)         Guarantor Financial and Management Covenants. On the Effective Date, the Guarantor is in compliance with the Guarantor Financial and Management Covenants for the Guarantor set forth in Section 4.9 of the Guaranty.

(18)         ERISA. Each Plan to which any Relevant Party and its respective Subsidiaries make direct contributions or otherwise sponsors or maintains, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law other than as would not be reasonably likely to cause a Material Adverse Effect.

(19)         Agreements. No Relevant Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of any Relevant Party. No holder of any indebtedness of any Relevant Party has given notice of any asserted default thereunder.

(20)         Interest Rate Hedging Policies. The Seller has delivered to Buyer its current policies with respect to Hedge Agreements.

(21)         No Indebtedness. The Seller has no Indebtedness (other than Indebtedness evidenced by this Agreement or any Goldman Affiliate Repo).

(22)         No Reliance. Each Relevant Party has made its own independent decisions to enter into the Program Agreements and each Transaction or Purchase Price Increase, as applicable, and as to whether such Transaction or Purchase Price Increase, as applicable, is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Relevant Party is relying upon any advice from Repo Agent as to any aspect of the Transactions or Purchase Price Increases, as applicable, including without limitation, the legal, accounting or tax treatment of such Transactions or Purchase Price Increases, as applicable.

(23)         Plan Assets. No Relevant Party is an “employee benefit plan” as defined in Section 3 of Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code, and the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets are not “plan assets” within the meaning of 29 C.F.R. 2510.3-101 as amended by Section 3(42) of ERISA, and transactions by or with any Relevant Party are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(24)         No Prohibited Persons; Anti-Corruption and Economic Sanctions. No Relevant Party or any of their respective Affiliates or officers, directors, partners or members, is an entity or person (or to such Relevant Party’s knowledge, owned or controlled by an entity or person): (i) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); or (ii) is otherwise the target of sanctions administered by OFAC (any and all parties or persons described in clauses (i) and (ii) above are herein referred to as a “Prohibited Person”). No Relevant Party is acting on behalf of any Prohibited Person. Each Relevant Party is in compliance with all applicable anti-money laundering laws and regulations, including (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any foreign governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Each Relevant Party shall, from time to time upon the prior written request of Repo Agent, execute and deliver such further documents, provide such additional information and reports and perform such other acts as Repo Agent may reasonably request in order to insure compliance with the provisions hereof; provided, however, that nothing in this Section shall be construed as requiring Buyer or Repo Agent to conduct any inquiry or decreasing each Relevant Party’s responsibility for its statements, representations, warranties or covenants herein.

(25)         Servicing. The Seller, through each Servicing Agreement to which Seller is a party, has access to servicing and management facilities, procedures and experienced personnel necessary for the servicing of Mortgage Loans and the management of REO Properties of the same types as may from time to time constitute Underlying Mortgage Loans, and Underlying REO Properties and in accordance with Accepted Servicing Practices. The Seller has delivered to Repo Agent each Servicing Agreement pertaining to the Underlying Mortgage Loans and Underlying REO Properties and, to Seller’s knowledge, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets and as of each Purchase Price Increase Date, such Servicing Agreement is in full force and effect in accordance with its terms.

(26)         No Broker. No Seller Party has dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale or pledge of any Purchased Assets, Underlying Mortgage Loans and REO Properties pursuant to any Program Agreements.

(27)         Corporate Separateness. Other than as provided in this Agreement and the other Program Agreements, none of Seller, Mortgage Subsidiary or REO Subsidiary is engaged in any business transactions with any of its Affiliates other than transactions in the ordinary course of its business on an arm’s length basis. The funds and assets of each of Seller, Mortgage Subsidiary and the REO Subsidiary are not, and will not be, commingled with the funds of any other Person (other than the commingling of REO Subsidiary’s and Mortgage Subsidiary’s funds in any Collection Account subject to an Account Control Agreement). Each of Seller, Mortgage Subsidiary and REO Subsidiary is in compliance with the applicable requirements of Section 14.t hereof.

(28)         No Encumbrances. Except for (or otherwise in connection with) the Transactions contemplated by the Program Agreements, there are no outstanding rights, options or agreements on the part of any Relevant Party for a purchase or sale of the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties or any other Repurchase Assets.

(29)         Judgments/Bankruptcy. Except as disclosed in writing to Repo Agent, there are no judgments against any Relevant Party that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to any Relevant Party.

(30)         Representations and Warranties. The applicable representations and warranties set forth on Schedule 1 attached hereto with respect to each Purchased Asset, Underlying Mortgage Loan and Underlying REO Property sold to Buyer in or otherwise subject to a Transaction hereunder are true, complete and correct, except as has been disclosed to Repo Agent in an Asset Detail and Exception Report delivered to Repo Agent prior to the related Purchase Date or Purchase Price Increase Date, as applicable.

(31)         Ability to Perform. No Relevant Party believes, nor does it have any reason or cause to believe, that (x) any Relevant Party cannot perform each and every covenant contained in the Program Agreements to which it is a party or (y) any Relevant Party cannot perform each and every obligation, term or provision specified in any Program Agreement as being applicable to such Relevant Party.

(32)         [Reserved].

(33)         Mortgage Subsidiary Agreement; REO Subsidiary Agreement. The Seller has delivered true and complete copies of the Mortgage Subsidiary Agreement and the REO Subsidiary Agreement to Buyer. Neither the Mortgage Subsidiary Agreement nor REO Subsidiary Agreement has been amended or modified except pursuant to any amendment or modification which has been approved by Repo Agent in writing. Each of the Mortgage Subsidiary Agreement and REO Subsidiary Agreement is in full force and effect and no defaults by any party thereto has occurred and is continuing.

(34)         Ownership. Seller is and shall remain at all times indirectly directly owned by the Guarantor.

(35)         Insider. No Relevant Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(36)         True Sales. Any and all interest of the Guarantor in, to and under any Underlying Mortgage Loan has been sold, transferred, conveyed and assigned to the Mortgage Subsidiary by the Guarantor pursuant to a legal sale and the Guarantor does not retain any interest in such Underlying Mortgage Loan.

b.               The representations and warranties set forth in this Agreement shall survive transfer and pledge, as applicable, of the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and the other Repurchase Assets to Buyer, and shall continue for so long as the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets are subject to this Agreement. If any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property is for any reason not an Eligible Asset as determined by Repo Agent in its sole and absolute discretion, the Seller shall promptly notify Repo Agent and pay Buyer the Repurchase Price of the related Purchased Asset, Underlying Mortgage Loan or Underlying REO Property within one (1) Business Day after Seller receives notice thereof from Repo Agent. Payments made pursuant to this clause (b) shall be made by depositing to the Remittance Account cash in an amount at least equal to the Repurchase Price of such Purchased Asset, Underlying Mortgage Loan or Underlying REO Property, and such cash payments shall constitute “Income” hereunder.

14.         Covenants

The Seller (and in the case of clause (hh) below, the Administrator) covenants with Buyer that, during the term of this facility:

a.             Litigation. Each Relevant Party, as applicable, will promptly, (i) upon the entry of a judgment or decree against any Relevant Party in an amount equal to or in excess of $500,000 (in the case of any Seller Party other than the Guarantor) or $10,000,000 (in the case of the Guarantor); and (ii) and in any event within ten (10) Business Days after service of process on any of the following, give to Repo Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting such Relevant Party or any of their Affiliates or affecting any of the Property of any of them before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (B) makes a claim or claims in an aggregate amount equal to or greater than $500,000 (in the case of any Seller Party other than the Guarantor) or $10,000,000 (in the case of the Guarantor), or (C) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Each Relevant Party, as applicable, will promptly provide notice of any judgment, which with the passage of time, would be reasonably expected to result in an Event of Default hereunder. For the avoidance of doubt, the foregoing periodic notice requirements are in addition to the reports required by Section 17.b(5) hereof.

b.             Prohibition of Fundamental Changes. No Seller Party shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (other than pursuant to a securitization transaction or other ordinary course third party sale of assets or as contemplated hereunder); provided that any Seller Party may merge or consolidate with (a) any wholly owned subsidiary of any Seller Party, or (b) any other Person if such Seller Party is the surviving corporation or entity, with, in the case of this clause (b), the prior written consent of Repo Agent (such consent not to be unreasonably withheld).

c.             Servicing. None of the Seller, Administrator, Mortgage Subsidiary or REO Subsidiary shall cause or permit the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties to be serviced or managed, as applicable, by any Servicer other than a Servicer expressly approved in writing by Repo Agent. No Seller Party or Servicer shall have any right to select or employ any sub-servicer or successor servicer without the prior written approval of Repo Agent in its sole and absolute discretion. Each of the Seller, Administrator, Mortgage Subsidiary and REO Subsidiary, as applicable, shall, or shall cause the applicable Servicer to, service and administer the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties in accordance with the terms of the Program Agreements, Accepted Servicing Practices and applicable law, and independent of any relationship that any Seller Party or Servicer or any Affiliate of any Seller Party or Servicer may have with the Mortgagor or any Affiliate of any Mortgagor.

d.             Insurance. The Guarantor shall continue to maintain, for the Guarantor and its direct and indirect Subsidiaries, with responsible companies, at the Guarantor’s expense, one or more blanket Fidelity Insurance policies, with broad and customary coverage on all officers, employees or other persons (“Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties, with respect to any claims made in connection with all or any portion of the Repurchase Assets. Any such Fidelity Insurance policies shall protect and insure the Guarantor and each other Relevant Party against losses. No provision of this Section requiring such Fidelity Insurance policy shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Insurance policy shall be at least equal to a minimum of $10,000,000 at all times. Upon the request of Repo Agent, the Seller shall cause to be delivered to Repo Agent a certificate of insurance for such Fidelity Insurance policy. The Seller shall deliver to Repo Agent written notice of any termination or material modification to the scope or amount of coverage of such Fidelity Insurance policy. If requested by Repo Agent, the Seller shall ensure that Buyer is granted the ability to make direct claims under such Fidelity Insurance policy.

e.             No Adverse Claims. Each of the Seller, Administrator, Mortgage Subsidiary and REO Subsidiary warrants and will defend, and shall cause the applicable Servicer to (a) defend, the right, title and interest of (i) Buyer in and to all Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and the related Repurchase Assets and (ii) the Mortgage Subsidiary in and to all Underlying Mortgage Loans and Underlying REO Properties held by it, and the REO Subsidiary in and to all REO Properties held by it, and (b) take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder).

f.              Assignment. Subject to the Lien of Goldman Sachs International pursuant to the Cross-Collateralization Agreement, none of the Seller Parties shall transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge, mortgage, encumber or hypothecate, directly or indirectly, any interest in any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property or any interest therein, to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties (or any of them) or any interest therein with any Person other than Buyer, in each case while such Purchased Asset, Underlying Mortgage Loan or Underlying REO Property is subject to this Agreement. Subject to the Lien of Goldman Sachs International pursuant to the Cross-Collateralization Agreement, none of the Seller Parties shall create, incur, assume, guaranty or suffer to exist any lien, encumbrance, charge or security interest in or on any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property or any interest therein, including any security interest in any Collateral subject to the security interests granted by any Seller Party pursuant to Section 8 of this Agreement for the benefit of any Person other than Buyer or Repo Agent while such Purchased Asset, Underlying Mortgage Loan or Underlying REO Property is subject to this Agreement, without the prior written consent of Repo Agent.

g.             Security Interest. The Seller shall (and shall cause Mortgage Subsidiary and REO Subsidiary to) do all things necessary to preserve the Purchased Assets, Underlying Mortgage Loans, REO Properties and the other Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder (to the extent such security interests can be perfected by possession and/or filing and/or control and in all cases except with respect to real estate), at Seller’s sole cost and expense, and promptly execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings) which may be reasonably requested by Repo Agent to effectuate the transactions contemplated by the Program Agreements or to grant, preserve, protect or perfect the first priority perfected security interest created by the Program Agreements. During the existence and continuance of an Event of Default, the Seller also agrees to provide to Repo Agent, from time to time upon request, evidence satisfactory to Repo Agent as to the perfection and priority of the first priority perfected security interest created or intended to be created by the Program Agreements.

h.            Records.

(1)            The Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties in accordance with industry custom and practice for assets similar to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and with no less a degree of prudence than if the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties were held by Seller for its own account, and all such Records shall be in the related Custodian’s possession pursuant to the terms of the related Custodial Agreement unless Repo Agent otherwise approves. Except in accordance with the related Custodial Agreement, Seller will not allow any such papers, Records or files that are an original or an only copy to leave the related Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Asset, Underlying Mortgage Loan or Underlying REO Property, in which event the Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, Record or file. The Seller will or will cause the Servicer of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties to maintain all such Records not in the possession of the related Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and preserve them against loss and with no less a degree of prudence than if the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties were held by Seller or such Servicer for its own account. With respect to any eNote Mortgage Loan subject to a Transaction, the Seller shall not permit (or allow any other Person to permit) any Person other than Administrative Agent or the Custodian, on its behalf, to control the Authoritative Copy of the related eNote other than in accordance with the related Custodial Agreement.

(2)            For so long as Buyer has an interest in or lien on any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property, the Seller will hold or cause to be held all related Records in trust for Buyer. The Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby. For so long as the Mortgage Subsidiary or REO Subsidiary, as applicable, has an interest in or lien on any Underlying Mortgage Loan or REO Subsidiary has an interest in or lien on any Underlying REO Property, the Seller shall cause the REO Subsidiary or Mortgage Subsidiary, as applicable, to hold or cause to be held all related Records in trust for Buyer.

(3)            Upon reasonable advance notice from the related Custodian or Buyer, the Seller shall, at the Seller’s own cost and expense, (x) make any and all such Records available to such Custodian or Repo Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Repo Agent or its authorized agents to discuss the affairs, finances and accounts of the Seller with a responsible officer with knowledge to discuss the affairs, finances and accounts of the Seller with its independent certified public accountants.

i.              Books. Each Seller Party shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions and reflecting the transfer of Purchased Assets and pledge of Repurchase Assets to Buyer. All such books and records shall be kept at the offices of such Seller Party or such other locations as to which written notice has been given to Repo Agent. Subject to Section 32 of this Agreement, each Relevant Party shall permit any representatives designated by Repo Agent to visit and inspect the financial records and the property and assets of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Repo Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor. The Seller shall reimburse Buyer and Repo Agent for the reasonable out-of-pocket costs and expenses associated with all such visits that occur after the occurrence of an Event of Default.

j.              Approvals. Each Relevant Party shall preserve and maintain all licenses, permits and other approvals necessary for such Relevant Party to conduct its business and to perform its obligations under the Program Agreements and shall duly procure all necessary renewals and extensions thereof and maintain, preserve and renew all rights, powers, privileges and franchises and conduct its business in the usual and ordinary course, in accordance with applicable law.

k.             Servicing Agreement. Without the prior written consent of Repo Agent, no Seller Party shall terminate or amend or otherwise modify, or permit to be terminated or amended or otherwise modified, any Servicing Agreement or Interim Servicing Agreement; if the effect of such terminate or amendment or modification is to (i) alter the applicable Servicer’s or the applicable Interim Servicer’s remittance requirements, (ii) increase or add any fees due the Servicer or the applicable Interim Servicer, (iii) modify or remove any termination rights of any of Seller, Administrator, REO Subsidiary, Trustee or Mortgage Subsidiary or (iv) result in a change or modification that is adverse to the Buyer or Repo Agent, as determined by Repo Agent in its sole and absolute discretion.

l.              Applicable Law. Each Relevant Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority. The Seller shall, and shall cause each other Relevant Party to, cooperate with the Buyer and Repo Agent with respect to any proceedings before any court, board or other Governmental Authority which may adversely affect the rights of Buyer or Repo Agent hereunder or under any of the other Program Agreements and, in connection therewith, permit each of Buyer and Repo Agent, at its election, to participate in any such proceedings.

m.            Existence. Each Relevant Party shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

n.            Chief Executive Office; Jurisdiction of Organization. No Relevant Party shall move its chief executive office from the address referred to in Section 13.a(15) or shall change its jurisdiction of organization from the jurisdiction referred to in Section 13.a(15) unless it shall have provided Repo Agent thirty (30) days’ prior written notice of such change.

o.            Taxes. Each Relevant Party shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

p.            Anti-Money Laundering Laws. Each Relevant Party shall comply with all applicable Anti-Money Laundering Laws.

q.            True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of or relating to any Relevant Party or any of their officers furnished to Buyer and/or Repo Agent hereunder are and will be true and correct in all material respects and do not and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading, in each case as of the date provided or such other date expressly set forth therein. All required financial statements, information and reports delivered by any Relevant Party to Repo Agent pursuant to this Agreement shall be prepared in accordance with GAAP.

r.             No Pledge. No Seller Party shall pledge, transfer or convey, or permit to be pledged, transferred or conveyed, any security interest in the Purchased Assets, the Underlying Mortgage Loans, the Underlying REO Properties, any Collection Account, the Remittance Account, the Servicer Custodial Accounts or any other Repurchase Assets to any Person without the express written consent of Buyer.

s.             Plan Assets. No Relevant Party shall be an “employee benefit plan” as defined in Section 3 of Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101, as amended by Section 3(42) of ERISA, to engage in this Agreement or any Transaction hereunder. Transactions by or with any Relevant Party shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans (within the meaning of Section 3(32) of ERISA).

t.              Margin Regulations. The use of all funds acquired by any Relevant Party under this Agreement or any other Program Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified. All proceeds of each Transaction shall be used by a Relevant Party for purposes permitted under such Relevant Party’s governing documents. No part of the proceeds of any Transaction will be used to purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

u.            Hedge Agreements. Seller shall not enter into any Hedge Agreement with respect to the Underlying Mortgage Loans without the prior written consent of the Repo Agent. The Seller shall not make any material changes to its current policies with respect to any Hedge Agreements related to the Program Agreements without the prior approval of Repo Agent, such approval not to be unreasonably withheld. On and after the related Purchase Date, the Seller shall not make any changes to any Hedge Agreements related to the applicable Underlying Mortgage Loans without the prior written approval of Repo Agent.

v.            Limited Purpose Entity. Each of Mortgage Subsidiary and REO Subsidiary shall be a limited purpose entity, and each of the Seller, Mortgage Subsidiary and REO Subsidiary shall (i) own no assets other than (a) the assets specifically contemplated by the Program Agreements or any Goldman Affiliate Repo or (b) those acquired in connection with an Unrelated Transaction, and will not engage in any business, other than the assets and transactions specifically contemplated by the Program Agreements or any Goldman Affiliate Repo; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Agreements or any Goldman Affiliate Repo; (iii) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of any Affiliate; (iv) pay its debts and liabilities only from its own assets; (v) comply with the provisions of its organizational documents; (vi)(A) do all things necessary to observe organizational formalities and to preserve its existence, and (B) not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the Repo Agent’s prior written consent; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated to the extent that consolidation is required under GAAP or applicable Requirements of Law); (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transactions other than transactions specifically contemplated by the Program Agreements or any Goldman Affiliate Repo with any Affiliates or capital contributions made by direct or indirect members, partners and shareholders to Seller; (x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xi) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person (other than any commingling of Mortgage Subsidiary’s and REO Subsidiary’s funds in any Collection Account that is subject to an Account Control Agreement) and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) not institute against, or join any other Person in instituting against Seller, Administrator, Mortgage Subsidiary or REO Subsidiary any proceedings of the type referred to in the definition of Act of Insolvency hereunder or seek to substantively consolidate Seller, Administrator, Mortgage Subsidiary or REO Subsidiary in connection with any Act of Insolvency with respect to Seller, Administrator, Mortgage Subsidiary, or REO Subsidiary; (xiv) will not hold itself out to be responsible for the debts or obligations of any other Person; (xv) not form, acquire or hold any Subsidiary or own any equity interest in any other entity (other than the Seller owning the Mortgage Subsidiary and the REO Subsidiary); (xvi) intentionally omitted; (xvii) not pledge its assets to secure the obligations of any other Person other than pursuant to the Program Agreements or any Goldman Affiliate Repo; (xviii) not amend its formation or governing documents in any respect that is material to Buyer without the written consent of Repo Agent (and Seller shall provide Repo Agent with a copy of each amendment, whether or not material to Buyer); and (xix) other than in connection with any Goldman Affiliate Repo, not engage in any business other than the origination, acquisition, ownership, servicing, enforcement, financing and disposition of the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and Unfunded Mortgage Loans in accordance with the applicable provisions of the Program Agreements or similar assets in accordance with the applicable provisions of any Goldman Affiliate Repo.

w.           [Reserved].

x.            Distributions. After the occurrence and during the continuation of any Event of Default or monetary Default, no Relevant Party shall make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest in any Relevant Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Relevant Party.

y.            Transactions with Affiliates. None of Seller, Administrator, Mortgage Subsidiary or REO Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) in the ordinary course of the Seller’s, Administrator’s, Mortgage Subsidiary’s or REO Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to Seller, Mortgage Subsidiary, Administrator or REO Subsidiary than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

z.             Mortgage Subsidiary Agreements; REO Subsidiary Agreements. Without the prior written consent of Repo Agent, no Seller Party shall terminate or amend or otherwise modify, or permit to be terminated or amended or otherwise modified, the Mortgage Subsidiary Agreement or REO Subsidiary Agreement.

aa.           Financial Covenants.

(1)           The Guarantor shall comply with the Guarantor Financial and Management Covenants for the Guarantor set forth in Section 4.9 of the Guaranty.

(2)           No Seller Party nor any of its Subsidiaries shall enter into, amend, or supplement a repurchase agreement, warehouse facility, credit facility or other similar agreement, or any guaranty thereof, with any Person which by its terms includes a provision requiring such agreement to be amended (automatically or otherwise) to include more favorable terms provided to any other counterparty with respect to any guarantees or financial covenants in any other repurchase agreement, warehouse facility, credit facility or other similar agreement, or any guaranty thereof.

bb.          Modification of Program and Agreements and Governing Documents. The Relevant Parties shall not amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of (i) any Program Agreement or any Seller Party’s governing documents (including the Seller Agreement, the Mortgage Subsidiary Agreement and the REO Subsidiary Agreement), (ii) any Collection Account or (iii) the Remittance Account, in each case without the written consent of Repo Agent in its sole and absolute discretion.

cc.           Misappropriation; Fraud. No Seller Party shall misapply, misappropriate or convert any Income or other collections or other amounts derived from the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties or any other Repurchase Assets, including, if applicable, in connection with a failure to deposit such amounts into any Collection Account or the Remittance Account, and no Relevant Party shall (i) deliver to Buyer or Repo Agent any materially misleading financial report or any financial report that is untrue or incorrect in any material respect, (ii) engage in any fraud, willful misconduct or intentional misrepresentation in connection with this Agreement or any other Program Agreements, (iii) assert that this Agreement or any other Program Agreement, or any Lien arising thereunder, is not the legal, valid and binding obligation of the applicable Person or any other party thereto, or (iv) take any action, or fail to take any action, which prevents, delays or hinders the Buyer’s perfection of its Lien in any portion or all of the Purchased Assets or any other Repurchase Assets.

dd.          No Prohibited Persons; Federal Trade Embargoes. Neither any Relevant Party nor any of their respective Affiliates, officers, directors, partners or members shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. The Seller shall cause the representation set forth in Section 13.a(24) to remain true and correct at all times. At all times so long as any Transactions are outstanding, each Relevant Party and each of their respective Affiliates shall be in full compliance with all applicable orders, rules, and regulations of OFAC.

ee.           Solvency. Each Relevant Party is solvent and shall not be rendered insolvent by the transactions contemplated by this Agreement and the other Program Agreements and the application of the proceeds thereof by such Relevant Party, and, after giving effect to such transactions and the payment by such Relevant Party of any dividends, shall not be left with an unreasonably small amount of capital with which to engage in its business. No Relevant Party shall incur debts beyond its ability to pay such debts as they mature. No Relevant Party shall take any action in furtherance of any Act of Insolvency in respect of such Relevant Party, any other Relevant Party, any of its assets or properties or any of such other Relevant Party’s assets or properties. Seller shall not sell or pledge the Purchased Assets to Buyer, as provided in this Agreement, with any intent to hinder, delay or defraud any of its creditors. Mortgage Subsidiary shall not pledge the Underlying Mortgage Loans to Buyer, as provided in this Agreement, with any intent to hinder, delay or defraud any of its creditors. REO Subsidiary shall not pledge the Underlying REO Properties to Buyer, as provided in this Agreement, with any intent to hinder, delay or defraud any of its creditors.

ff.              Future Advances. No Seller Party shall make, or permit to be made, any future advances under any Underlying Mortgage Loan to any Mortgagor that are not permitted by the terms and conditions of the Underlying Mortgage Loan.

gg.          BPO’s. Once each ninety (90) day period commencing with the date which occurs ninety (90) days after the Effective Date (each such ninety (90) day period, a “Quarterly BPO Testing Period”), the Seller shall deliver true and complete copies of updated BPOs with respect to a random sample, selected by Repo Agent, of not less than ten percent (10%) (by aggregate Total Balance) of Mortgaged Properties and REO Properties underlying the Purchased Assets then subject to Transactions hereunder. If the aggregate BPO Value of such updated BPOs is less than the original aggregate BPO Value on such sample Mortgaged Properties and Underlying REO Properties by more than three percent (3%) (in the case of the first Quarterly BPO Testing Period) or by more than five percent (5%) for any other Quarterly BPO Testing Period (each, a “Quarterly BPO Test 100% Trigger”), such sample size will be increased, and by no later than the date which occurs ten (10) days following such Quarterly BPO Test 100% Trigger, the Seller shall deliver true and complete copies of updated BPOs with respect to 100% of the Mortgaged Properties and Underlying REO Properties then subject to Transactions hereunder. If the aggregate BPO Value of such updated BPOs for any Quarterly BPO Testing Period after the first Quarterly BPO Testing Period is less than the original aggregate BPO Value on such sample Mortgaged Properties and Underlying REO Properties by more than three percent (3%) but less than five percent (5%) (each, a “Quarterly BPO Test 100% Trigger (Buyer Discretion)”), the Buyer may choose to increase the sample, and by no later than the date which occurs ten (10) days following such Quarterly BPO Test 100% Trigger (Buyer Discretion), the Seller shall deliver true and complete copies of updated BPOs with respect to 100% of the Mortgaged Properties and Underlying REO Properties then subject to Transactions hereunder; provided that, Buyer shall be responsible for the costs of any additional BPOs provided in connection with a Quarterly BPO Test 100% Trigger (Buyer Discretion) that would not have been required in connection with a Quarterly BPO Test 100% Trigger.

hh.          Administrator Covenants.

(1)           Duties of the Administrator. The Administrator shall perform all of its duties as Administrator under the Program Agreements and the Mortgage Subsidiary Agreement and the duties and obligations of the Seller under the Program Agreements and the Mortgage Subsidiary Agreement. In addition, the Administrator shall consult with the Seller and the Trustee (to the extent set forth in and pursuant to the Mortgage Subsidiary Agreement) regarding the Seller’s duties and obligations under the Program Agreements and the Mortgage Subsidiary Agreement. The Administrator shall monitor the performance of the Seller and shall advise Seller when action is necessary to comply with the Seller’s duties and obligations under the Program Agreements and the Mortgage Subsidiary Agreement. The Administrator shall perform such calculations, and shall prepare for execution by Seller or the Trustee (in the name of and on behalf of the Mortgage Subsidiary) or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Seller to prepare, execute, file or deliver pursuant to the Program Agreements or the Mortgage Subsidiary Agreement. In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Seller to take pursuant to the Program Agreements and the Mortgage Subsidiary Agreement, and shall prepare, execute, file and deliver on behalf of the Seller or the Trustee all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Seller to prepare, execute, file or deliver pursuant to the Program Agreements or the Mortgage Subsidiary Agreement or otherwise by law.

(2)          No Action by Administrator. Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, take any action that the Seller directs the Administrator not to take or which would result in a violation or breach of Seller’s covenants, agreements or obligations under any of the Program Agreements or the Mortgage Subsidiary Agreement.

(3)           Liens. The Administrator will not directly or indirectly create, allow or suffer to exist any Lien on the Underlying Mortgage Loans or Underlying REO Properties other than the Liens granted in favor of Buyer and Goldman Sachs International pursuant to the Program Agreements.

ii.             [Reserved]

jj.             The Seller shall deliver to Repo Agent, by no later than the date on which servicing of any Underlying Mortgage Loan or Underlying REO Property is transferred to SN and Rushmore, (i) an opinion of counsel, in form and substance satisfactory to Repo Agent, as to (A) enforceability of the agreements described in clauses (ii) and (iii) below, (ii) the Servicer Notice, fully executed by the Seller, the Mortgage Subsidiary, the REO Subsidiary and SN, in form and substance satisfactory to Repo Agent and (iii) the Servicer Notice, fully executed by the Seller, the Mortgage Subsidiary, the REO Subsidiary and Rushmore, in form and substance satisfactory to Repo Agent.

kk.           The Seller shall deliver to Repo Agent, by no later than the date on which the Asset File with respect to any Underlying Mortgage Loan or Underlying REO Property is held by Computershare as Custodian, (i) a Custodial Agreement, in form and substance satisfactory to Repo Agent and fully executed by all parties thereto and (ii) an opinion of counsel, in form and substance satisfactory to Repo Agent, as to (A) enforceability of the agreement described in clause (i) above and (B) first priority perfected security interest with respect to the Mortgage Notes held by Computershare, in form and substance satisfactory to Repo Agent.

ll.            Promptly deliver to Repo Agent (and in any event within five (5) Business Days of finalizing such updated policies), any updated interest rate hedging policies with respect to Hedge Agreements.

mm.        Promptly following written notice from Buyer, put in place additional interest rate hedge agreements or re-balance current Hedge Agreements as mutually agreed upon by the Seller, the Buyer and Goldman Sachs International, based upon changes in market conditions or changes in the composition of Underlying Mortgage Loans subject to Transactions.

15.         Events of Default

Each (or any) of the following shall constitute an “Event of Default” hereunder:

a.             Payment Failure. Failure of Seller to (A)(i) make any payment of Price Differential or Repurchase Price on a Payment Date, Optional Prepayment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, or (ii) cure any Margin Deficit when due pursuant to Section 6, or (B) make any payment of any other amount which has become due, whether by acceleration or otherwise, under the terms of this Agreement or any other Program Agreement, which failure is not remedied within the period specified herein or therein or, if no period is specified, one (1) Business Day after written notice thereof to Seller from Buyer or Repo Agent; provided, however, that neither Buyer nor Repo Agent shall be required to provide notice in the event of a failure by Seller to repurchase any Purchased Asset on the required Repurchase Date therefor.

b.             Cross Default. (A) Any Relevant Party shall be in default or shall fail to perform beyond any applicable grace period under any Indebtedness in an outstanding amount (whether comprised of interest, principal, fees or other amounts, or any combination thereof) equal to or greater than $500,000 (in the case of a default or failure to perform by any Seller Party) or an amount equal to or greater than the $10,000,000 (in the case of a default or failure to perform by the Guarantor), or (B) any Relevant Party or any Affiliate of any Relevant Party shall have defaulted under, or failed to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract (including any guaranty of any such instrument, agreement or contract provided by any Relevant Party or any such Affiliate) between such Relevant Party or such Affiliate, on the one hand, and Buyer or any of Buyer’s Affiliates on the other.

c.             Assignment; No Liens. Assignment or attempted assignment by any Relevant Party of this Agreement or any other Program Agreement, or any rights hereunder or thereunder without first obtaining the specific written consent of Repo Agent, or any Relevant Party shall grant, or permit to be granted, any security interest, lien or other encumbrances on any Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties or any other Repurchase Assets to any person other than Buyer or with respect to Hedge Agreements, Goldman Sachs International.

d.             Insolvency. An Act of Insolvency shall have occurred with respect to any Relevant Party.

e.             Breach of Certain Representation, Covenant or Obligation. A breach by any applicable Relevant Party of any of the representations, warranties or covenants or obligations set forth in Sections 13.a(1), 13.a(7), 13.a(13), 13.a(14), 13.a(17), 13.a(21), 14.b, 14.f, 14.r, 14.s, 14.t, 14.aa, or 14.ee of this Agreement.

f.              Breach of Other Representation, Covenant or Obligation. A breach or failure to perform by any Relevant Party of any representation, warranty, covenant, term or condition set forth in this Agreement or any other Program Agreement (and not otherwise specified in Section 15.e above), including any failure of any Relevant Party to deliver any report required to be delivered under this Agreement or any other Program Agreement, if such breach is not cured within the time period specified therein (if any), or if no time period is specified, within thirty (30) days (or, in the case of a breach of Section 14(gg), ten (10) days) of Seller’s knowledge or receipt of notice thereof (other than the representations and warranties set forth in Section 13.a(30) above, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Asset or pay the Repurchase Price with respect to such Underlying REO Property or Underlying Mortgage Loan, as applicable, unless such party shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made, in which case such breach shall constitute an immediate Event of Default and there shall be no cure right hereunder).

g.             Change of Control. The occurrence of a Change of Control without Repo Agent’s prior written consent.

h.             Failure to Transfer. Seller fails to transfer the related Purchased Assets to Buyer on or prior to the applicable Purchase Date or Purchase Price Increase Date (or with respect to Underlying Mortgage Loans and Underlying REO Properties, fails to transfer such Underlying Mortgage Loans and any applicable Underlying REO Properties to the Mortgage Subsidiary as contemplated herein or with respect to Underlying REO Properties, fails to transfer such Underlying REO Properties to the REO Subsidiary as contemplated herein).

i.              Judgment. A final judgment or judgments for the payment of money in excess of (1) $500,000, in the aggregate, shall be rendered against any Seller Party (other than a judgment or judgments with respect to an individual Mortgage Loan or REO Property in the ordinary course of business) or (2) $10,000,000, in the aggregate, shall be rendered against the Guarantor, in each case, by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.

j.              Going Concern. Any Relevant Party’s audited annual consolidated financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Relevant Party as a “going concern” or a reference of similar import.

k.             Inability to Perform. Any Relevant Party shall admit in writing its inability to, or its intention not to, perform any of the Obligations under any Program Agreement to which it is a party.

l.              Security Interest. This Agreement and the other Program Agreements shall for any reason cease to create a valid and perfected, first priority security interest in any portion of the Purchased Assets, or in any material portion of the Underlying Mortgage Loans or other Repurchase Assets (but not including real estate) purported to be covered hereby.

m.            Mortgage Subsidiary, REO Subsidiary or Guarantor Breach. (i) Any Pledge Agreement is not enforceable against the Mortgage Subsidiary, REO Subsidiary or Guarantor, (ii) any representation, warranty or certification made or deemed made in the applicable Pledge Agreement by Mortgage Subsidiary, REO Subsidiary or Guarantor or any certificate furnished by Mortgage Subsidiary, REO Subsidiary or Guarantor, as applicable, to Buyer or Repo Agent pursuant to the provisions of any Program Agreement, shall prove to have been false or misleading in any material respect as of the time made or furnished, and such breach shall continue unremedied for a period of ten (10) Business Days after the earlier of discovery of such failure or notice of such failure to the Mortgage Subsidiary, REO Subsidiary or Guarantor, as applicable, (iii) except as otherwise provided in this Section 15, any of Mortgage Subsidiary, REO Subsidiary or Guarantor, as applicable, shall fail to observe or perform or comply with any material term, covenants, provision or agreement contained in the applicable Pledge Agreement, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after the earlier of discovery of such failure or notice of such failure to the Mortgage Subsidiary, REO Subsidiary or Guarantor, as applicable, or (iv) except as otherwise provided by Section 4.b. of this Agreement, any of Mortgage Subsidiary, REO Subsidiary or Guarantor sells, transfers or otherwise disposes of the Pledged Collateral, any Underlying Mortgage Loan or Underlying REO Property, as applicable (as such terms are defined in the applicable Pledge Agreement), without the prior written consent of Repo Agent.

n.             Guarantor Breach. (A) Any of the representations and warranties of the Guarantor in the Guaranty or of the Guarantor in any Officer’s Compliance Certificate provided by the Guarantor shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, (B) any breach by the Guarantor of any covenant made by the Guarantor set forth in the Guaranty which breach continues beyond seven (7) Business Days, or (C) any “event of default” by the Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.

o.             Servicer Default. Seller has not effected a transfer of servicing with respect to the Underlying Mortgage Loans or Underlying REO Properties to a successor Servicer within sixty (60) days of an uncured Servicer Termination Event.

p.             Investment Company. Any Relevant Party shall have become an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

q.             Deposits of Collections. Failure of Seller to cause each Servicer to comply with the deposit requirements set forth in Section 7, Section 12.b and Section 12.c hereof, if such failure is not cured within two (2) Business Days of the receipt of written notice by Seller.

r.              [Reserved].

s.             Enforceability. For any reason this Agreement or any Program Agreement at any time shall not to be in full force and effect or shall not be enforceable in accordance with its terms or any party thereto (other than Buyer or Repo Agent) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder.

An Event of Default shall be deemed to be continuing unless expressly waived by Repo Agent in writing.

16.          Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.             Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Relevant Party), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction or Purchase Price Increase Date for any Purchase Price Increase has not yet occurred as of the date of such exercise or deemed exercise, such Transaction or Purchase Price Increase shall be deemed immediately canceled). Buyer or Repo Agent shall (except upon the occurrence of an Act of Insolvency with respect to any Relevant Party) give notice to the Seller, the Administrator and the Guarantor of the exercise of such option as promptly as practicable.

b.             If Buyer exercises or is deemed to have exercised the option referred to in Section 16.a. hereof, (i) the Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with Section 16.a. hereof, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be applied in accordance with Section 7.c. hereof, and (iii) the Seller shall immediately deliver to Buyer the Asset Files relating to any Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties subject to such Transactions then in Seller’s possession or control.

c.             Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of the Seller, the Mortgage Subsidiary and the REO Subsidiary relating to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and all documents relating to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties) which are then or may thereafter come in to the possession or control of any Relevant Party or any third party acting for any Relevant Party. To obtain physical possession of any Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties and related Asset Files held by a Custodian, Repo Agent shall present to such Custodian a Trust Receipt. Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform their obligations under this Agreement, the Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.             Buyer shall have the right to direct all servicers then servicing any Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties to remit all collections thereon to Buyer, and if any such payments are received by the Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Assets, the Underlying REO Properties and the Underlying Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties. The foregoing procedure for disposition of the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. The Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets, Underlying REO Properties and Underlying Mortgage Loans or dispose of the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Assets, the Underlying REO Properties or the Underlying Mortgage Loans in a pool for issuance of securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets or Underlying REO Properties and Underlying Mortgage Loans, to give the Seller credit for such Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties and the Repurchase Assets in an amount equal to the fair market value (as determined by Repo Agent in its sole discretion exercised in good faith) of such Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.

e.             Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of such Purchased Assets, Underlying Mortgage Loans and/or Underlying REO Properties and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Repo Agent deems appropriate in its sole discretion until all Obligations are paid in full, and shall pay any remainder to the Seller.

f.              The Seller recognizes that the market for the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets or Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. The Seller further recognizes that Buyer may be unable to effect a public sale of any or all of the Purchased Assets that are Subsidiary Interests, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. In view of the nature of the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties, the Seller agrees that liquidation of any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property may be conducted in a private sale and at such price as Repo Agent may deem commercially reasonable. Buyer shall be under no obligation to delay a sale of any Purchased Assets that are the Subsidiary Interests for the period of time necessary to permit Seller to register the Subsidiary Interests for public sale under the 1934 Act, or under applicable state securities laws, even if the Seller would agree to do so.

g.             The Seller agrees to use its reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of any portion of the Subsidiary Interests pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws, provided that Seller shall not have any obligation to register the Subsidiary Interests for public sale under the 1934 Act. The Seller further agrees that a breach of any of the covenants and obligations contained in this Section will cause irreparable injury to Buyer, that Buyer has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Seller, and the Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants and obligations.

h.             The Seller shall be liable to Buyer and Repo Agent for (i) the amount of all reasonable and documented legal or other expenses (including, without limitation, all costs and expenses of Buyer and Repo Agent in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

i.              To the extent permitted by applicable law, the Seller shall be liable to Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by the Seller under this Section 16.i shall accrue at a rate equal to the Post Default Rate.

j.              Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

k.             Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections a. and d. of this Section, at any time thereafter without notice to the Seller, the Administrator, the Mortgage Subsidiary or the REO Subsidiary. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

l.              Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each of the Seller, Administrator, Mortgage Subsidiary and REO Subsidiary hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each of the Seller, Administrator, Mortgage Subsidiary and REO Subsidiary also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each of the Seller, Administrator, Mortgage Subsidiary and REO Subsidiary recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

m.            Repo Agent, on behalf of Buyer, may enforce and otherwise exercise each of Buyer’s rights and remedies specified in this Agreement and such other rights and remedies as may be available to Buyer in connection with this Agreement and the other Program Agreements under applicable law.

17.          Reports

a.             Default Notices. Each Relevant Party shall furnish to Buyer and Repo Agent promptly, but in any event within one (1) Business Day of obtaining notice or knowledge thereof, notice of the occurrence of any of the following: (A) an Event of Default or Default hereunder, (B) a material default or breach by a Relevant Party or a Servicer of any obligation under any Program Agreement, or (C) an event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect.

b.            Financial Notices. The Seller shall, or shall cause the Guarantor to, furnish to Buyer and Repo Agent:

(1)            as soon as available and in any event within sixty (60) calendar days after the end of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of income of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(2)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, the audited, consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as at the end of such period and the related consolidated statements of income for the Guarantor and its consolidated Subsidiaries for such period, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)           at the time the Guarantor furnishes each set of financial statements pursuant to Section 17.b(1) or 17.b(2) above, an Officer’s Compliance Certificate of a Responsible Officer of the Guarantor, which certificate in each case shall include calculations evidencing the Guarantor’s compliance with the related Financial and Management Covenants;

(4)           as soon as available and in any event within thirty (30) days of receipt thereof:

(a)            copies of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of the Seller’s and the Guarantor’s operations to the extent such delivery is permitted under the terms thereof;

(b)            such other information regarding the financial condition, operations, or business of the Relevant Parties and such other reports as Buyer may reasonably request; and

(c)             the particulars of any Event of Termination in reasonable detail.

(5)           The Guarantor shall, as part of the Officer’s Compliance Certificate delivered pursuant to Section 17.b(3) above, provide a current litigation report covering the matters required by Section 14.a;

(6)           such other information regarding the financial condition, operations, or business of the Relevant Parties as Repo Agent may reasonably request; and

(7)            On the Reporting Date, the Seller shall deliver, or cause each Servicer to deliver, a monthly servicing tape with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties in form and substance acceptable to Repo Agent.

c.             Notices of Certain Events. As soon as possible and in any event within five (5) Business Days after the Seller has knowledge thereof, the Seller shall furnish to Repo Agent notice of the following events:

(1)            a change in the insurance coverage required of the Guarantor or any other Relevant Party pursuant to any Program Agreement, with a copy of evidence of same attached;

(2)            any material dispute, litigation, investigation, proceeding or suspension between (x) any Relevant Party or Servicer, and (y) any Governmental Authority or any Person;

(3)            the occurrence of a Servicer Termination Event;

(4)            any material issues raised upon examination of any Relevant Party’s facilities by any Governmental Authority;

(5)            any Mortgaged Property with respect to any Underlying Mortgage Loan or any Underlying REO Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to, in any such case, affect materially and adversely the value of such Underlying Mortgage Loan or Underlying REO Property;

(6)            [Reserved];

(7)            any Lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties;

(8)            any material adverse change in licenses held by any Seller Party that may affect its ability to hold and/or originate Purchased Assets, Underlying Mortgage Loans or Underlying REO Properties, as applicable, in any jurisdiction;

(9)            the termination of any Account Control Agreement, Custodial Agreement or any Servicing Agreement;

(10)         any transfer of any underlying Mortgaged Property of which the Seller has actual knowledge, to the extent not reflected in the loan activity report delivered pursuant to Section 17.d hereof; and

(11)         any other event, circumstance or condition that has resulted, or is reasonably likely (in Seller’s reasonable determination) to result in a Material Adverse Effect with respect to Seller or the Guarantor.

d.             Loan Activity Report. On or prior to each Reporting Date, the Seller will furnish to Repo Agent (i) an Asset Schedule and (ii) an asset activity report comprised of the information set forth in Exhibit D attached hereto. In addition to the foregoing information on each Reporting Date, the Seller will furnish to Repo Agent such information upon (i) the occurrence and continuation of an Event of Default and (ii) any Underlying Mortgage Loan being modified.

e.             Other Reports. The Seller shall deliver to Repo Agent any other reports or information reasonably requested by Repo Agent or as otherwise required pursuant to this Agreement or as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17.b(3) above.

18.          Repurchase Transactions

Buyer may, without consent of any Relevant Party but subject to the consent of Goldman Sachs International, engage in repurchase transactions with the Purchased Assets or its interests in Underlying REO Properties and Underlying Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey its interest in the Purchased Assets or its interests in Underlying REO Properties and Underlying Mortgage Loans with any Person. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof; provided further that Seller acknowledges that Buyer may pledge its interest in the Purchased Assets, the Underlying REO Properties and Underlying Mortgage Loans to a Federal Reserve Bank in support of borrowings made by the Buyer from such Federal Reserve Bank. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or its interests in the Underlying REO Properties and Underlying Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Assets or its interests in the Underlying Mortgage Loans or Underlying REO Properties, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets or its interests in the Underlying Mortgage Loans or Underlying REO Properties that are subject to such repurchase transaction.

19.          Single Agreement

Buyer and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder, and (iii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.          Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Price Increase Requests, as applicable, which shall be delivered via electronic mail or other electronic medium agreed to by the Repo Agent and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Seller or Administrator:

RCRED CRAFTSMAN ADMINISTRATOR, LLC
7114 E. Stetson Dr., Suite 250

Scottsdale, Arizona 85251
Attn: Jim Barrons, Senior Counsel

Telephone: (602) 802-8305
Fax: (480) 773-7588

Email: jbarrons@balbec.com;

If to Buyer or Repo Agent:

Goldman Sachs Bank USA
2001 Ross Ave Suite 2800

Dallas, TX 75201
Attention: Warehouse Lending
Telephone: (212) 902-1000
Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com

With a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282

Attention: Warehouse Asset Management

Telephone: (212) 902-1000

Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com

21.          Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.          Non-assignability

The Program Agreements are not assignable by any Relevant Party. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements, including Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets with the prior written consent of Goldman Sachs International, provided, that so long as no Event of Default has occurred, Buyer shall not assign or grant participations in its rights and obligations hereunder to any of the parties listed on Exhibit C attached hereto or their respective controlled Affiliates (collectively, “Prohibited Transferees”). Notwithstanding the foregoing, if an Event of Default shall have occurred, Buyer may assign and/or grant participations in any and all of its rights and obligations to any Person including, without limitation, any Prohibited Transferee without notice to or consent of Seller but with the prior written consent of Goldman Sachs International. Repo Agent shall maintain, for review by Seller upon written request, a register (“Register”) of the names and addresses of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The entries in the Register shall be conclusive absent manifest error. Buyer and each Relevant Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the applicable rights and obligations and no transfer or assignment shall be effective until duly noted in the Register. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to a Person which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer or Repo Agent, as applicable, unless otherwise notified by Repo Agent in writing. Buyer or Repo Agent may distribute to any prospective assignee any document or other information delivered to Buyer or Repo Agent by Seller or any other Relevant Party.

23.          Set-off

In addition to any rights and remedies of the Buyer hereunder and by law, upon the occurrence and continuance of an Event of Default, the Buyer shall have the right at any time, and from time to time, without notice to any Relevant Party, to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Relevant Party against and on account of the obligations and liabilities of any Relevant Party under this Agreement or any other Program Agreement to Buyer or any of its Affiliates, irrespective of whether or not Buyer or Repo Agent shall have made any demand hereunder or thereunder and whether or not said obligations and liabilities shall have become due. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by any Relevant Party to Buyer with respect to any other Transaction. Buyer may set off cash, the proceeds of any liquidation of the Purchased Assets and/or any other Repurchase Assets and all other sums or obligations owed by Buyer to Seller or any other Relevant Party, including any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, by or due from the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any other Relevant Party, against all of Seller’s or such other Relevant Party’s, as applicable, obligations and liabilities to Buyer, whether under this Agreement, under the Transactions, or under any other agreement between the parties, or otherwise, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing and whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. Repo Agent shall promptly notify Seller and any other applicable Relevant Party after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.            Binding Effect; Governing Law; Jurisdiction

a.             This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller acknowledges that the obligations of Buyer and Repo Agent hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer or Repo Agent. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b.             EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.          No Waivers, Etc.

No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement or any other Program Agreement and no consent by any party to a departure herefrom or therefrom shall be effective unless and until such shall be in writing and duly executed by each of the parties hereto and Goldman Sachs International. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6.a, 16.a or otherwise, will not constitute a waiver of any right to do so at a later date.

26.          Intent

a.             The parties intend that each Transaction be a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a). Without limiting the generality of the foregoing, the parties recognize and intend that each Transaction is a “repurchase transaction” or “reverse repurchase transaction” on “mortgage loans” or “interests” in “mortgage loans” (as such terms are used in section 741(7) of the Bankruptcy Code).

b.             The parties further recognize and intend that (i) Buyer be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Buyer to “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code, and (ii) Buyer’s right to liquidate the Purchased Assets, Underlying Mortgage Loans and Underlying REO Property and other Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

c.             The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.             It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.             This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code. The parties hereto intend that each Transaction constitutes a purchase and a true sale and not a secured financing (except for tax and accounting purposes).

f.              Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

27.          Power of Attorney

The Seller hereby authorizes each of Buyer and Repo Agent to file such financing statement or statements relating to the Repurchase Assets without the Seller’s signature thereon as Buyer or Repo Agent, at its option, may deem appropriate. The Seller hereby appoints each of Buyer and Repo Agent as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer or Repo Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s and Repo Agent’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of an Event of Default hereunder. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 27. In addition to the foregoing, the Seller agrees to execute a Power of Attorney, in the form of Exhibit A hereto, to be delivered on the date hereof. Neither Buyer nor Repo Agent shall take any action pursuant to the foregoing Power of Attorney unless an Event of Default has occurred and is continuing.

28.          Buyer and Repo Agent May Act Through Affiliates

Buyer and Repo Agent may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

29.          Indemnification; Obligations

a.             The Seller agrees to hold Buyer, Repo Agent and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all claims, liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) of any kind (collectively, “Losses”) which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of (i) this Agreement, any other Program Agreement, any Transaction, the actual or proposed use of the proceeds of the Transactions, this Agreement, any other Program Agreement, any Unfunded Mortgage Loans or any Unrelated Transaction (including any other transactions contemplated by such Unrelated Transaction), or any of the transactions contemplated hereby or thereby, except to the extent such Losses resulted from the Indemnified Party’s gross negligence, bad faith or willful misconduct, (ii) any breach of a representation, warranty or covenant of any Relevant Party or such Relevant Party’s officers in this Agreement, any other Program Agreement or in any officer’s certificate, Officer’s Compliance Certificate or other document delivered pursuant hereto or thereto, and any and all actions taken or omissions pursuant hereto or thereto; provided, that, in the case of any representation or warranty set forth in Schedule 1, all determinations as to the existence of a breach of any such representation or warranty shall be made without reference to any qualification as to any Relevant Party’s knowledge, it being understood that all such qualifications are made in the interest of full and fair disclosure and to preclude claim of fraud and misrepresentation, but are not intended to limit the remedies available under this Section 29 for breach of any such representation or warranty), (iii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, or (iv) the actual or alleged presence of hazardous materials on any underlying Mortgaged Property or Underlying REO Property or any environmental action relating in any way to any Mortgaged Property or Underlying REO Property. Without limiting the generality of the foregoing, the Seller agrees to hold each Indemnified Party harmless from and to indemnify each Indemnified Party against all Losses with respect to any and all Purchased Assets, Underlying Mortgage Loans and REO Properties relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit or other laws, including without limitation ERISA, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. The Seller also agrees to reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses in connection with the enforcement of this Agreement and any other Program Agreement, any Transaction Request and Purchase Price Increase Request, and the exercise of any right or remedy provided for herein or therein, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel. Each Relevant Party’s agreements in this Section 29 shall survive the payment in full of the Repurchase Price and all other Obligations and the expiration or termination of this Agreement. The Seller hereby acknowledges that its obligations hereunder are recourse obligations and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets, Underlying Mortgage Loans, Underlying REO Property and the other Repurchase Assets. The Seller also agrees not to assert any claim against Buyer, Repo Agent or any of its respective Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions or Purchase Price Increases, this Agreement, any other Program Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.             [Reserved].

c.             Without limiting the provisions of Section 29 hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

30.          Counterparts

This Agreement may be executed in one or more counterparts (which may be delivered electronically), each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

31.          Confidentiality

a.             This Agreement and its terms, provisions, supplements, amendments, notices and other deliverables hereunder, are proprietary to the parties hereto and shall be held by each party hereto in strict confidence and shall not be disclosed to any third party without the written consent of the other parties hereto except for (i) disclosure to a party’s direct and indirect Affiliates and Subsidiaries, their respective directors, officers employees, agents, advisors, auditors, attorneys or accountants and other representatives, but only to the extent such disclosure is necessary to such parties and such parties agree to hold all information in strict confidence, (ii) disclosure to governmental agencies or regulatory bodies if it is reasonable and necessary for such party to do so in working with such governmental agencies or regulatory bodies, (iii) disclosure to such party’s agents, assignees or prospective assignees, provided that each such third party agrees to maintain the confidentiality of such information to the same standard to which the Buyer is held by this Section 31, (iv) disclosure required by law, rule, regulation or order of a court or other regulatory body or rules of a stock exchange or (v) disclosure to any Rating Agency. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that none of the parties hereto may disclose the name of or identifying information with respect to any other party hereto or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties hereto. Notwithstanding anything contained in this Agreement to the contrary or any disclosure requirements contained in agreements that any Relevant Party or any of their respective Affiliates have entered into with third parties (1) the Pricing Side Letter and its terms may not be disclosed to any Person other than Affiliates and Subsidiaries, and the respective directors, officers employees, agents, advisors, auditors, attorneys or accountants and other representatives of any Relevant Party and their respective Affiliates and Subsidiaries, but only to the extent such disclosure is necessary to such parties and such parties agree to hold all information in strict confidence without the prior written consent of the Repo Agent except to the extent required by applicable law.

b.             Notwithstanding anything in this Agreement to the contrary, each party hereto shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets, Underlying Mortgage Loans and REO Properties and/or any applicable terms of this Agreement (the “Confidential Information”). Each of the parties understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. Each of the parties shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of each other party or any Affiliate of such other party which such party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, each party will provide evidence reasonably satisfactory to allow the other party to confirm that the providing party has satisfied its obligations as required under this Section. Without limitation, this may include the other party’s review of audits, summaries of test results, and other equivalent evaluations of such party. Each party shall notify the other parties hereto immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of any other party hereto provided directly to such party. Each party hereto shall provide such notice to the other parties hereto by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

32.          Periodic Due Diligence Review

The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller, the other Relevant Parties and the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties or otherwise, and the Seller agrees that upon reasonable (but no less than five (5) Business Day’s) prior notice, Buyer or its authorized representatives (which may include Repo Agent) will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Assets, Underlying Mortgage Loans and REO Properties (including, without limitation, quality control review) in the possession or under the control of any of Seller, Administrator, Mortgage Subsidiary, REO Subsidiary or Servicer and/or a Custodian; provided that unless an Event of Default has occurred and is continuing (in which case there shall be no limit on such examinations and inspections) (i) such examinations and inspections shall be limited to one (1) occurrence per calendar year and (ii) no such examination or inspection shall occur within the first six (6) months following the Effective Date. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties. In addition, the Seller shall, and shall cause each other each Relevant Party to, provide to any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over Repo Agent or Buyer access to any documentation regarding the Asset Files, and the Purchased Assets, Underlying Mortgage Loans, Underlying REO Properties and other Repurchase Assets in the possession of any Relevant Party, a Custodian or Servicer which may be required by any applicable regulations. Such access shall be afforded upon reasonable request, during normal business hours and at the offices of such Relevant Party, a Custodian or Servicer. The Seller further agrees that Seller shall pay all reasonable and documented out-of- pocket costs and expenses (not to exceed $20,000 per annum unless an Event of Default has occurred and is continuing (in which case there shall be no limit on such costs and expenses)) incurred by Buyer and Repo Agent in connection with Buyer’s and Repo Agent’s activities pursuant to this Section 32. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties from Seller based solely upon the information provided by Seller to Buyer and Repo Agent in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer and Repo Agent each, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties purchased in a Transaction or Purchase Price Increase, including, without limitation, ordering BPOs, new credit reports and new appraisals on the related Mortgaged Properties and REO Properties and otherwise re-generating the information used to determine the Asset Value of such Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties. The Seller agrees to cooperate with Buyer, Repo Agent and any third party underwriter in connection with such underwriting and any ongoing due diligence reviews, including, but not limited to, providing Buyer, Repo Agent and any third party underwriter with access to, and if requested by Buyer, providing by electronic means to Buyer, Repo Agent and any third party underwriter copies of any and all documents, records, agreements, instruments or information relating to such Purchased Assets, Underlying Mortgage Loans and REO Properties in the possession, or under the control, of Seller, the Mortgage Subsidiary or the REO Subsidiary, as applicable. Provided that no Event of Default has occurred and is continuing, Buyer shall reimburse Seller for any reasonable and documented out-of-pocket costs and expenses incurred by the Seller in connection with engaging any third party providers for providing Buyer, Repo Agent and/or any third party underwriter with copies of the foregoing described documents, records, agreements, instruments or information, and that at all other times, such activities shall be at Seller’s sole cost and expense. The fact that Buyer or Repo Agent has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset, Underlying Mortgage Loan or Underlying REO Property or proposed Purchased Asset, Underlying Mortgage Loan or Underlying REO Property shall in no way affect any rights Buyer or Repo Agent may have under this Agreement or any other the Program Agreement or otherwise with respect to any representations or warranties or other rights or remedies hereunder or thereunder or otherwise, including the right to determine at any time that such Purchased Asset, Underlying Mortgage Loan or Underlying REO Property or proposed Purchased Asset, Underlying Mortgage Loan or Underlying REO Property is not an Eligible Asset.

33.          Documents Mutually Drafted

Each of the Seller, the Buyer and the Repo Agent agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against any party as the drafter thereof.

34.          General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.             the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.             accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

c.             references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.             a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.             the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.              the term “include” or “including” shall mean without limitation by reason of enumeration;

g.             all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.             all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

35.         Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

36.         Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.               in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.               in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.               in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

37.         Recording of Communications

Buyer, Repo Agent, each Relevant Party shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party or parties with respect to Transactions.

38.         Appointment as Repo Agent

Buyer hereby appoints Repo Agent, and Repo Agent hereby accepts the appointment, to perform certain administrative functions and carry out certain calculations, and to act on Buyer’s behalf, in each case, pursuant to and in accordance with the terms of this Agreement and the other Program Agreements, and authorizes Repo Agent to perform such services and take such actions on its behalf as are contemplated hereby and thereby and to exercise such other powers as are delegated to Repo Agent hereby and thereby, in each case, together with such authority and powers as are reasonably incidental thereto. Repo Agent shall not resign or otherwise transfer its responsibilities hereunder without the prior written consent of Buyer.

39.          Amendments

This Agreement may be amended only by a written instrument executed and delivered by the parties hereto. Except as otherwise expressly provided herein, the parties hereby agree that no Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the parties hereto.

40.          Acknowledgement Regarding Any Supported QFCs

To the extent that the Program Agreements provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Program Agreements and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Program Agreements that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

GOLDMAN SACHS BANK USA, as Buyer and Repo Agent

By:	/s/ Charles Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

Signature Page to the Master Repurchase Agreement

RCRED CRAFTSMAN ADMINISTRATOR, LLC, as Seller and Administrator

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Chief Financial Officer

Signature Page to the Master Repurchase Agreement

CONSENTED AND AGREED TO BY:

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Charles Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

Signature Page to the Master Repurchase Agreement

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS

The Seller makes the following representations and warranties to the Buyer, with respect to the Mortgage Loans owned or deemed owned by the Mortgage Subsidiary, that as of the Purchase Price Increase Date for the acquisition of Mortgage Loans by the Mortgage Subsidiary and as of the date of this Agreement and any Transaction hereunder relating to any Mortgage Subsidiary Interests is outstanding and on each day while the Program Agreements and any Transaction hereunder is in full force and effect. Notwithstanding the foregoing, solely with respect to Scratch and Dent Mortgage Loans, Buyer agrees to certain exceptions to the representations and warranties set forth on this Schedule 1-A which have been expressly disclosed to Buyer on the Diligence Results Deficiencies Schedule and agreed upon in writing by Buyer in its sole discretion.

A.           Clauses (1) through (54) apply only to Non-QM Mortgage Loans.

(1)          Property Valuation. The related Asset File contains a written appraisal prepared by an appraiser. The appraisal was written, in form and substance, to (i) Fannie Mae or Freddie Mac standards for mortgage loans of the same or similar type as such Mortgage Loan, (ii) FIRREA and the regulations promulgated thereunder and (iii) USPAP standards, and satisfies applicable legal and regulatory requirements. The appraisal was made and signed prior to the final approval of the application for such Mortgage Loan. The person performing any property valuation (including an appraiser) had no interest, direct or indirect, in the related Mortgaged Property or in any loan made on the security thereof, received no benefit from, and such person’s compensation or flow of business from the related originator was not affected by, the approval or disapproval of such Mortgage Loan. The selection of the person performing the appraisal was made independently of any loan broker and the related originator’s loan sales and loan production personnel.

(2)          Income / Employment / Assets. With respect to each Mortgage Loan (other than an Investor Mortgage Loan), the related originator verified the mortgagor’s income, employment, and assets in accordance with the applicable underwriting standards (other than those Mortgage Loans for which such originator made an exception with sufficient compensating factors), and employed procedures designed to reasonably authenticate the documentation supporting such income, employment and/or assets. With respect to each Mortgage Loan (other than an Investor Mortgage Loan), in order to test the reasonableness of the income, the related originator used (i) transcripts received from the IRS pursuant to a filing of IRS Form 4506 (to the extent specified in the Asset Schedule) or (ii) public and/or commercially available information, including bank statements, in accordance with the applicable underwriting standards. The related originator reviewed other attributes of the mortgagor, including but not limited to, assets, disposable income, reserves and credit history, and reasonably determined that such attributes supported the income used to approve the Mortgage Loan (other than an Investor Mortgage Loan).

(3)          Occupancy. Except with respect to an Investor Mortgage Loan, the related originator gave due consideration to factors, including but not limited to, other real estate owned by the mortgagor, commuting distance to work, appraiser comments and notes, the location of the Mortgaged Property and any difference between the mailing address active in the servicing system and the subject property address to evaluate whether the occupancy status of the Mortgaged Property as represented by the mortgagor is reasonable.

Schedule 1-A-1

(4)          Source of Loan Payments. Except in cases where a reserve fund was established in connection with the closing of the Mortgage Loan, no loan payment has been escrowed as part of the loan proceeds on behalf of the related Mortgagor. No payments due and payable under the terms of the related Mortgage Note and the related Mortgage (or security agreement in the case of a cooperative Mortgage Loan), except for seller or builder concessions, have been paid by any person who was involved in, or benefited from, the sale or purchase of the related Mortgaged Property or the origination, refinancing, sale, purchase or servicing of such Mortgage Loan other than such Mortgagor or a guarantor.

(5)          Data. The information with respect to such Mortgage Loan set forth in the Asset Schedule is complete, true and correct in all material respects as of the related Purchase Date. The information with respect to such Mortgage Loan set forth in the Asset Schedule is consistent with the contents of the Seller’s records and the related Asset File. The Asset Schedule contains the most current information possessed by the Seller with respect to such Mortgage Loan as of the related Purchase Date.

(6)          Underwriting; Escrow Payment. Such Mortgage Loan either (i) was originated by the related originator in conformance with the related applicable underwriting standards in effect at the time of origination or acquisition without regard to any underwriter discretion or (ii) if not originated by the related originator in conformance with the related underwriting standards, has reasonable and documented compensating factors. With respect to any escrow deposits and mortgage escrow account in connection with such Mortgage Loan, all such payments are in the possession of the Mortgage Subsidiary, the related Servicer or any other servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments in connection with such Mortgage Loan have been collected in full compliance with Applicable Law. No escrow deposits or escrow payments or other charges or payments due to the Mortgage Subsidiary have been capitalized under the related Mortgage or the related Mortgage Note. Any interest required to be paid on amounts escrowed under such Mortgage Loan pursuant to Applicable Law has been properly paid and credited.

(7)          Adjustments. If such Mortgage Loan has an adjustable Mortgage Interest Rate, all mortgage interest rate adjustments and monthly payment adjustments have been made in compliance with Accepted Servicing Practices.

(8)          Regulatory Compliance. All requirements of Applicable Law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, or disclosure laws applicable to such Mortgage Loan have been complied with. Such Mortgage Loan is not a “high cost” or “covered” loan, or any other similarly designated loan as defined under any state, local, or federal law, as defined by applicable predatory and abusive lending laws at the time of the origination of such Mortgage Loan. If such Mortgage Loan is secured by property located in the State of Georgia, it was not originated on or after October 1, 2002 and prior to March 7, 2003 and, if it was originated on or after March 7, 2003, such Mortgage Loan is not a “high cost home loan” as defined under the Georgia Fair Lending Act.

Schedule 1-A-2

(9)          No Violation of Environmental Laws. To the best of the Seller’s knowledge, there does not exist on the related Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation, including, without limitation, asbestos. There is no pending action or proceeding directly involving such Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to such Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation, if any, constituting a prerequisite to use and enjoyment of such Mortgaged Property. Neither the Seller nor, to the Seller’s knowledge, the applicable Servicer or any other servicer or the related Mortgagor has received any notice of any violation or potential violation of such environmental laws.

(10)        No Prior Liens. The Seller is the sole owner and holder of such Mortgage Loan and the indebtedness evidenced by the related Mortgage Note free and clear of any and all liens, pledges, charges or security interests of any nature. Each sale of such Mortgage Loan from any prior owner thereof to the Depositor or any affiliate of the Depositor was in exchange for fair equivalent value, and the prior owner was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay its debts as they would generally mature. Immediately prior to its transfer to the Depositor, such Mortgage Loan, including the related Mortgage Note and the related Mortgage, was not subject to an assignment or pledge, and the Seller (or one of its affiliates) had good and marketable title thereto and was the sole owner thereof.

(11)        Enforceability and Priority of Lien. The related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) is a valid, subsisting, enforceable and perfected first lien on the related Mortgaged Property (subject, as to enforceability, to bankruptcy and other creditors’ rights laws), including, to the extent each of the following items constitutes real property under the laws of the state in which such Mortgaged Property is located, all buildings on such Mortgaged Property, and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, securing the original principal balance of the related Mortgage Note. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and which either (A) are referred to or otherwise considered in the appraisal of such Mortgaged Property made for the related originator, or (B) do not adversely affect the Appraised Value of such Mortgaged Property as set forth in the appraisal thereof and (3) other matters to which like properties are commonly subject and which do not materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, value or marketability of such Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with such Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein (subject, as to enforceability, to bankruptcy and other creditors rights laws). There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting such Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage. Unless such Mortgage Loan is a MERS Designated Mortgage Loan, the original of such Mortgage has been recorded or is in the process of being recorded and all subsequent assignments of such original Mortgage have been delivered in the appropriate form for recording in the jurisdiction where such Mortgaged Property is located if such recordation is necessary to perfect the ownership of such Mortgage by the Trustee on behalf of the Mortgage Subsidiary. Such Mortgaged Property was not, at the time of origination of such Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt, or other security instrument creating a lien senior to the lien of such Mortgage. With respect to any cooperative Mortgage Loan, the security agreement is a valid, subsisting and enforceable first priority security interest on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative corporation for unpaid assessments representing the mortgagor’s pro rata share of the related residential cooperative corporation’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject, and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by such security agreement.

Schedule 1-A-3

(12)         Taxes Paid. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents with respect to the related Mortgaged Property which previously became due and owing have been paid by the related Mortgagor, or, if required or allowed by the related Mortgage, an escrow of funds from such Mortgagor has been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.

(13)         No Damage/Condemnation. The related Mortgaged Property is undamaged by water, waste, vandalism, fire, hurricane, earthquake or earth movement, windstorm, flood, tornado or other casualty adversely affecting the value of such Mortgaged Property or the use for which the premises were intended, and such Mortgaged Property is in substantially the same condition it was at the time the most recent Appraised Value was obtained. There is no proceeding pending or, to the knowledge of the Seller, threatened for the total or partial condemnation of such Mortgaged Property.

(14)         Fee Simple Estate; No Encroachments; Compliance with Zoning. The related Mortgage creates a first lien on an estate in fee simple (or a first priority ownership interest in a leasehold estate) in real property securing the related Mortgage Note. All improvements subject to such Mortgage which were considered in determining the Appraised Value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property (and wholly within the condominium project if such Mortgaged Property is a condominium unit); no improvements on adjoining properties encroach upon such Mortgaged Property except those which are insured against by the title insurance policy referred to in “Existence of Title Insurance” below; and all improvements on such Mortgaged Property comply with all applicable building, zoning and subdivision laws, regulations and ordinances.

Schedule 1-A-4

(15)         Legally Occupied. The related Mortgaged Property is either vacant or lawfully occupied under Applicable Law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(16)         Mortgage Loan Legal and Binding. The related Mortgage Note, the related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) and the other agreements executed in connection with such Mortgage Loan are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with their respective terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors generally and by general equitable principles. All parties to such Mortgage Note, Mortgage (or security agreement in the case of a cooperative Mortgage Loan) and other agreements had the legal capacity to enter into such Mortgage Loan and to execute and deliver such Mortgage Note and Mortgage (or security agreement in the case of a cooperative Mortgage Loan). Such Mortgage Note and Mortgage (or security agreement in the case of a cooperative Mortgage Loan) have been duly and properly executed by such parties.

(17)         Proceeds Fully Disbursed; Recording Fees Paid. The proceeds of such Mortgage Loan have been fully disbursed to or for the account of the related Mortgagor including any sums deposited into an account to be disbursed pursuant to the Records, except for an amount necessary to complete any on-site or off-site improvement contemplated in connection with the origination of such Mortgage Loan; there is no requirement for additional advances under such Mortgage Loan; and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds have been complied with. All costs, fees and expenses incurred in making or closing such Mortgage Loan and the recording of the related Mortgage were paid or are in the process of being paid, and the related Mortgagor is not entitled to any refund of any amounts paid or due under the related Mortgage Note or such Mortgage.

(18)         Existence of Title Insurance. Such Mortgage Loan (except if the related Mortgaged Property is located in any jurisdiction as to which an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received) is covered by an ALTA lender’s title insurance policy or other form of policy or insurance generally acceptable to institutional investors issued by a qualified insurer, insuring (subject to the exceptions contained in “Enforceability and Priority of Lien” above) the related originator, its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of such Mortgage Loan. Additionally, such policy affirmatively insures ingress to and egress from such Mortgaged Property. The Trustee on behalf of the Mortgage Subsidiary, its successors and assigns are the sole insureds of such lender’s title insurance policy; and such lender’s title insurance policy is in full force and effect. No claims have been made under such lender’s title insurance policy, and no prior holder of such Mortgage, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy. No Seller Party or other Person has provided or received any unlawful fee, commission, kickback, or other unlawful compensation or value of any kind in connection with such title insurance policy.

Schedule 1-A-5

(19)         Hazard Insurance; Flood Insurance. All buildings or other customarily insured improvements upon the related Mortgaged Property are insured by a qualified insurer generally acceptable to institutional investors, against loss by fire, hazards of extended coverage and such other hazards are customary in the area where such Mortgaged Property is located, in an amount representing coverage not less than the greater of (1) the lesser of the full insurable value of such Mortgaged Property and the outstanding principal balance of such Mortgage Loan (plus any additional amount required to prevent the related Mortgagor’s being deemed a co-insurer) and (2) an amount such that the proceeds of such insurance will be sufficient to avoid the application to such Mortgagor or loss payee of any coinsurance under the insurance policy, but in no event not less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis. If such Mortgaged Property is a condominium unit or a unit in a planned unit development, it is included under the coverage afforded by a blanket policy for the related condominium project or planned unit development, as the case may be. If such Mortgaged Property is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, it is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration, in an amount not less than the least of (A) the outstanding principal balance of such Mortgage Loan (plus any additional amount required to prevent such Mortgagor from being deemed a co-insurer), (B) the full insurable value of such Mortgaged Property, or (C) the maximum amount of insurance available under the National Flood Insurance Program. Each such policy was issued by a qualified insurer generally acceptable to institutional investors. The related Mortgage obligates such Mortgagor to maintain all such insurance coverages at such Mortgagor’s cost and expense and, upon such Mortgagor’s failure to do so, authorizes the holder of such Mortgage to maintain such insurance at such Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. All such standard hazard and flood policies are the valid and binding obligation of the qualified insurer and are in full force and effect and on their respective dates of origination contained a standard mortgagee clause naming the related originator and its successors in interest and assigns as mortgagee and loss payee; such clause is still in effect; and all premiums due on any such policies have been paid in full. No such standard hazard or flood policy may be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee, and no such notice has been received by any Seller Party. None of any Seller Party, such Mortgagor or any other Person has engaged in any act or omission that would impair the coverage of any such insurance policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either, including, without limitation, the provision or receipt of any unlawful fee, commission, kickback or other compensation or value of any kind. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any such insurance policies, regardless of the cause of such failure of coverage.

(20)         No Default. Unless otherwise indicated in the Asset Schedule, other than (x) any Monthly Payment on such Mortgage Loan due for the month in which the Effective Date occurs and which is less than 30 days past due and (y) if such Mortgage Loan is subject to a forbearance plan, there is no default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note (or security agreement in the case of a cooperative Mortgage Loan) and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration thereunder; and neither the Seller nor any prior owner of such Mortgage Loan has waived any default, breach, violation or event permitting acceleration. No foreclosure action is currently threatened or has been commenced with respect to the related Mortgaged Property.

Schedule 1-A-6

(21)         No Rescission. The related Mortgage Note and the related Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of such Mortgage Note or the related Mortgage, or the exercise of any right thereunder, render such Mortgage Note or such Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto. The related Mortgagor was not at the time of origination of such Mortgage Loan and, as of the Effective Date is not, a debtor in any state or federal bankruptcy or insolvency proceeding.

(22)         Enforceable Right of Foreclosure. The related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) contains customary and enforceable (subject to bankruptcy laws and general principles of equity) provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security provided thereby, including realization by judicial or non-judicial foreclosure (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors). Upon default by the related Mortgagor and the foreclosure or trustee’s sale of such Mortgaged Property pursuant to proper procedures, the holder of such Mortgage Loan will be able to obtain good and marketable title to such Mortgaged Property. There is no homestead or other exemption available to such Mortgagor which would interfere with the right to sell such Mortgaged Property at a trustee’s sale or the right to foreclose on such Mortgage. For the avoidance of doubt, this representation and warranty does not include rights of redemption, and the parties acknowledge that such Mortgaged Property may be subject to a right of redemption period pursuant to Applicable Law.

(23)         Mortgage Loan Qualifies for REMIC. Such Mortgage Loan is a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulations Section 1.860G-2(a)(3) or Treasury Regulations Section 1.860G-2(f)(2) or any other provision that would allow such Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9).

(24)         Doing Business. The Seller, the related Servicer and any other servicer of such Mortgage Loan is (or, during the period in which it held and disposed of an interest in such Mortgage Loan or engaged in any activity with respect to such Mortgage Loan, was) duly licensed or approved and validly authorized under Applicable Law to originate, own, service, hold an interest in or engage in activities with respect to such Mortgage Loan, or was exempt from such licensing or approval requirements. All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state where the related Mortgaged Property is located and (B) (1) organized under the laws of such state, (2) qualified to do business in such state, (3) a federal savings and loan association, a national bank, a Federal Home Loan Bank or a savings bank having principal offices in such state or (4) not doing business in such state.

Schedule 1-A-7

(25)         Fraud. No fraud, error, omission, misrepresentation, gross negligence or similar occurrence has taken place in connection with the origination of such Mortgage Loan on the part of (i) the related originator, (ii) the Seller, (iii) any broker or correspondent, (iv) the related Mortgagor or (v) any other Person (including, without limitation, any appraiser, escrow agent, closing attorney, servicer, realtor, builder, developer or title company) involved in the solicitation or origination of such Mortgage Loan, the determination of the value of the related Mortgaged Property, the application of any insurance in relation to such Mortgage Loan, or the sale or servicing of such Mortgage Loan or such Mortgaged Property prior to the transfer of such Mortgage Loan to the Depositor that would impair in any way the rights of the Seller or any prior owner in and to such Mortgage Loan or Mortgaged Property or that violated Applicable Law. No Seller Party has made any material representations to such Mortgagor that are inconsistent with the applicable Records.

(26)         Recordable. Unless such Mortgage Loan is a MERS Designated Mortgage Loan, the assignment of the related Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction where the related Mortgaged Property is located.

(27)         Acceleration of Payments. The related Mortgage (or security agreement in the case of a cooperative Mortgage Loan)contains the usual and enforceable provision (subject to bankruptcy laws, general principles of equity and laws which specifically restrict the enforcement of such provisions, none of which will affect the ultimate realization of the benefits of the lien of such Mortgage) for the acceleration of the payment of the unpaid principal amount of such Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee.

(28)         Complete Asset File. The instruments and documents with respect to each Mortgage Loan required to be delivered to the Custodian pursuant to the Custodial Agreement have been or will be delivered to the Custodian.

(29)         Deed of Trust. If the related Mortgage is a deed of trust, a trustee, authorized and duly qualified under Applicable Law to serve as such, has been properly designated, is named in such Mortgage and currently so serves, and no fees or expenses are or will become payable from the assets of the Mortgage Subsidiary to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor.

(30)         No Modifications. The terms of the related Mortgage Note and the related Mortgage have not been impaired, waived, altered or modified in any material respect. Such Mortgage and Mortgage Note have not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancelation, subordination or rescission. Other than in the case of a forbearance referred to in the first sentence of this paragraph, no Seller Party, the related Servicer or any other servicer has waived the performance by such Mortgagor of any action if such Mortgagor’s failure to perform such action would cause such Mortgage Loan to be in default, nor has any Seller Party, the related Servicer or any other servicer waived any default resulting from any action or inaction by such Mortgagor.

Schedule 1-A-8

(31)         Mortgaged Property. The related Mortgaged Property is located in the United States or a territory of the United States and consists of a fee simple interest (or a leasehold interest) in one or more contiguous parcels of real property with a detached one-family residence erected thereon, or a townhouse, or a two- to four-family dwelling, or a multi-family dwelling (up to ten units), or an individual condominium unit in a condominium project, or a condotel, or an individual unit in a planned unit development, or a primarily commercial mixed-use property. With respect to each cooperative loan, the cooperative shares that are pledged as security for such loan are held by a person as a tenant-stockholder (as defined in Section 216 of the Code) in a cooperative housing corporation (as defined in Section 216 of the Code).

(32)         Loan Current; Prior Delinquencies. Unless otherwise indicated in the Asset Schedule, all payments required to be made under the terms of the related Mortgage Note up to the Due Date immediately preceding the related Purchase Date have been made, and such Mortgage Loan has not been more than thirty (30) days delinquent (calculated under the MBA method) in the twelve (12) months preceding the related Purchase Date, unless disclosed in the Asset Schedule.

(33)         Ability to Repay. For any Mortgage Loan, unless the Asset Schedule indicates that such Mortgage Loan is exempt from the ATR Rules, such Mortgage Loan complied with the “ability to repay” standards as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. §1639c(a), and Section 1026.43(c) of Regulation Z.

(34)         TRID Compliance. With respect to each Mortgage Loan for which an application was taken on or after October 3, 2015, either: (i) the Mortgage Loan was originated in compliance with the CFPB’s Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, 78 Fed. Reg. 79730 (Dec. 31, 2013), as amended from time to time, and as implemented in Regulation Z (12 C.F.R. Part 1026) or any successor implementing regulation, as in effect on the date that the creditor or mortgage broker received the application for any Mortgage Loan (such rule, “TRID”); (ii) any TRID compliance exception with respect to each Mortgage Loan will not result in civil liability or has been cured in a manner which negates the associated civil liability or (iii) such Mortgage Loan is not subject to TRID.

(35)         No Bankruptcy. As of the origination date, neither the related Mortgagor nor any guarantor of such Mortgage Loan is in bankruptcy or insolvent and the Seller has not received notice that the mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding as of the related Purchase Date.

(36)         Servicing. To the best of Seller’s knowledge, such Mortgage Loan has been serviced in all respects, including collection practices, in accordance with all Acceptable Servicing Practices.

(37)         Servicemembers Civil Relief Act. The related Mortgagor has not notified the related Servicer or any other servicer that it is requesting relief under the Servicemembers Civil Relief Act, and the Seller has no knowledge of any relief requested or allowed to such Mortgagor under the Servicemembers Civil Relief Act.

Schedule 1-A-9

(38)         Tax Service Contracts: Flood Certification Contract: Such Mortgage Loan is covered by a paid-in-full, life-of-loan tax service contract, and a paid-in-full, life-of-loan flood certification contract and each of these contracts is fully assignable to the Mortgage Subsidiary.

(39)         Leaseholds. If such Mortgage Loan is secured by a long-term residential lease, (A) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained and such consent is contained in the related Asset File and such consent is in full force and effect) and the acquisition by the holder of the related Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of such Mortgage with substantially similar protection; (B) the terms of such lease do not (x) allow the termination thereof upon the lessee’s default without the holder of such Mortgage being entitled to receive written notice of, and opportunity to cure, such default or (y) prohibit the holder of such Mortgage from being insured under the hazard insurance policy relating to the related Mortgaged Property; (C) the original term of such lease is not less than fifteen (15) years; (D) the term of such lease does not terminate earlier than five (5) years after the maturity date of the related Mortgage Note; (E) such Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is permitted under Applicable Law; (F) the mortgagee under such Mortgage Loan is given at least thirty (30) days’ notice of any default and an opportunity to cure any defaults under the such lease or to take over such Mortgagor’s rights under such lease; (G) such lease does not contain any default provisions that could give rise to forfeiture or termination of such lease except for the non- payment of such lease’s rents; (H) such lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor; (I) such lease must contain provisions to protect the mortgagee’s interest in the event of a condemnation of such Mortgaged Property; (J) all lease rents, other payments, or assessments that have become due are fully paid; (K) such Mortgagor is the owner of a valid and subsisting interest as tenant under such lease and is not in default thereunder; (L) such lease is in full force and effect, and is unmodified; and (M) the lessor under such lease is not in default.

(40)         Lost Note Affidavit. Unless otherwise indicated in the Asset Schedule, the Seller has delivered the original of the related Mortgage Note (or security agreement in the case of a cooperative Mortgage Loan) to the Custodian and no lost note affidavit has been delivered to the Custodian in place of such Mortgage Note.

(41)         Single Premium Credit Life Insurance. The related Mortgagor was not required to purchase any credit life, credit disability, credit unemployment, credit property, debt cancelation, accident or health insurance product as a condition of obtaining the extension of credit. Such Mortgagor did not obtain a prepaid single-premium credit life, credit disability, credit unemployment, credit property, debt cancelation, accident or health insurance policy in connection with the origination of such Mortgage Loan. No portion of the proceeds of such Mortgage Loan was used to purchase or finance single-premium credit insurance policies as part of the origination, or as a condition to the closing, of such Mortgage Loan.

Schedule 1-A-10

(42)         MERS Mortgage Loan. If such Mortgage Loan is a MERS Designated Mortgage Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS; a Mortgage Identification Number (“MIN”) has been assigned by MERS to the related Mortgage; such MIN is accurately specified in the Asset Schedule; and the related assignment of such Mortgage to MERS has been duly and properly recorded.

(43)         Prepayment Premiums. The terms of any prepayment premium in connection with the full prepayment or certain partial prepayments of such Mortgage Loan that are contained in the related Mortgage Note or Mortgage (a) are permissible and enforceable under Applicable Law, (b) are applicable to prepayments resulting from both a refinancing and a sale of the related Mortgaged Property (c) do not provide for a waiver or release (i.e., “holidays”) during the term of such prepayment premium and (d) are “customary” within the meaning of Treasury Regulation 1.860G-1(b)(2).

(44)         No Facsimile Endorsements. No endorsements (or any allonge) to the related Mortgage Note or signature on any Assignment of Mortgage is evidenced by facsimile, Portable Document Format (.pdf) or other electronic means; the execution of such Mortgage Note and Assignment of Mortgage has been effected only by the signing party affixing its original signature thereto.

(45)         Sole Collateral. Except as otherwise disclosed to the Depositor and reflected in the Asset Schedule, the related Mortgage Note is not and has not been secured by any collateral other than the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in representation 11 above, and such collateral does not serve as security for any other obligation.

(46)         Interest Calculation. Interest on each Mortgage Loan is calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months or the actual number of days in the month.

(47)         Construction or Rehabilitation of Mortgaged Property. Except as reflected in the Asset Schedule, such Mortgage Loan was not made in connection with the construction or rehabilitation of any related Mortgaged Property or the construction is complete and a certificate of completion was obtained by the Seller.

(48)         Multiple-Property Mortgage Loans. Each Mortgage Loan that provides for a release of one or more Mortgaged Properties securing such Mortgage Loan requires a prepayment of the allocated loan amount resulting in a reduction of the adjusted issue price of the loan by an amount greater than or equal to an amount that is determined under the loan agreement and that equals or exceeds the product of (i) the adjusted issue price of the obligation at the time of the lien release, multiplied by (ii) a fraction equal to the fair market value at origination of the released interest, divided by the aggregate fair market value at origination of all of the interests in real property that secured the loan immediately before the lien release.

(49)         Mortgagor. With respect to each Mortgage Loan, unless otherwise indicated on the Asset Schedule, each borrower or guarantor is a natural person or other acceptable forms (e.g. land trust) and to the best of the related originator’s knowledge, at the time of origination, the borrower or guarantor was legally entitled to reside in the U.S. unless otherwise indicated on the Asset Schedule.

Schedule 1-A-11

(50)         Tax Treatment. No Mortgage Loan permits the release of a related mortgaged property (if secured by more than one mortgaged property) or the release of any portion of a mortgaged property from the lien of the related Mortgage Loan, including due to a partial condemnation, unless either: (x) such release (A)(i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code or (B) would comply with Section 1.860G-2(b)(3) of the Treasury Regulations including by extension pursuant to a qualified paydown transaction in compliance with IRS Revenue Procedure 2010-30 or (y) the mortgagee or servicer can condition such release on an opinion of tax counsel to the effect specified in the immediately preceding clause (x)(A) or (x)(B).

(51)         TILA Safe Harbor Qualified Mortgage. With respect to each Mortgage Loan identified on Exhibit 4 to this Mortgage Loan Sale Agreement, the related Asset File contains all necessary third-party records and other evidence and documentation to demonstrate such proof that the Mortgage Loan has a legal safe harbor of compliance with 12 C.F.R. § 1026.43(c) and the documentation capsule in the Asset File shall also include an evidentiary summary cover checklist that specifically confirms the Mortgage Loan is a “qualified mortgage,” and summarizes how each “qualified mortgage” requirement is met by the Mortgage Loan, which was certified by the applicable originator’s underwriter.

(52)         TILA Rebuttable Presumption Qualified Mortgage. With respect to each Mortgage Loan identified on Exhibit 5 to this Mortgage Loan Sale Agreement, the related Asset File contains all necessary third-party records and other evidence and documentation to demonstrate such proof that each such Mortgage Loan has a “Rebuttable Presumption” of compliance with 12 C.F.R. § 1026.43(c) and the documentation capsule in such Asset File shall also include an evidentiary summary cover checklist that specifically confirms the Mortgage Loan is a “qualified mortgage,” and summarizes how each “qualified mortgage” requirement is met by the Mortgage Loan, which was certified by the applicable originator’s underwriter.

(53)         Manufactured housing. Each manufactured housing property securing any Mortgage Loan in the pool consists of housing that: (a) has a minimum of 400 square feet of living space; (b) has a minimum width in excess of 102 inches; and (c) is of a kind customarily used at a fixed location.

(54)         UCC Financing Statement. With respect to each Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Loan, (i) each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation (“Co-op Stock”) and the lease with respect to a dwelling unit occupied by the mortgagor and relating to the Co-op Stock allocated to the related dwelling unit has been timely and properly made and (ii) a search for filings of financing statements has been made by a company competent to make the same, which company is qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found any liens against or security interest in the Co-op Stock relating to each Co-op Loan which would have priority over the applicable originator’s security interest in such Co-op Stock or otherwise materially and adversely affect the Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan).

Schedule 1-A-12

B.           Clauses (55) through (87) apply only to Scratch and Dent Mortgage Loans.

(55)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), no fraud or material error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place (i) on the part of the related originator, any correspondent or mortgage broker involved in the origination of such mortgage loan, the borrower or any appraiser, builder, developer or other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan or (ii) on the part of the Depositor, the Seller or any Servicer, with respect to their handling and conveyance of the Mortgage Loans prior to the Effective Date.

(56)         The information with respect to the Mortgage Loans set forth in the Asset Schedule is complete, true, and correct in all material respects.

(57)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), at the time of origination or the date of modification, each Mortgage Loan complied in all material respects with all the then-applicable federal, state and local laws, including (without limitation) truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending law and disclosure laws or such non-compliance was cured subsequent to origination, as permitted by applicable law. Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), the servicing of each Mortgage Loan prior to the Effective Date complied in all material respects with all the then-applicable federal, state and local laws. A breach of this representation is considered only when the noncompliance resulted in foreclosure or ultimate realization on the related mortgage note being precluded or where, upon foreclosure, specific costs could be attributed to noncompliance.

(58)         The Underlying Trust is (or, during the period in which it held and disposed of an interest in the Mortgage Loan or engaged in any activity with respect to the Mortgage Loan, was) duly licensed or approved and validly authorized under applicable law to originate, own, service, hold its interest in, or engage in activities with respect to such Mortgage Loan, or was exempt from such licensing or approval requirements.

(59)         All taxes; governmental assessments; insurance premiums; water, sewer, and municipal charges; leasehold payments; or ground rents that previously became due and owing have been paid by the borrower, or an escrow of funds from the borrower had/has been established in an amount sufficient to pay for every such item that remains unpaid and that had/has been assessed but is not yet due and payable.

Schedule 1-A-13

(60)         During the period the Seller owned the Mortgage Loans, the terms of the Mortgage Note and the Mortgage (or security agreement in the case of a cooperative Mortgage Loan) have not been impaired, waived, altered, or modified in any material respect, except by a written instrument that, if required by applicable law, has been recorded or is in the process of being recorded. The terms of any waiver, alteration, or modification are reflected in the Asset Schedule and have been approved by each insurer as required thereby. There is no default, breach, violation, or event of acceleration existing under the Mortgage Note and the Mortgage (or security agreement in the case of a cooperative Mortgage Loan); the Seller has not waived any default, breach, violation, or event of acceleration; and no foreclosure action is currently being threatened or has begun with respect to the Mortgage Loan.

(61)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), (A) Each related Mortgaged Property is insured by a fire and extended perils insurance policy, and is insured against such other hazards as are customary in the area where the Mortgaged Property is located, in an amount not less than the applicable hazard insurance coverage. (B) Each Mortgaged Property is insured by a flood insurance policy that meets the current guidelines of the Federal Insurance Administration and is not less than the applicable flood insurance coverage. (C) Each such insurance policy (i) is issued by a qualified insurer, (ii) is a valid and binding obligation of the insurer and is in full force and effect, (iii) contains a standard mortgagee clause naming the Seller, its successors, and its assigns as mortgagee, and (iv) may not be reduced, terminated, or canceled without 30 days' prior written notice to the mortgagee. No such notice has been received by Seller. (D) All premiums due and owing on such insurance policies have been paid. (E) The related Mortgage obligates the mortgagor to maintain all such insurance policies, and if the mortgagor fails to do so, authorizes the mortgagee to maintain such insurance at the mortgagor's cost and expense and to seek reimbursement from the mortgagor. (F) The Seller has not engaged in any act or omission that would impair the coverage of any such insurance policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either including, without limitation, the provision or receipt of any unlawful fee, commission, kickback, or other compensation or value of any kind.

(62)         The Seller has not received notice of any circumstance that would render any Mortgage Loan document and any other agreement executed by a mortgagor or Seller Party in connection with the Mortgage Loan unenforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(63)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), any primary mortgage insurance policy required with respect to the Mortgage Loan was issued by a qualified insurer and covers the related Mortgage Loan for as long as the Mortgage Loan is owned by the Underlying Trust. All provisions of such primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage Loan subject to a borrower-paid primary mortgage insurance policy obligates the mortgagor thereunder to maintain the primary mortgage insurance policy and to pay all premiums and charges in connection with the primary mortgage insurance policy up to the time it may be discontinued according to federal law or, in the case of a lender-paid primary mortgage insurance policy, the premiums and charges are included in the interest rate for the Mortgage Loan.

Schedule 1-A-14

(64)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), a customary lender’s title policy was issued at origination, and each policy is valid and remains in full force and effect. No claims have been made under such title insurance policy, and the Seller has not done, by act or omission, anything that would impair its coverage. The Seller has not provided or received any unlawful fee, commission, kickback, or other compensation or value of any kind in connection with the title insurance policy.

(65)         The Mortgage Note, the related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) and other agreements executed in connection therewith are genuine and each is the legal, valid and binding obligation of the maker thereof and contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the enforcement of the lien against the Mortgaged Property, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note and the related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) had legal capacity to execute the Mortgage Note and the related Mortgage (or security agreement in the case of a cooperative Mortgage Loan), and each Mortgage Note and related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) has been duly and properly executed by the mortgagor and delivered to the parties. There are no homestead exemptions that would prevent foreclosure of the Mortgaged Property.

(66)         The Underlying Trust is the sole owner and holder of the Mortgage Loan, and the Mortgage Loan is not assigned or pledged to any other person. The Underlying Trust has good, indefeasible, and marketable title to the Mortgage Loan, and the Seller has full right to transfer, sell, and assign the Mortgage Subsidiary Certificate or the REO Subsidiary Certificate to the Depositor. The sale of the Mortgage Subsidiary Certificate or the REO Subsidiary Certificate to the Depositor was in exchange for fair equivalent value, and the Seller was solvent both prior to and after the transfer and had sufficient capital to pay and was able to pay its debts as they would generally mature.

(67)         (A) The related Mortgage (or security agreement in the case of a cooperative Mortgage Loan) is a valid, subsisting and enforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law)) first lien on the Mortgaged Property, subject only to permitted encumbrances. (B) Other than with respect to a cooperative Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Depositor. (C) There are no mechanics’ or similar liens or claims that have been filed for work, labor, or material affecting the Mortgaged Property that are liens prior to, or equal to or coordinate with, the lien of the Mortgage (or security agreement in the case of a cooperative Mortgage Loan). With respect to any cooperative Mortgage Loan, the security agreement is a valid, subsisting and enforceable first priority security interest on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative corporation for unpaid assessments representing the mortgagor's pro rata share of the related residential cooperative corporation's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject, and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by such security agreement.

Schedule 1-A-15

(68)         The Seller has not received notice from the mortgagor, any governmental authority, or any other person of any noncompliance with any use or occupancy law, ordinance, regulation, standard, license, or certificate with respect to the Mortgaged Property.

(69)         Except as reflected on the Custodian’s exception report delivered on the Effective Date, the related Asset File contains each of the documents and instruments specified in the Custodial Agreement. The Mortgage Note, the Mortgage (or security agreement in the case of a cooperative Mortgage Loan), the assignment of mortgage, and any other Records required to be delivered under the Custodial Agreement have been delivered or, to the Seller’s knowledge, will be delivered to the Custodian. In the event the Mortgage is a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated, is named in the Mortgage and currently so serves, and no fees or expenses are or will become payable by the Custodian or the Depositor to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the mortgagor.

(70)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), there is no damage to any Mortgaged Property by waste, fire, hurricane, earthquake or earth movement, windstorm, flood, tornado or other casualty materially adversely affecting the value of such Mortgaged Property or the use for which the premises were intended except insofar as the value of such Mortgaged Property obtained for purposes of calculating the LTV for the related Mortgage Loan reflects such damage. The Seller is not aware of any proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property.

(71)         During the period the Seller owned the Mortgage Loans, no mortgagor has asserted any defense. The operation of the terms of the Records, or the exercise of any rights thereunder, will not render the Mortgage Loan unenforceable. Unless otherwise disclosed on the Asset Schedule, no mortgagor is currently subject to any federal or state bankruptcy or insolvency proceeding.

(72)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), (A) No portion of the loan proceeds is currently escrowed for the purpose of making monthly payments on behalf of the borrower, and (B), during the period in which the Seller owned the Mortgage Loans, no payments due and payable under the terms of the note and mortgage or deed of trust, except for Seller or builder concessions, have been paid by any other person (other than a guarantor) who was involved in, or benefited from, the sale of the Mortgaged Property or the origination, refinancing, sale, or servicing of the Mortgage Loan.

Schedule 1-A-16

(73)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), the proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds have been complied with, and all costs, fees, and expenses incurred in making, closing, or recording the Mortgage Loan have been paid, except recording fees with respect to mortgages not recorded as of the Effective Date.

(74)         The Mortgage (or security agreement in the case of a cooperative Mortgage Loan) contains an enforceable provision (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law)) for the acceleration of the payment of the outstanding principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(75)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent) and except with respect any Mortgage Loan that is delinquent as of the related Purchase Date, all payments required to be made up to the Due Date immediately preceding the related Purchase Date for such Mortgage Loan under the terms of the related Mortgage Note have been made.

(76)         Except as disclosed in the Asset Schedule, the Seller has not received notice that the mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding.

(77)         Unless otherwise indicated on the Asset Schedule, to the Seller’s knowledge, each mortgagor is a natural person or other acceptable form (e.g., land trust), and at the time of the origination of the Mortgage Loan, the related mortgagor was legally entitled to reside in the United States.

(78)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), (A) the Mortgaged Property consists of a fee simple estate in real property; (B) all of the improvements that are included for the purpose of determining the value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach on the Mortgaged Property (unless insured against under the related title insurance policy); and (C) the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances.

(79)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), each Mortgaged Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit (1-4) residential property, which may include, but is not limited to, a single-family dwelling, townhouse, rowhouse, condominium unit, mobile home (including both land with a mobile home and a mobile home as real estate), manufactured housing, unit in a planned unit development or, in the case of Mortgage Loans secured by co-operative shares, leases or occupancy agreements.

Schedule 1-A-17

(80)         To the extent that the Depositor has delivered or caused the delivery of a lost note affidavit to the Custodian in place of the Mortgage Note as identified on the Custodian’s exception report, either the Mortgage Note is no longer in existence or the Depositor shall deliver (or cause to be delivered) the original Mortgage Note to the Custodian if it is subsequently recovered by the Depositor.

(81)         (A) No Mortgage Note or Mortgage (or security agreement in the case of a cooperative Mortgage Loan) is subject to any right of rescission, set-off, counterclaim, or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or Mortgage (or security agreement in the case of a cooperative Mortgage Loan), or the exercise of any right thereunder, render the Mortgage Note or Mortgage (or security agreement in the case of a cooperative Mortgage Loan) unenforceable, in whole or in part, or subject it to any right of rescission, set-off, counterclaim, or defense, including the defense of usury; and (B) to the Seller’s knowledge, no valid right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(82)         With respect to any Mortgage Loan where an application for such Mortgage Loan was taken on or after January 10, 2014, and such Mortgage Loan is not an Investor Mortgage Loan, to the Seller’s knowledge, the originator made a reasonable and good faith determination that the mortgagor would have a reasonable ability to repay the Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR § 1026.43(c)(2).

(83)         Other than as set forth on the Custodian’s exception report delivered on or before the Effective Date, (A) all of the required Records have either (i) been delivered to the Custodian in accordance with the requirements of the Custodial Agreement or (ii) been delivered to a foreclosure attorney under a bailee arrangement by the related Servicer and (B) for each Mortgage Loan, all Records necessary to foreclose on the Mortgaged Property are included in the Asset File delivered to the Custodian.

(84)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), no action has been taken or failed to be taken, no event has occurred and no state or facts exists which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy or bankruptcy bond irrespective of the cause of such failure of coverage except the failure of the insurer to pay by reason of such insurer’s breach of the insurance policy or the insurer’s financial inability to pay.

(85)         Each Mortgage Loan with a written appraisal, as indicated on the Asset Schedule, contains a written appraisal prepared by an appraiser licensed or certified by the applicable governmental body in which the mortgaged property is located and in accordance with the requirements of Title XI of the Financial Institutions Reform Recovery and Enforcement Act of 1989. The appraisal was written in form and substance to customary Fannie Mae or Freddie Mac standards for mortgage loans of the same type as the mortgage loans and Uniform Standards of Professional Appraisal Practice standards, and satisfies applicable legal and regulatory requirements. The appraisal was made and signed prior to the final approval of the mortgage loan application. If the property valuation for a Mortgage Loan consisted of a broker’s price opinion, the opinion was provided by a licensed real estate broker. To the best of the Depositor’s knowledge, the person performing any property valuation (including an appraiser) received no benefit from, and such person’s compensation or flow of business from the loan originator was not affected by, the approval or disapproval of the Mortgage Loan.

Schedule 1-A-18

(86)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), with respect to each Mortgage Loan whose document type on the Asset Schedule indicates documented income, employment and/or assets, the related originator verified the borrower’s income, employment and/or assets in accordance with its written underwriting guidelines. With respect to each Mortgage Loan other than a Mortgage Loan for which the borrower documented his or her income by providing Form W-2 or tax returns, the related originator employed a process designed to test the reasonableness of the income used to approve the loan; this process may include obtaining IRS Form 4506 or 4506T or reviewing public and/or commercially available information.

(87)         Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), with respect to each Mortgage Loan subject to the ATR Rules, the related originator gave due consideration at the time of origination to factors, including but not limited to other real estate owned by the borrower, commuting distance to work and appraiser comments and notes, to evaluate whether the occupancy status of the property as represented by the borrower was reasonable.

For purposes of the representations set forth above, “the Seller has not received notice” refers to actual notice received by an authorized officer of the Seller, without further inquiry, which notice was received in connection with or following the Seller’s acquisition of the related Mortgage Loan subsequent to its origination.

With respect to any representation or warranty set forth above that is made based on the Seller’s knowledge, if it is discovered that the substance of such representation and warranty is inaccurate or incorrect resulting in a material breach, the Seller shall be required to cure or at its option repurchase the related Mortgage Loan notwithstanding the Seller’s lack of knowledge with respect to the inaccuracy or incorrect statement at the time the representation or warranty was made.

(C)          Clauses (88) through (103) apply only to Non-Performing Mortgage Loans.

(88)         Data. The information on the Mortgage Asset Schedule is true and correct in all material respects as of the related Purchase Date or such other date or dates on which the information is furnished as specified therein.

(89)         Fraud. No fraud or material misrepresentation with respect to such Mortgage Loan has taken place on the part of the Seller.

(90)         Regulatory Compliance. At the time of origination, or if modified, the date of modification, such Mortgage Loan complied in all material respects with all then-applicable federal, state, and local laws, including (without limitation) truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws, and disclosure laws or such noncompliance was cured subsequent to origination or modification, as permitted by applicable law, or the applicable statute of limitations for affirmative claims by the mortgagor has expired or to the Depositor’s knowledge, no such claims have been made by any mortgagor as of the related Purchase Date.

Schedule 1-A-19

(91)         Sole Owner; Good Title. The Underlying Trust is the sole and lawful owner and holder of the Mortgage Loans and has good and marketable title thereto, free and clear of all pledges, encumbrances, security interests and liens having priority over the lien of the related mortgage. The Seller is the sole and lawful owner and holder of the Mortgage Subsidiary Certificate or the REO Subsidiary Certificate, has the full right and authority to assign and transfer the Mortgage Subsidiary Certificate or the REO Subsidiary Certificate and has good and marketable title thereto, free and clear of all pledges, encumbrances, security interests and liens.

(92)         Validity; Enforceability. The related Mortgage Note and the related Mortgage are each the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (x) bankruptcy, insolvency, liquidation, receivership, moratorium or other similar laws affecting the enforcement of the rights of creditors; (y) with respect to any Mortgage Loan originated in violation of Section 50(a)(6) of the Texas Constitution, state compliance related claims made by the mortgagor; and (z) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. The Mortgage is a valid, existing and enforceable first or junior lien on the Mortgaged Property, free and clear of all adverse claims, liens and encumbrances having priority over the lien of the Mortgage, subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and either (x) specifically referred to in the lender’s title insurance policy, if any, delivered to the originator of the Mortgage Loan or (y) which do not adversely affect the appraised value of the Mortgaged Property, (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (iv) in the case of a junior lien Mortgage Loan, the related senior mortgage.

(93)         Original Terms Unmodified. To the Seller’s knowledge, the terms of the related Mortgage Note and related Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination, except as included in the related Asset File or reflected in the related Servicer’s servicing system. If such Mortgage Loan has been modified, the modified terms are reflected on the Mortgage Asset Schedule. For the avoidance of doubt, such waiver, alteration or modification may be evidenced in the related Asset File by notes, a memorandum or other instrument that is not executed by the applicable Mortgagor.

(94)         Rescission. To the Seller’s knowledge, no valid condition exists with respect to such Mortgage Loan which has been raised in an action by a mortgagor that gives rise to any right of rescission or will nullify the operation of any of the terms of the related Mortgage Note and/or the related Mortgage, or the exercise of any right thereunder, or render such Mortgage Note or Mortgage unenforceable, in whole or in part.

Schedule 1-A-20

(95)         No Satisfaction. To the Seller’s knowledge, other than in connection with the related Servicer’s loss mitigation strategy, the related Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part (other than as to any principal prepayments in full which may have been received prior to the Effective Date), and no Mortgaged Property has been released from the lien of the related Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release.

(96)         No Litigation. Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), the Seller’s knowledge, other than any claim or counterclaim arising out of any foreclosure or collection proceeding relating to such Mortgage Loan, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to such Mortgage Loan or the related Mortgaged Property.

(97)         Compliance with Applicable Law. Except with respect to those Mortgage Loans which have been expressly disclosed to Buyer on the Diligence Results Deficiencies (as approved by Buyer Agent), the Seller’s knowledge, all servicers have complied, in all material respects, with any and all requirements of any federal, state or local law applicable to the servicing of such Mortgage Loan.

(98)         No Defaults by Seller. There are no defaults by the Seller or, to the Seller’s knowledge, each Servicer or any prior originator or servicer in complying with the terms of the related Mortgage.

(99)         Georgia Fair Lending Act. No Mortgage Loan was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia, and subject to the requirements of the Georgia Fair Lending Act.

(100)      Patriot Act. To the Seller’s knowledge, any Mortgage Loan that was originated or acquired after October 26, 2001 complies with the applicable requirements of the USA Patriot Act in all material respects.

(101)      Deeds of Trust. In the event the related Mortgage constitutes a deed of trust, a trustee, duly qualified to serve as such, has been properly designated and currently so serves. No fees or expenses are or will become payable by the Seller to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor.

(102)      No Bankruptcy. As of the related Purchase Date no Mortgage Loan is subject to any pending bankruptcy or insolvency proceeding.

(103)      Non-HUD. To the Seller’s knowledge, no Mortgage Loan is subject to the Department of Housing and Urban Development’s Neighborhood Stabilizing Outcome program.

Schedule 1-A-21

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO REO PROPERTY

Seller makes the following representations and warranties to the Buyer, with respect to the REO Property owned by the REO Subsidiary, that as of the Purchase Price Increase Date for the acquisition of REO Property and as of the date of this Agreement and any Transaction hereunder relating to any REO Subsidiary Interests is outstanding and on each day while the Program Agreements and any Transaction hereunder is in full force and effect:

(a)           Asset File. All documents required to be delivered as part of the Asset File have been delivered to the related Custodian (or solely with respect to each REO Property that was a Mortgage Loan subject to a Transaction, will be delivered promptly after such REO Property is acquired by the REO Subsidiary) or held by an attorney in connection with a foreclosure pursuant to an Attorney Bailee Letter and all information contained in the related Asset File (or as otherwise provided to Buyer) in respect of such REO Property is accurate and complete in all material respects. The Deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located.

(b)          Ownership. The REO Subsidiary is the sole legal and beneficial owner and holder of the REO Property and has good and marketable title thereto, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to grant a security interest in each REO Property pursuant to this Agreement and to pledge and assign the same to Buyer. Seller and REO Subsidiary shall not cause, or permit the REO Subsidiary to cause title to any REO Property to be taken in the name of any person other than REO Subsidiary without the prior written consent of Buyer.

(c)          REO Property as Described. The information set forth in the Asset Schedule with respect to the REO Properties is true, complete and correct as of the date or dates on which the information is furnished as specified therein.

(d)          Taxes, Assessments and Other Charges. All taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or will be paid prior to becoming a lien on the related REO Property; except for any such charges for which Seller and/or Servicer have, after due consideration, made a determination not to pay for, in accordance with their current practice and which have been disclosed in writing to Buyer.

(e)          No Litigation. Other than any customary claim or counterclaim arising out of any foreclosure or collection proceeding relating to any REO Property that has been disclosed to Buyer in writing, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to Seller, the REO Subsidiary or any of their Subsidiaries with respect to the REO Property that would materially and adversely affect the value of the REO Property or REO Subsidiary’s, Seller’s or Buyer’s interest therein.

Schedule 1-B-1

(f)           Servicing. Upon and following the acquisition of the related REO Property by Mortgage Subsidiary or REO Subsidiary, the servicing and management practices used by Seller, each applicable Servicer and each applicable Interim Servicer with respect to such REO Property have been in all respects in compliance with Accepted Servicing Practices and have been in all respects legal and proper.

(g)          Hazard Insurance. All buildings or other customarily insured improvements upon the REO Property are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than 100% of the replacement cost of the improvements.

(h)          Flood Insurance. If the improvements on the REO Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards at the time of origination of the Mortgage Loan that resulted in the REO Property, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing commercially reasonable coverage.

(i)           Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the REO Property, which title insurance policy either insures the Mortgage Subsidiary or the REO Subsidiary as (i) as fee owner, if an owner’s title insurance policy, or (ii) as fee owner by virtue of it having succeeded to the interests of the borrower with respect to the insured mortgage loan, a lender’s title insurance policy, in an amount not less than the original principal amount of such REO Property. Such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no Relevant Party has done, by act or omission, anything which would impair the coverage of such title insurance policy.

(j)           No Damage. To the best of Seller’s and REO Subsidiary’s knowledge, the REO Property is undamaged by water, fire, earthquake, windstorm, flood, tornado, or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) which would be reasonably expected to have a material adverse effect on the value of the REO Property or REO Subsidiary’s, Seller’s or Buyer’s interest therein.

(k)          No Condemnation. To the best of Seller’s and the REO Subsidiary’s knowledge, there is no proceeding pending, or threatened, for the total or partial condemnation of the REO Property.

(l)           Environmental Matters. There is no pending or, to Seller’s, Mortgage Subsidiary’s or REO Subsidiary’s knowledge, threatened action or proceeding directly involving the REO Property in which compliance with any environmental law, rule or regulation is an issue or is secured by a secured lender’s environmental insurance policy, which will fully cover any such claim. To Seller’s knowledge, there does not exist on the related REO Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to such REO Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of such REO Property.

Schedule 1-B-2

(m)           No Mechanics’ Lien. Unless approved by Repo Agent, there are not mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the REO Property which are or may become liens against the REO Property.

Schedule 1-B-3

SCHEDULE 1-C

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SUBSIDIARY INTERESTS

Seller makes the following representations and warranties to the Buyer, with respect to the Subsidiary Interests subject to a Transaction, that as of the Purchase Date for the purchase of Subsidiary Interests subject to a Transaction by the Buyer from the Seller, as of each Purchase Price Increase Date, and as of the date of this Agreement and any Transaction hereunder relating to the Subsidiary Interests is outstanding and on each day while the Program Agreements and any Transaction hereunder is in full force and effect.

(a)             Asset File. All documents required to be delivered as part of the Asset File have been delivered to the related Custodian and all information contained in the related Asset File (or as otherwise provided to Buyer) in respect of such Subsidiary interest is accurate and complete in all material respects.

(b)            Subsidiary Interests. The Subsidiary Interests constitute all the issued and outstanding trust interests of all classes of the Mortgage Subsidiaries and all the issued and outstanding limited liability company interests of all classes of the REO Subsidiary and are, in each case, certificated.

(c)             Duly and Validly Issued. All of the trust certificates and limited liability company interests shares of the Subsidiary Interests have been duly and validly issued and are fully paid and nonassessable.

(d)            Subsidiary Interests as Securities. The Subsidiary Interests (a) constitute “securities” as defined in Section 8-102(a)(15) of the Uniform Commercial Code (b) are not dealt in or traded on securities exchanges or in securities markets, (c) do not constitute investment company securities (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) are not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).

(e)             Beneficial Owner Ownership. Immediately prior to the transfer and assignment of the Mortgage Subsidiary Interests and the REO Subsidiary Interest pursuant to this Agreement, the applicable Seller was the sole record and beneficial owner and holder of, and had good and marketable title to, the Mortgage Subsidiary Interests and REO Subsidiary Interest, as applicable, free of any and all Liens or options in favor of, or claims of, any other Person. Seller has not assigned or pledged the Mortgage Subsidiary Interests and REO Subsidiary Interest, as applicable, other than as contemplated pursuant to the Program Agreements.

(f)             Consents. All consents of majority in interest of the members of Mortgage Subsidiary and REO Subsidiary to the grant of the security interests provided herein to Buyer and to the Transactions provided for herein have been obtained and are in full force and effect.

Schedule 1-C-1

(g)            Conveyance; First Priority Lien. Upon delivery to the Buyer of the certificates evidencing the Subsidiary Interests (and assuming the continuing possession by the Buyer of such certificate in accordance with the requirements of applicable law) and the filing of financing statements covering the Subsidiary Interests in the State of Delaware and naming the Seller as debtor and the Buyer as secured party, Seller has conveyed and transferred to Buyer all of its right, title and interest to the Subsidiary Interests, including taking all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of all REO Subsidiary Interests as “securities” (as defined in Section 8-102(a)(15) of the Uniform Commercial Code) to Buyer. The Lien granted hereunder is a first priority Lien on the Subsidiary Interests.

(h)            No Waiver. Seller has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Mortgage Subsidiary Agreement or the REO Subsidiary Agreement.

Schedule 1-C-2

SCHEDULE 2

PROJECTED CASH FLOWS

Month	Pool 1%

Schedule 2-1

EXHIBIT A

FORM OF SELLER POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that RCRED Craftsman Administrator, LLC (in its capacities as seller under the Master Repurchase Agreement referenced below and administrator of RCRED Craftsman 2006 Trust, a Delaware statutory trust), (the “Seller”) hereby irrevocably constitutes and appoints Goldman Sachs Bank USA, as buyer and repo agent (“Buyer” and “Repo Agent”, respectively) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Repo Agent’s discretion:

(a)	in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer (including the Purchased Assets and the related Underlying Mortgage Loans and Underlying REO Properties) under the Master Repurchase Agreement, dated January 30, 2026 (as amended, restated or modified, the “Master Repurchase Agreement”), among Buyer, Repo Agent and Seller (the “Repurchase Assets”), and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Repo Agent for the purpose of collecting any and all such moneys due with respect to any Repurchase Assets or other assets whenever payable;

(b)	to pay or discharge taxes and liens levied or placed on or threatened against the Repurchase Assets;

(c)	(i) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Repo Agent or as Repo Agent shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Repo Agent may deem appropriate; (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Repo Agent’s option and Seller’s expense, at any time, and from time to time, all acts and things which Repo Agent deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s and Repo Agent’s Liens thereon and to effect the intent of the Master Repurchase Agreement, all as fully and effectively as Seller might do; and (viii) to enforce any and all repurchase and putback obligations under any agreement pursuant to which the related Repurchase Assets were acquired by Seller;

Exhibit A-1-1

(d)	for the purpose of carrying out the transfer of servicing with respect to the Repurchase Assets from Seller or its servicer to a successor servicer appointed by Repo Agent in its sole and absolute discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Repurchase Assets, transferring the servicing of the Repurchase Assets to a successor servicer appointed by Repo Agent in its sole and absolute discretion;

(e)	for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law;

(f)	for the purpose of transferring real estate owned property by execution and delivery of a deed;

(g)	in the name of Seller, or in its own name, or otherwise, to affix to any notes and documents representing any Repurchase Assets, the stock or bond powers (or equivalent transfer documents) delivered with respect thereto, and to transfer or cause the transfer of such Repurchase Assets, or any part thereof, on the books of Seller or Mortgage Subsidiary, as applicable, or other entity issuing such Repurchase Assets, to the name of Repo Agent or any nominee (for the benefit of Buyer and Repo Agent), and thereafter to exercise with respect to such Repurchase Assets, all the rights, powers, privileges and remedies of an owner; and

(h)	in the name of Seller, or in its own name, or otherwise, to vote as proxy any Repurchase Assets at a meeting, or to express consent or dissent to corporate, limited liability company, trust or other organizational action in writing without a meeting.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Repo Agent, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

This power of attorney shall be irrevocable as one coupled with an interest. The powers conferred on Buyer and Repo Agent hereunder are solely to protect Buyer’s and Repo Agent’s interests in the Repurchase Assets and shall not impose any duty upon either of them to exercise any such powers. Buyer and Repo Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Exhibit A-1-2

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

Exhibit A-1-3

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this ______ day of ____________, 2026

RCRED Craftsman Administrator, LLC, as Seller

By:
Name:
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ______ day of ____________, 2026_ before me, a Notary Public in and for said State, personally appeared ________________________________, known to me to be _____________________________________ of [_], the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

Exhibit A-1-1

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exhibit A-1-1

EXHIBIT A-2

FORM OF REO SUBSIDIARY POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that RCRED CRAFTSMAN PROPERTIES LLC (“REO Subsidiary”) hereby irrevocably constitutes and appoints GOLDMAN SACHS BANK USA, as buyer and repo agent (“Buyer” and “Repo Agent”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of REO Subsidiary and in the name of REO Subsidiary or in its own name, from time to time in Repo Agent’s discretion:

(a)	in the name of REO Subsidiary, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer (including the related Underlying Mortgage Loans and Underlying REO Properties) under the Master Repurchase Agreement (as amended, restated or modified, the “Master Repurchase Agreement”) dated January 30, 2026, among Buyer, Repo Agent and RCRED Craftsman Administrator, LLC as seller (“Seller”) and administrator (the “Repurchase Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Repo Agent for the purpose of collecting any and all such moneys due with respect to any Repurchase Assets or other assets whenever payable;

(b)	to pay or discharge taxes and liens levied or placed on or threatened against the Repurchase Assets;

(c)	(i) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Repo Agent or as Repo Agent shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (v) to defend any suit, action or proceeding brought against REO Subsidiary with respect to any Repurchase Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Repo Agent may deem appropriate; (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Repo Agent’s option and REO Subsidiary’s expense, at any time, and from time to time, all acts and things which Repo Agent deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s and Repo Agent’s Liens thereon and to effect the intent of the Master Repurchase Agreement, all as fully and effectively as REO Subsidiary might do; and (viii) to enforce any and all repurchase and putback obligations under any agreement pursuant to which the related Repurchase Assets were acquired by Seller;

Exhibit A-2-1

(d)	for the purpose of carrying out the transfer of servicing with respect to the Repurchase Assets from REO Subsidiary to a successor servicer appointed by Repo Agent in its sole and absolute discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, REO Subsidiary hereby gives Buyer the power and right, on behalf of REO Subsidiary, without assent by REO Subsidiary, to, in the name of REO Subsidiary or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Repurchase Assets, transferring the servicing of the Repurchase Assets to a successor servicer appointed by Buyer in its sole and absolute discretion;

(e)	for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law; and

(f)	for the purpose of transferring real estate owned property by execution and delivery of a deed.

REO Subsidiary hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

REO Subsidiary also authorizes Repo Agent, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

This power of attorney shall be irrevocable as one coupled with an interest. The powers conferred on Buyer and Repo Agent hereunder are solely to protect Buyer’s and Repo Agent’s interests in the Repurchase Assets and shall not impose any duty upon either of them to exercise any such powers. Buyer and Repo Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to REO Subsidiary for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Exhibit A-2-2

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, REO SUBSIDIARY HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

Exhibit A-2-3

IN WITNESS WHEREOF REO Subsidiary has caused this Power of Attorney to be executed and REO Subsidiary’s seal to be affixed this day of [       ], 2026

RCRED CRAFTSMAN REO, LLC, as REO Subsidiary

By:
Name:
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ____ day of _________, 20___ before me, a Notary Public in and for said State, personally appeared ________________ , known to me to be _______________ of [_], the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

Exhibit A-1-1

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exhibit A-2-2

EXHIBIT A-3

MORTGAGE SUBSIDIARY POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that RCRED CRAFTSMAN 2026 TRUST (“Mortgage Subsidiary”) under the Master Repurchase Agreement referenced below) hereby irrevocably constitutes and appoints GOLDMAN SACHS BANK USA, as buyer and repo agent (“Buyer” and “Repo Agent”, respectively) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Mortgage Subsidiary and in the name of Mortgage Subsidiary or in its own name, from time to time in Repo Agent’s discretion:

(a)	in the name of Mortgage Subsidiary, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer (including the related Underlying Mortgage Loans and Underlying REO Properties) under the Master Repurchase Agreement, dated January 30, 2026 (as amended, restated or modified, the “Master Repurchase Agreement”), among Buyer, Repo Agent, and RCRED Craftsman Administrator, LLC as seller and administrator (such assets, the “Repurchase Assets”), and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Repo Agent for the purpose of collecting any and all such moneys due with respect to any Repurchase Assets or other assets whenever payable;

(b)	to pay or discharge taxes and liens levied or placed on or threatened against the Repurchase Assets;

(c)	(i) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Repo Agent or as Repo Agent shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (v) to defend any suit, action or proceeding brought against Mortgage Subsidiary with respect to any Repurchase Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Repo Agent may deem appropriate; (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Repo Agent’s option and Mortgage Subsidiary’s expense, at any time, and from time to time, all acts and things which Repo Agent deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s and Repo Agent’s Liens thereon and to effect the intent of the Master Repurchase Agreement, all as fully and effectively as Mortgage Subsidiary might do; and (viii) to enforce any and all repurchase and putback obligations under any agreement pursuant to which the related Repurchase Assets were acquired by Mortgage Subsidiary;

Exhibit A-3-1

(d)	for the purpose of carrying out the transfer of servicing with respect to the Repurchase Assets from Mortgage Subsidiary or its servicer to a successor servicer appointed by Repo Agent in its sole and absolute discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Mortgage Subsidiary hereby gives Buyer the power and right, on behalf of Mortgage Subsidiary, without assent by Mortgage Subsidiary, to, in the name of Mortgage Subsidiary or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Repurchase Assets, transferring the servicing of the Repurchase Assets to a successor servicer appointed by Repo Agent in its sole and absolute discretion;

(e)	for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law;

(f)	for the purpose of transferring real estate owned property by execution and delivery of a deed;

(g)	in the name of Mortgage Subsidiary, or in its own name, or otherwise, to affix to any notes and documents representing any Repurchase Assets, the stock or bond powers (or equivalent transfer documents) delivered with respect thereto, and to transfer or cause the transfer of such Repurchase Assets, or any part thereof, on the books of Mortgage Subsidiary or Mortgage Subsidiary, as applicable, or other entity issuing such Repurchase Assets, to the name of Repo Agent or any nominee (for the benefit of Buyer and Repo Agent), and thereafter to exercise with respect to such Repurchase Assets, all the rights, powers, privileges and remedies of an owner; and

(h)	in the name of Mortgage Subsidiary, or in its own name, or otherwise, to vote as proxy any Repurchase Assets at a meeting, or to express consent or dissent to corporate, limited liability company, trust or other organizational action in writing without a meeting.

Mortgage Subsidiary hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Exhibit A-3-2

Mortgage Subsidiary also authorizes Repo Agent, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

This power of attorney shall be irrevocable as one coupled with an interest. The powers conferred on Buyer and Repo Agent hereunder are solely to protect Buyer’s and Repo Agent’s interests in the Repurchase Assets and shall not impose any duty upon either of them to exercise any such powers. Buyer and Repo Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgage Subsidiary for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, MORTGAGE SUBSIDIARY HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND MORTGAGE SUBSIDIARY ON ITS OWN BEHALF AND ON BEHALF OF MORTGAGE SUBSIDIARY’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

Exhibit A-3-3

rcred CRAFTSMAN TRUST
By: RCRED Craftsman Administrator, LLC,
as its Administrator

By:
Name:
Title:]

WITNESS my hand this ___ day of _________, 2026. STATE OF ____________ County of ____________.

This instrument was acknowledged, subscribed and sworn to before me this ____ day of _________, by ________.

Notary Public

My Commission Expires: ____

Notary Seal:

Exhibit A-3-4

EXHIBIT B

FORM OF SERVICER NOTICE

[__________], 202_1

[SERVICER]
[ADDRESS]

Re:	Master Repurchase Agreement, dated as of January 30, 2026 (the “Repurchase Agreement”), by and among RCRED Craftsman Administrator, LLC (“Seller”), and Goldman Sachs Bank USA (the “Buyer” and “Repo Agent”).

Ladies and Gentlemen:

[SERVICER], (the “Servicer”) is servicing certain mortgage loans for Mortgage Subsidiary and certain REO Properties for REO Subsidiary pursuant to that certain Servicing Agreement (the “Servicing Agreement”), dated as of January 30, 2026, among the Servicer, Seller, as Administrator (in such capacity, the “Administrator”), the Mortgage Subsidiary and the REO Subsidiary, the Servicer is hereby notified and acknowledges that the Mortgage Subsidiary or the REO Subsidiary, as applicable, is the “owner” of the Underlying Mortgage Loans and the REO Subsidiary is the “owner” of the Underlying REO Properties (each, as defined below) for purposes of the Servicing Agreement. The Servicer is hereby notified that, pursuant to the Repurchase Agreement, Seller has sold or pledged to Buyer, among other things, all of Seller’s (x) beneficial ownership interest in (i) certain mortgage loans (the “Underlying Mortgage Loans”) which are serviced by Servicer and (ii) certain REO Properties (the “Underlying REO Properties” and, together with the Underlying Mortgage Loans, the “Underlying Mortgage Assets”) being managed by the Servicer, (y) its rights under the Servicing Agreement and (z) its equity ownership interest in the Mortgage Subsidiary and the REO Subsidiary. For the avoidance of doubt, the Servicer hereby acknowledges that the Seller is the “owner” of all servicing rights in the Servicing Agreement (the “Servicing Rights”) related to such Underlying Mortgage Assets; provided that, in the event Servicer is deemed to be the “owner” of such Servicing Rights, the Servicer hereby grants, assigns and pledges to Buyer and Repo Agent a security interest in all of its right, title and interest in, to and under the related Servicing Rights (as defined in the Servicing Agreement).

1 The acknowledgment to be updated based on servicer and Mortgage Subsidiary.

Exhibit A-1-1

Section 1. Remittance of Collections; Notice of Default. (a) The Servicer shall segregate all Income and any other amounts collected on account of such Underlying Mortgage Loans and Underlying REO Properties, and remit such collections (it being expressly agreed and understood that the Servicer’s right to retain amounts shall be limited to amounts to which the Servicer is entitled solely with respect to the Underlying Mortgage Loans and Underlying REO Properties that are subject to the Repurchase Agreement, collectively, the “Funds”) (i) into the related [“Custodial Account”] (as defined in the Servicing Agreement), no later than two (2) business days after receipt thereof; or (ii) to the “Remittance Account” (as defined in the Repurchase Agreement), on the [tenth (10th)] business day of each month. Servicer agrees to comply with the timing of deposits set forth above. Further, each of the Seller, the Mortgage Subsidiary and the REO Subsidiary hereby grants to Buyer a security interest in and lien on the right, title and interest of the Seller, the Mortgage Subsidiary and the REO Subsidiary, as applicable, in and to the related Custodial Account referred to above to secure the Obligations (as defined in the Repurchase Agreement). one (1) Business Day prior to the Payment Date. Following receipt of notice of the occurrence of an Event of Default from Repo Agent, the Servicer shall follow the instructions of Repo Agent with respect to the Mortgage Loans and REO Properties and all Income in respect thereof, and shall deliver to Buyer and Repo Agent any information with respect to the Mortgage Loans and REO Properties reasonably requested by Repo Agent. Seller, Mortgage Subsidiary and REO Subsidiary hereby notify and instruct the Servicer and the Servicer is hereby authorized and instructed to remit any and all Funds with respect to the Underlying Mortgage Loans and/or Underlying REO Property to the following account which instructions are irrevocable without the prior written consent of Repo Agent:

[BANK]

ABA number: [                      ] Account number: [             ] Re:[    ]

Attention: [          ]

Servicer also acknowledges that, pursuant to the Repurchase Agreement, an Event of Default under the Repurchase Agreement will occur if the Servicer fails to deposit (i) into the “Servicer Custodial Account” (as defined in the Repurchase Agreement), no later than two (2) Business Days after receipt thereof, all Income (as defined in the Repurchase Agreement) received by Servicer in respect of the Underlying Mortgage Loans and Underlying REO Properties referenced in this notice; provided, however, on and after the Servicing Transfer Date (as defined in the Repurchase Agreement) any collections received in connection with any disposition of Underlying Mortgage Loans and Underlying REO Properties shall be deposited by Servicer directly into the into “Remittance Account” (as defined in the Repurchase Agreement) or (ii) into the “Servicer Custodial Account” (as defined in the Repurchase Agreement), on the Business Day prior to the Payment Date (which is the [ ]th calendar day of the month or, if such day is not a Business Day, the next succeeding Business Day), all Income received by the Servicer during the immediately preceding calendar month in respect of the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties referenced in this notice. Servicer agrees to comply with the timing of deposits set forth above.

Exhibit A-1-2

(b)       Following receipt by the Servicer of written notice of the occurrence of an Event of Default or the occurrence of any of the following, as determined by Repo Agent in its sole and absolute discretion: (i) any failure by the related Servicer to make any required servicing advance which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer or such Servicer otherwise obtains knowledge of such failure, (ii) any failure by the related Servicer to (a) service the Underlying Mortgage Loans and Underlying REO Properties in accordance with Accepted Servicing Practices or (b) duly observe or perform any of the covenants, obligations or agreements of such Servicer as set forth in the Servicing Agreement, which failure to perform specified in this clause (b), as determined by Repo Agent in its sole and absolute discretion, could reasonably be expected to result in a Material Adverse Effect, (iii) any failure by such Servicer to remit to the applicable Collection Account or the Remittance Account any amount required to be deposited therein pursuant to the terms of the related Servicing Agreement, (iv) any representation or warranty made by the Servicer in the Servicing Agreement shall prove to be untrue or incorrect, (v) any event of default under the Servicing Agreement (however so defined); (vi) any breach by the Servicer of this Servicer Notice; (vii) an Act of Insolvency with respect to the Servicer; (viii) either (A) the Servicer ceases to be a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or HUD suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of the Servicer as a HUD approved mortgagee pursuant to Section 203 of the National Housing Act, or (B) Fannie Mae and/or Freddie Mac suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of such Servicer as an approved servicer of Fannie Mae or Freddie Mac, respectively, for Mortgage Loans either currently being serviced or to be serviced by such Servicer, (ix) an Event of Default under the Repurchase Agreement, (x) any failure of such Servicer to perform any of its duties in any material respect under the applicable Servicing Agreement or this Servicer Notice (which for the avoidance of doubt includes the Servicer’s obligation to make protective servicing advances (a) with respect to any Underlying Mortgage Loan or Underlying REO Property if such failure could be reasonably expected to have a material adverse effect on the ability of the owner of such Purchased Asset to recover all or a portion of its interest with respect thereto, which such failure remains uncured for five (5) Business Days or (b) on a regular basis with respect to the Purchased Assets serviced by such Servicer); (xi) the Servicer’s servicing or credit rating shall have been downgraded one or more rating units by any rating agency; or (xii) any Servicer Change of Control with respect to the Servicer which has not been approved by Repo Agent in its sole and absolute discretion. (each a “Servicer Termination Event”), Repo Agent shall have the right to (a) redirect the Servicer to remit Funds in accordance with Repo Agent’s instructions, (b) Buyer shall accede to all of the rights of the Seller, the Mortgage Subsidiary and the REO Subsidiary under the Servicing Agreement and the Servicer shall recognize Buyer as the “Owner” of the Underlying Mortgage Loans and Underlying REO Properties for purposes of the Servicing Agreement, (c) subject to compliance with applicable law, rule, regulation and governmental authority guidance (collectively, “Applicable Law”), immediately terminate the Servicer’s right to service the Mortgage Loans and REO Properties without payment of any penalty or termination fee under the Servicing Agreement; it being understood that nothing herein shall limit any rights of payment or reimbursement or any claims that the Servicer is otherwise entitled to with respect to Seller, Mortgage Subsidiary or REO Subsidiary and (d) the Servicer shall follow only the instructions of Repo Agent with respect to the Underlying Mortgage Loans and Underlying REO Properties, and not those of any other Person. For purposes hereof, “Servicer Change of Control” means, with respect to (i) SN, any transaction or event as a result of which Security National Master Holding Company, LLC owns, directly or indirectly, less than 51% of the outstanding equity interests of SN, or (ii) Rushmore or any other Servicer, any transaction or event as a result of which the Person that owned, directly or indirectly, 51% or more of the outstanding equity interests of such Servicer at the time of approval thereof by Repo Agent owns less than 51% of the outstanding equity interests of such Servicer. Subject to compliance with Applicable Law, upon receipt of such notice of Event of Default or Servicer Termination Event, the Seller and the Servicer shall cooperate in transferring the applicable servicing of the Mortgage Loans and REO Properties to a successor servicer appointed by Buyer in its sole discretion. In addition, following receipt by the Servicer of written notice of the occurrence of an Event of Default, the Servicer shall deliver to Buyer and Repo Agent (1) within 90 days after December 31 of each calendar year, beginning with the calendar year in which such notice of Event of Default was delivered, Uniform Single Attestation Program (USAP) reports and any other reports which are prepared by the Servicer pursuant to Reg AB (as defined below) relating to the prior calendar year, (2) a certificate of a Responsible Officer of Servicer stating that Servicer is in compliance with all of its obligations under the Servicing Agreement, and (3) any other information with respect to the Purchased Assets, Underlying Mortgage Loans and Underlying REO Properties reasonably requested by Buyer. “Reg AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarifications and interpretations as have been provided by the U.S. Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33- 8518, 70 Fed. Reg. 1,506 - 1,631 (Jan. 7, 2005)) or by the staff of the U.S. Securities and Exchange Commission, or as may be provided by the U.S. Securities and Exchange Commission or its staff from time to time.

Exhibit A-1-3

(c)       Notwithstanding any contrary information which may be delivered to the Servicer by the Seller, the Servicer shall conclusively rely on any information or notice of an Event of Default or Servicer Termination Event delivered by Repo Agent, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or notice of Event of Default. For the avoidance of doubt, any termination of the Servicer’s rights to service by Buyer or Repo Agent as a result of a Servicer Termination Event or an Event of Default shall be deemed part of an exercise of Buyer’s rights to cause the liquidation, termination or acceleration of the Repurchase Agreement.

(d)       In addition to such other rights as may be available under this Servicer Notice and Applicable Law, for so long as the Underlying Mortgage Loans and Underlying REO Properties are subject to the Repurchase Agreement, the Repurchase Agreement is in effect or any Obligation (as defined in the Repurchase Agreement) remains outstanding, Buyer and Repo Agent shall each be an intended third-party beneficiary of the Servicing Agreement and this Servicer Notice, and the parties thereto shall not permit the amendment or modification of, the waiver of any event of default under, or the termination of the Servicing Agreement without Repo Agent’s prior written consent; provided that the parties may amend or modify (but the Seller shall not waive an event of default under, or terminate) the Servicing Agreement, so long as such amendment or modification shall not alter the Servicer’s remittance requirements, increase or add any fees due the Servicer, modify or remove any termination rights of the Seller, or otherwise amend or modify the Servicing Agreement to the extent that it would be adverse to Buyer or Repo Agent.

(e)       Concurrently with the delivery of any remittance report, or any other material notice or report relating to the Underlying Mortgage Loans and/or Underlying REO Properties, to the Seller, the Servicer shall also deliver a copy of such remittance or other material notice or report, as applicable, to Repo Agent.

(f)       Notwithstanding that each of Buyer and Repo Agent is a party to this Servicer Notice, the Servicer shall have no rights against Buyer or Repo Agent for obligations of Seller, the Mortgage Subsidiary or the REO Subsidiary hereunder or under the Servicing Agreement.

Exhibit A-1-4

(i)       The Servicer hereby acknowledges and agrees that (i) Servicer shall mark its records to reflect Buyer’s interest in the Underlying Mortgage Loans and Underlying REO Properties and (ii) Buyer and Repo Agent shall have the same rights as the Owner to examine the Servicer’s books and records (and other information), in each case pursuant to Section [  ] of the Servicing Agreement.

(j)       The Servicer hereby acknowledges and agrees that it shall not resign pursuant to Section [_] of the Servicing Agreement without the prior written consent of Repo Agent.

(k)       Notwithstanding anything contained in the Servicing Agreement to the contrary, without the prior written consent of Repo Agent, the Servicer shall not (i) select or employ any sub-servicer (excluding any vendor) or successor servicer with respect to the Underlying Mortgage Loans and/or Underlying REO Properties, or (ii) appoint any Master Servicer with respect to the Underlying Mortgage Loans and/or Underlying REO Properties pursuant to Section [_] of the Servicing Agreement.

Section 2. MERS. With respect to those Underlying Mortgage Loans that are registered on the Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto (“MERS”) system, Seller and Buyer desire that such Underlying Mortgage Loans continue to be registered on the MERS system (such Mortgage Loans, the “MERS Loans”) during the term of the Repurchase Agreement. Seller, the Mortgage Subsidiary, the Servicer and Buyer hereby acknowledge and agree, and the Seller and the Mortgage Subsidiary hereby appoint, the Servicer as their nominee on the MERS system and the Servicer hereby accepts such appointment. Following receipt by the Servicer of written notice of the occurrence of an Event of Default or a Servicer Termination Event, the Servicer agrees to take direction from Repo Agent with respect to the MERS Loans. Prior to such time, the Servicer shall take direction from the Seller and Mortgage Subsidiaries with respect to such MERS Loans.

Section 3. Counterparts. This Servicer Notice may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Servicer Notice by signing any such counterpart. Counterparts may be delivered electronically.

Section 4. Entire Agreement. This Servicer Notice and the other Program Agreements embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto other than Seller.

Section 5. Governing Law; Jurisdiction; Waiver of Trial by Jury. (a) THIS SERVICER NOTICE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

Exhibit A-1-5

(b)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)       SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SERVICER NOTICE AND/OR ANY OTHER PROGRAM AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)       AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THE REPURCHASE AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(c)       EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERVICER NOTICE, ANY OTHER PROGRAM AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses:

Goldman Sachs Bank USA
2001 Ross Ave Suite 2800
Dallas, TX 75201
Attention: Warehouse Lending
Telephone: (212) 902-1000
Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com

Exhibit A-1-6

With a copy to:

Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Warehouse Lending
Telephone: (212) 902-1000
Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com

[signature page follows]

Exhibit A-1-7

Very truly yours,

RCRED CRAFTSMAN ADMINISTRATOR, LLC
as Seller and as Administrator

By:
Name:
Title:

RCRED CRAFTSMAN 2026 TRUST

By:
Name:
Title:

RCRED CRAFTSMAN REO, LLC

By:
Name:
Title:

Exhibit A-1-1

ACKNOWLEDGED AND AGREED:

[SERVICER],

as Servicer

By:
Name:
Title:

Goldman Sachs Bank USA,

as Buyer and Repo Agent

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

PROHIBITED TRANSFEREES

Pretium Partners
Lone Star (including Hudson Advisors)
Angelo Gordon
Athene
NRZ
MFA
Carrington Capital Management
Bayview Asset Management

Exhibit C-1

EXHIBIT D

ASSET ACTIVITY REPORT

[PROVIDED UNDER SEPARATE COVER]

Exhibit D-1

EXHIBIT E

CONFIRMATION
GOLDMAN SACHS BANK USA

Ladies and Gentlemen:

Goldman Sachs Bank USA is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of Section 10.b.) to enter into the Transaction pursuant to which Goldman Sachs Bank USA shall purchase your interest in the Mortgage Loans identified in Schedule 1 attached hereto, pursuant to the Master Repurchase Agreement between Goldman Sachs Bank USA (the “Buyer” and “Repo Agent”), RCRED Craftsman Administrator, LLC, a Delaware limited liability company, as the seller (in such capacity, “Seller”), and as the administrator (in such capacity, the “Administrator”), dated as of January 30, 2026 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”; capitalized terms used herein without definition have the meanings given in the Agreement), as follows below:

Seller:	RCRED Craftsman Administrator, LLC
[Purchase Date]	[__________], [______]
[Purchase Price Increase Date]:	[__________], [______]
Mortgage Loan(s):	As identified on attached Annex 1
Pool Number:	[__]
[Total Balance of Mortgage Loans(s):]	[$__________]
Repurchase Date:	[__________],[_______]
[Purchase Price]:	[$__________]
Applicable Spread:	[ ]%
Purchase Price Percentage:	[ ]%[2]
Maximum Aggregate Purchase Price	$400,000,000 or 5x Capital Commitments
Projected Cash Flows Schedule:	As set forth on Annex 2
Wire Instructions:	Bank: Account Name: Account #: SWIFT #:

2 Note to form: Buyer may, in its sole and absolute discretion, agree to an otherwise higher Purchase Price Percentage if any related hedge is pledged to Buyer as collateral.

Exhibit A-1-1

[Additional information as reasonably required by Repo Agent]

Name and address for communications:	Buyer:	Goldman Sachs Bank USA
2001 Ross Avenue
Suite 2800
Dallas, Texas  75201
Attention:  Warehouse Lending
Telephone:  (212) 902-1000
Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com with a copy to:
Goldman Sachs Bank USA
200 West Street
New York, New York  10282
Attention:  Warehouse Lending
Telephone:  (212) 902-1000
Group E-Mail: gs-warehouselending@gs.com, gs-warehouse-am@gs.com, gs-asset-financing-desk@gs.com and gs-resi-finance@gs.com
Seller and Administrator:	RCRED Craftsman Administrator, LLC 7114 E. Stetson Dr., Suite 250 Scottsdale, Arizona 85251 Attn: Jim Barrons, Senior Counsel Telephone: (602) 802-8305 Fax: (480) 773-7588 Email: jbarrons@balbec.com]

Exhibit A-1-2

Seller hereby certifies that the representations and warranties made by Seller in the Agreement are true and correct as of the Purchase Date for such Transaction (in each case except such representations which by their terms speak as of a specified date) and subject to any exceptions disclosed to Repo Agent in the Document Inventory Report delivered to Repo Agent on or prior to date hereof.

[SIGNATURES ON THE NEXT PAGE]

Exhibit A-1-3

GOLDMAN SACHS BANK USA

By:
Name:
Title:

Exhibit A-1-1

AGREED AND ACKNOWLEDGED:

RCRED CRAFSTMAN Administrator, LLC, as Seller and Administrator

By:
Name:
Title:

Exhibit A-1-1

ANNEX 1

MORTGAGE LOANS

Exhibit E-2

ANNEX 2

PROJECTED CASH FLOWS SCHEDULE

Exhibit E-3

EXHIBIT F

BENCHMARK REPLACEMENT PROCEDURES

1.          Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Program Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder, or under any Program Agreement, in respect of all determinations of the Benchmark at any time following 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Repo Agent to the other parties without any amendment to this Agreement or further action or consent of any other party.

2.          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Repo Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party.

3.          Notices; Standards for Decisions and Determinations. The Repo Agent will promptly notify the parties of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Repo Agent pursuant to this Exhibit F, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party.

4.          Certain Defined Terms. The following terms have the definitions given to them below.

“Benchmark Replacement” means, for any Accrual Period, the sum of: (a) the alternate benchmark rate that has been selected by the Repo Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, for any Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Repo Agent for the applicable Corresponding Tenor in its sole and absolute discretion.

Exhibit F-1

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Repo Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Repo Agent in a manner substantially consistent with market practice (or, if the Repo Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Repo Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Repo Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

Exhibit F-2

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the Applicable Tenor for the applicable accrual period with respect to the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means the time determined by the Repo Agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Exhibit F-3